

ANNUAL REPORT **2015**

brf

SUMMARY

INTRODUCTION 4
OUR GLOBAL VALUE CHAIN 6
MAIN INDICATORS 8
MESSAGE FROM THE MANAGEMENT 12

WHO WE ARE 16

CORPORATE GOVERNANCE 23
ETHICAL BEHAVIOR 34

OUR STRATEGY 36

BUSINESS MODEL 44
SUSTAINABILITY MANAGEMENT 46
RISKS AND FUTURE OPPORTUNITIES 50

RESULTS 57

FINANCIAL AND BUILT CAPITAL 59
INTELLECTUAL CAPITAL 79
HUMAN CAPITAL 86
SOCIAL CAPITAL 97
NATURAL CAPITAL 116

THE REPORT 127

GRI CONTENT INDEX 129
ATTACHMENTS 142
CORPORATE INFORMATION 154

INTRODUCTION

You have in hands the complete version of the 2015 *Annual Report* for BRF, a global food company with operations in over 120 countries.

The purpose of this document is to provide to all company stakeholders a broad and comprehensive vision of our performance, considering economic, social, environmental, and governance aspects.

Once again, we adopted the guidelines of the Global Reporting Initiative (GRI) for the preparation of this report. Additionally, we followed the guidelines of the International Integrated Reporting Council (IIRC). BRF takes part in its Brazilian committee, which attests to our effort to integrate the communication of results of financial and nonfinancial aspects associated with our activities.



Infographic

Our Global Value Chain

From purchasing grains and raw materials to end consumers, ***see the phases*** *of our production model*

CONSUMERS

Through a ramified model with strong brands, a solid distribution chain, and production close to strategic markets, BRF is present in over 120 countries.

GRAINS

BRF buys inputs such as soybeans, corn, and oil from rural producers, grain dealers, cooperatives, or traders. These inputs are essential for the production of animal feed.

ANIMAL FEED FACTORY

At these units, the Company produces the animal feed that will supply its poultry and pig farms as well as its integrated producers.

RETAILERS

Finished products are delivered to supermarket chains, small- and medium-sized retail (warehouses, grocery stores), and companies and restaurants (food service), as well as wholesalers. Quality, excellence in service, and presence at points-of-sale throughout the country are BRF's priority.

INTERNATIONAL OPERATIONS

BRF is an international company with its headquarters in Brazil. The Company serves its global consumers and clients in different ways: with final products, selling protein to distributors and partners, or producing directly at our factories in foreign countries.



4,000 grain, meal, and oil suppliers
Animal feed transport
100% of BRF's integrated producers undergo sustainability assessments
Hatchery
There are no hormones or cloned animals in the pork or poultry chains
• Breeder
• Eggs
• Piglets
• Hatcheries
• Poultry
• Pork
Animal transport
Supermarket
Consumers at the center of decision making
Over 50% of BRF's results come from global businesses
Product transport
100% of transporters from the primary operation are trained in health, safety, and environmental issues
Packaged food

SLAUGHTER AND INDUSTRIALIZATION

After the humane slaughter, animal protein is processed in our plants in Brazil (35) and abroad (13). This step also involves production of other foods, such as margarine, cheeses and desserts.

FARMS AND INTEGRATION

Our farms and hatcheries follow recommendation of the European Food Safety Authority (EFSA), World Animal Protection, and others. The Company also has more than 16,000 integrated producers that follow our guidelines and must meet all requirements for safety, quality, environment, human rights, animal welfare, etc.
BRF's pigs and poultry must express their natural behavior and be free from hunger, thirst, fear, stress, pain, injury and illness.

DISTRIBUTION CENTER

BRF has an extensive network of DCs (20 in Brazil and 20 abroad), as well as over 1,200 logistics partners that transport products from plants to clients, DCs, or export centers.

BRF 2015 ANNUAL REPORT

MAIN INDICATORS

GRI G4-9

Amounts in R$ million	2011	2012	2013	2014	2015
Net revenue	23,167	25,975	27,787	29,007	32,197
Brazil	12,756	13,979	14,371	15,424	16,038
International	10,411	11,996	13,416	13,582	16,159
Gross profit	6,112	5,902	6,910	8,509	10,089
Gross margin (%)	26.4%	22.7%	24.9%	29.3%	31.3%
Operating profit	2,026	1,360	1,896	3,478	4,228
Operating margin (%)	8.7%	5.2%	6.8%	12.0%	13.1%
EBITDA – continued operations	2,914	2,295	3,009	4,709	5,525
EBITDA margin – continued operations (%)	12.6%	8.8%	10.8%	16.2%	17.2%
EBITDA[1]	2,914	2,283	3,131	4,897	5,735
EBITDA margin (%)	11.3%	8.0%	10.3%	16.9%	17.2%
Net profit – continued operations	1,386	797	1,015	2,135	2,928
Net margin – continued operations (%)	6.0%	3.1%	3.7%	7.4%	9.1%
Net profit (loss) – discontinued operations	-18	-27	47	90	183
Net profit[2]	1,367	770	1,062	2,225	3,111
Net margin (%)	5.9%	3.0%	3.8%	7.0%	9.3%
Market cap	31,776	36,810	42,969	55,350	48,335
Total assets	29,983	30,765	32,375	36,104	40,388
Shareholders' equity	14,110	14,589	14,696	15,690	13,836
Net debt	5,408	7,018	6,784	5,032	7,337
Net debt/EBITDA	1.86	3.07	2.17	1.24	1.28
Earnings per Share – R$	1.59	0.92	1.17	2.46	3.85
No. of Shares	872,473,246	872,473,246	872,473,246	872,473,246	872,473,246
No. of treasury shares	3,019,442	2,399,335	1,785,507	1,785,507	62,501,001

1. Includes R$ 209 million in 2015, mainly due to disposal of dairy operations.
2. Includes R$ 183 million in 2015, mainly due to disposal of dairy operations.

NET REVENUE
Continued operations (R$ million)
CAGR* = 10%


46%
54%
48%
58%
44%
56%
59%
41%
45%
55%
44%
56%
46%
54%
48%
52%
47%
53%
50%
50%
R$ 5,210
R$ 6,633
R$ 11,393
R$ 20,937
R$ 20,370
R$ 23,167
R$ 25,975
R$ 27,786
R$ 29,007
R$ 32,197
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
BRAZIL
INTERNATIONAL
TOTAL

SALES[1]
Continued operations (Thousand tons)
CAGR* = 0%


52%
48%
54%
46%
54%
46%
51%
49%
50%
50%
49%
51%
52%
48%
55%
45%
48%
52%
47%
53%
1,350
1,537
2,020
4,281
4,589
4,641
4,808
4,587
4,725
4,515
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
BRAZIL
INTERNATIONAL
TOTAL

1. Includes meat and other processed foods.

REVENUE BY REGION
(%)


15,424
16,038
3,093
3,640
5,710
7,097
3,073
3,290
1,707
2,132
2014
2015
2014
2015
2014
2015
2014
2015
2014
2015
BRAZIL
EUROPE
MIDDLE EAST & AFRICA
ASIA
LATAM

** CAGR is calculated considering the years of 2010-2015, after the Sadia/Perdigão merger.*

SHAREHOLDERS' EQUITY[1]
R$ million
CAGR* = 0%


2,105
3,226
4,111
12,996
13,637
14,110
14,589
14,696
15,690
13,836
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

1. Includes continued and discontinued operations. Restated pursuant to rules of CPC 33 standard.

NET INCOME
R$ million
CAGR* = 29%


94
292
-25
140
815
1,386
797
1,015
2,135
2,928
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

OPERATING INCOME
R$ million
CAGR* = 23%


162
475
602
-60
1,499
2,026
1,360
1,896
3,478
4,228
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

DIVIDENDS AND INTEREST ON CAPITAL
R$ million
CAGR* = 30%


30% 35
31% 100
41% 76
40% 100
33% 263
40% 632
39% 275
68% 724
39% 824
34% 991
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
REMUNERATION OF SHAREHOLDERS
NET INCOME [1]

1. History of net profit from 2005 to 2013 considers the results of the dairy division. As of 2014, only continued operations were considered.
** CAGR is calculated considering the years of 2010-2015, after the merger of Sadia and Perdigão*

NUMBER OF EMPLOYEES[1]
CAGR* = -1%


39,048
44,752
59,008
113,912
113,614
118,859
113,560
109,426
104,400
105,733
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

1. Considers indefinite-term employees and employees abroad.

PRODUCTION OF MEAT[1]
Thousand tons
CAGR* = -1%


1,331
1,483
2,039
3,767
3,992
4,250
4,269
4,089
3,825
3,864
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

1. The volume of meat reported in 2013 was modified given a correction in production volume in Argentina.

ENVIRONMENTAL INVESTMENTS
R$ million
CAGR* = 24%


212,00
208,39
324,66
2013
2014
2015

** CAGR is calculated considering the years of 2010-2015, after the merger of Sadia and Perdigão*

MESSAGE FROM MANAGEMENT

In the last two years, BRF has strengthened its position as a profitable and admired company, with solid brands and worldwide operations, consolidating itself as a multinational company with the image and strength of Brazil.

In 2015, even amidst an unstable scenario and in an increasingly competitive environment for the food industry, we are proud of having accomplished major changes that set the foundation of our global operating model.

Throughout the last two years, we have effectively built a new company and a new culture, in which our eagerness for performance and the owner's passion, essential attributes for our Company and our people, symbolize the beneficial results not only for the Company, but also for each of its partners, such as consumers, investors, customers, communities, integrated producers and other audiences.

Grounded on our strategic plan, we created solid bases for the development of our operating results: we expanded our international presence, focusing on key markets; we advanced in our strategy of partnerships and acquisitions, aiming to achieve perfection in retail; we ensured growth of our Return on Invested Capital (ROIC) and revenues; we generated innovation adjusted to the various markets where we operate; we unified our organizational environment through the consolidation of the VIVA BRF, a movement that translates our spirit and our way of doing things, prioritizing the Company's main asset and our reason to exist and to grow: our people.

If we could summarize our business into three encompassing pillars, we would highlight brand, production, and distribution. The first, we considered the solid reputation of Sadia, Perdigão, Qualy, Paty and Vieníssima, among others in Brazil and abroad, investing to become admired for what we deliver to consumers. The second, we embrace the challenge to diversify our production in different regions, through local and efficient operations. The distribution pillar involves one of our greatest challenges: having an agile, robust and flexible production chain, that works with us, from end to end, focusing on the Company's service level and satisfaction of our customers – and these are points in which we have significantly evolved in recent years. Through these three pillars, we managed to make out what BRF sees in its future: a company with a global capacity, solid reputation, and efficiency in delivery and results.

It was through our work in these three fronts that we achieved positive results in Brazil and worldwide, with a consolidated net revenue of R$ 32 billion, in addition to R$ 2.928 billion in net income, R$ 3.4 billion in cash generation, and R$ 5.525 billion in EBITDA. Despite the pressure from a scenario of economic downturn in Brazil and unfavorable exchange variation, we maintained the sales growth in our country and exceeded our expectations in international markets, attesting to the competitive advantage of our business model. Additionally, we launched new products and renovated our portfolio.

In Brazil, there were two major highlights, the return to the market of two important categories for Perdigão (ham and cold cuts), in addition to holiday season products, after observing the schedule set forth by the Administrative Council for Economic Defense (CADE). Known and admired by Brazilian consumers, the brand is one of our bets to diversify sales and expand our presence in the retail market. Once again back to 80% of the segment of processed foods, Perdigão received investments for a solid return through marketing, promotion and communication initiatives. Furthermore, we invested in decentralized management in Brazil, with regional units empowered to make strategic business and sales decisions, and plan future growth, with support and supervision from the executive management.

For the other markets, the movement for decentralization of management through the creation of a General Managers structure for Brazil, Latin America (Latam), Europe/Eurasia, Asia and the Middle East/Africa (MEA), was also a highlight. Drivers such as consumer orientation, local production, and truly global brands – especially Sadia – generated positive results: in the Middle East, for example, where we inaugurated our plant in Abu Dhabi in 2014, we recorded production and sales above plan and advanced the project to expand capacity from 70,000 to 100,000 tons/year, in order to enhance supply of the markets in the region. We also announced more strategic acquisitions of distributors as part of our movement to internalize our value chain, generating gains in margin and more reliability in delivery.

In Latin America it was no different: we acquired consolidated brands in Argentina, among them: Paty, synonymous with hamburgers, a market where we developed a strong go-to-market effort; Vieníssima, after its acquisition, BRF consolidated its leading market position in franks; Dánica, which dominates the market for margarines; and the Company further consolidated its position in the Argentine market through the acquisition of Manty and Delícia. Also in Argentina, the Company increased productivity of the plants in that country, as part of our project to redesign our manufacturing footprint – which seeks to bring together production and more attractive

The highlight in the Brazilian market was the return of Perdigão, in more than 80% of the categories in the processed food segment.

consumer markets, in addition to the acquisition of production units (plants, slaughterhouses, farms), in the areas of pork and cold cuts, reinforcing our structure of local assets. In other regions, such as Africa and Asia, we maintained a keen eye in searching for partnerships, aiming to narrow the relationship with local consumers, in order to understand their needs and establish a closer bond.

Towards the end of the year, we announced a series of acquisitions, among which Golden Foods Siam, in Thailand, in line with our strategy to be agile locally and to dominate the sales channels.


Sadia
Carne Suína

We are aware of our role and of the opportunity to turn social and environmental responsibility into a legitimate mechanism to create value.

This demonstrates our interest in becoming not simply a Brazilian company with a global presence, but rather a global company with headquarters in Brazil. None of these results, however, would make sense if they were exclusively geared toward financial deliverables. It is for this reason that we carefully monitor risks and opportunities of our business, with attentive management of legal, social and environmental, and economic aspects that could affect our future.

Sustainability is a multifaceted concept and a path of no return for companies the size of ours and the magnitude of our impacts, both favorable and adverse. Aware of our role and the opportunity of turning our social and environmental accountability into a legitimate mechanism of value generation, we kept our focus on management of material topics for the Company, continuously communicating these topics to our stakeholders, including through this report.

Throughout the year, we proceeded with investments to adhere to best international practices in animal welfare – an area in which we insist in always being in the forefront – systematizing our Supply Chain Monitoring Program. We also contributed towards continuous improvement in the quality of life of communities through initiatives of the BRF Institute.

We closely monitored topics such as climate change, energy, and water – which, as we have seen in Brazil for the past two years, have direct and urgent implications in corporate activities and in society. We invested in a proprietary methodology to measure the water risk to our operations, and at the same time managed to improve some of our indicators, such as the rational use of natural resources.

Another point we have stressed in our discourse and in our daily practices concerns ethics. Committed to conducting ethical and fair businesses that express our values in all our relationships and activities at BRF, we revised our code of conduct – now called BRF Transparency Manual. Additionally, we launched the Transparency Channel in Brazil, and in 2016, we will escalate this structure to an additional 19 countries where we operate.

All these efforts reinforce our inclusion, for the 11th consecutive year, in the Corporate Sustainability Index (ISE) of BM&FBOVESPA, as well as our participation for the fourth consecutive year in the Dow Jones Sustainability Index – Emerging Markets (DJSI) – confirming the connection between the social and environmental practices, our reputation in the market, and the performance of our business. Additionally, we carried out the first issue of green bonds – obtaining resources for social environmental investments, through an unprecedented financial operation in our country – and reaffirmed our commitment to sustainable development as signatories of the Global Compact, with actions grounded on its principles, and reported through this document.

Once again, we would like to invite you to learn a little about our history and understand how BRF delivered results throughout 2015. In this report, we sought to demonstrate how we generate value to the Company and to our stakeholders, based on the belief that transparency with our stakeholders is more than a corporate duty, it is a sign of respect and invitation to debate. We would also like to thank all our audiences, especially our employees, for the positive delivery of results we experienced throughout this year.

Enjoy your reading! GRI G4-1, G4-2

Abilio Diniz
Chairman of the Board of Directors

Pedro Faria
Global CEO

WHO WE ARE


PEITO DE PERU
brf

Operating in over 120 countries and present in 95% of Brazilian households makes BRF one of the most important food companies in the world.

BRF 2015 ANNUAL REPORT

Sadia, Perdigão, Qualy, Chester, Dánica, Vieníssima, Perdix, and Paty are the main brands in Brazil and abroad.

BRF S.A. is a food company with headquarters in Brazil, ranking third worldwide in the slaughter of poultry, according to Watt Global Media. Our products can be found in 95% of Brazilian households, we deliver innovative and high convenience products for global consumers, including ham products, franks and cold cuts, and lines such as Assa Fácil, Meu Menu, Hot Pocket, and Nuggets Sadia, amont others. GRI G4-3, G4-4

Among our consolidated brands in Brazil and abroad are Sadia, Perdigão, Qualy, Chester, Dánica, Perdix, Paty and Vieníssima. GRI G4-9

In recent years, we have geared our strategy towards the internationalization of the Company, which today supplies to Europe and Eurasia, Latin America, Middle East and Africa, and Asia. To this end, we grounded our growth on the Sadia brand as our main global brand, and on four key categories: value added poultry & pork cuts; cold cuts; breaded foods; and ready-to-eat meals. GRI G4-8

The Company operates 35 plants and relies on more than 20 logistics centers in Brazil; in 2015, the construction of the 36th industrial plant in Brazil was announced, in Seropédica (RJ), with investments of R$ 180 million. Abroad, there are 13 industrial units, including the one in Abu Dhabi, in the United Arab Emirates, inaugurated in 2014. GRI G4-6

In aggregate, we employ 105,733 people, with over 97,000 direct job positions more than 8,000 indirect jobs, and maintain a value chain with more than 16,000 integrated agricultural producers and 21,000 logistics suppliers of raw materials, grains, meal, and oils. GRI G4-9

In 2015, our Net Operating Revenue (NOR) increased by 11% reaching R$ 32 billion, with net income of R$ 3 billion. This performance is in line with the international expansion and reflects several improvements in cost, efficiency and distribution.

In addition to maintaining a structured innovation cycle for the various markets, with over 300 innovations and renovations in the year, we advanced our strategies for partnerships and acquisitions, with 11 initiatives of this nature in the past two years (*read more on page 42*). These measures correspond to the objective of consolidating an efficient end-to-end business model, in line with the needs of consumers and a global supply and delivery capacity.

With shares traded in the stock exchange for more than 30 years, the Company has completed one decade participating in BM&FBOVESPA's Novo Mercado – the most demanding segment in the Brazilian market – with a market cap of approximately R$ 44 billion, and integrates the Corporate Sustainability Index (ISE). Abroad, our shares are traded in the New York Stock Exchange (NYSE – ADR level III) and we participate in the Dow Jones Sustainability Index – Emerging Markets (DJSI). GRI G4-7

BRF ATTRIBUTES GRI G4-56

THE COMPANY'S WAY OF BEING AND DOING BUSINESS

- OWNER'S PASSION
- INSPIRED BY CONSUMERS
- HEALTHY LIFE
- DOING TOGETHER
- EAGER FOR PERFORMANCE
- APPETITE FOR MORE
- RIGHT AWAY

HOW WE OPERATE

GRI G4-8, G4-9

BRAZIL


AM
PA
CE
PE
MT
BA
GO
MG
ES
MS
SP
RJ
PR
SC
RS
BRF DISTRIBUTION CENTERS
BRF PRODUCTION UNITS (MEAT, SOYBEAN AND INDUSTRIALIZED PRODUCTS)

243,000 clients

20 distribution centers

production plants in **10 states in 4 regions in the country**

PLANTS

35 meat processing plants
3 margarine plants
3 pasta plants
1 dessert plant
3 soybean crushing plants

IN THE WORLD

GRI G4-8, G4-9, G4-10

- INTERNATIONAL OPERATIONS
- PRODUCTION UNITS ABROAD
- DISTRIBUTION CENTERS ABROAD



1
1
1
12
1
4
2
6
2
3

more than **4,000 SKU**

+ de **120** countries served

5 MILLION tons of food produced

more than **37,000** suppliers, of which 20,000 are integrated producers

+105,000 employees

20 distribution centers

13 PLANTS

6 in Argentina
1 in the United Arab Emirates
1 in England*
1 in Holland*
4 in Thailand**

** Plusfood operations.*
*** GFS Operations, acquired at the beginning of 2016.*

INVESTOR RELATIONS

The Investor Relations (IR) department at BRF seeks to communicate, with transparency and accessibility, information about the Company in order to support investments in its shares and securities. The IR department looks to consolidate and maintain the image of leadership and innovation for BRF in the securities market, always advocating respect to legal and ethical principles.

Through this website for investors (www.brf-br.com/ri), we ensure transparency in the relationship with shareholders and with the market in general. The IR department has a team specializing in serving investors, being responsible for conducting meetings at associations, such as the Association of Securities Market Investment Analysts and Professionals (APIMEC), conducting conference calls every three months, holding local and international road shows, one-on-one meetings, and addressing demands from the main financial institutions in order to convene meetings with investors.

Furthermore, considering that its securities are traded in BM&FBOVESPA's Novo Mercado segment (BRFS3) and in the New York Stock Exchange (ADRs level III-BRFS), the Company must observe the highest level of conduct standards, required by the applicable regulatory and legal provisions for openly traded companies in Brazil and abroad. Operating in these two markets, the Company adopts, for its financial statements, international accounting principles (IFRS) and the guidelines of the Internal Control for the Financial Reporting System (SCIRF), based on the Sarbanes-Oxley Act (SOx)

Our shares

are traded on BM&FBOVESPA's Novo Mercado and on the New York Stock Exchange – which encourages adoption of benchmark practices.

SHAREHOLDING STRUCTURE*


7.2%
21.8%
10.5%
10.8%
10.0%
11.9%
27.8%

21.8% DOMESTIC
27.8% FOREIGN
11.9% ADR
10.0% PREVI
10.8% PETROS
10.5% TARPON
7.2% TREASURY

* *Social capital: R$ 12.5 billion. Number of common shares: 872,473,246. Baseline: December 31, 2015.*

CORPORATE GOVERNANCE

BRF's corporate governance model is based on best national and international practices, having as pillars, corporate responsibility, ethics, transparency, equity, accountability, and balance of strategic decisions, in compliance with all laws, standards and rules applicable, internal policies and guidelines, as well as all people, administration bodies, departments, processes, and technologies at BRF.

BRF's governance structure is monitored and assessed by a governance area, composed of, in addition to an own team, professionals from each of the main business areas at BRF, who worked to uphold the governance principles. The area is responsible for guiding and monitoring relationships between the Company, its Board of Directors, Committees, Fiscal Committee, Executive Board, internal audit, independent audit, shareholders and the market, as well as making sure that all internal policies at BRF are followed by these bodies and by all other areas of the Company.

BRF also has areas dedicated to risk management, compliance, ethics and conduct, in addition addition to internal policies that aim to ensure that Company decisions are in the best interest of BRF and its shareholders, ensuring transparency to investors and the market in general, equal treatment of suppliers and clients, pursuant to best governance practices.

Pillars of governance

corporate responsibility; ethics; transparency; equal opportunities; accountability; and balance in strategic decisions.

BEST GOVERNANCE PRACTICES ADOPTED BY BRF

- Shares listed in the BM&FBOVESPA's Novo Mercado segment
- Holding exclusively common shares, ensuring equal treatment to shareholders
- Mechanism to protect investors, such as mandatory takeover – 100% tag along
- BRF Transparency Channel (former reporting channel), implemented in Brazil and which will be launched in 19 countries in 2016
- Development of internal policies, such as:

  (i) Policy to Communicate Relevant Acts or Facts and of Trading of Securities
  (ii) Policy on Transactions with Related Parties and Other Situations of Conflict of Interest

- Financial statements adopt international accounting principles (IFRS) and guidelines of the Internal Control for the Financial Reporting System (SCIRF), based on the Sarbanes-Oxley Act (SOx)
- ADRs Level III
- Technical Notes process to support decision-making by collegiate bodies.

For all

In addition to the area of governance, corporate responsibility is handled by different areas at BRF in order to ensure the involvement of each team with the adoption of the Company's principles.



ADMINISTRATION

BRF's set of decision-making bodies comprises the General Shareholders Assembly, Board of Directors, Fiscal Committee, Statutory Audit Committee, and the Executive Board. Since 2006, BRF's Board of Directors has been also supported by the advisory committees, whose members are elected by this body, which enable the Board of Directors to decide on topics of strategic relevance. GRI G4-34

Aiming to obtain continuous improvement in administration, in January 2015, the Company adopted the new administration model, in line with the Company's growth and globalization process *(read more on page 30)*. Another advance was the transformation, in 2015, of the Fraud Prevention Department into the Compliance Department *(read more on page 34)*.

The structure of collegiate bodies is composed of professionals with skills, requirements, competencies, and experience, thereby contributing to decision-making throughout BRF's complex business model.

General Shareholders Assembly: BRF's main decision-making body; the meetings may be convened regularly or extraordinarily, by summoning shareholders pursuant to Law No. 6,404/1976. GRI G4-53

Board of Directors: a collegiate body; the Board of Directors, is responsible for, among other duties, defining the overall guidelines for the business, choose the members of the executive board, and oversee their management, always in compliance with BRF's Corporate Bylaws. GRI G4-42, G4-45

In choosing the members of the Board of Directors, the following factors are taken into consideration: reputation, recognition for the adoption of ethical and moral behavior standards, experience and relevant knowledge about finance, accounting, governance, corporate sustainability and BRF's business environment, in addition to absence of conflicts of interest.

BRF's current Board of Directors was elected in April 2015, for a term ending in 2017. GRI G4-40, G4-44

In December 2015, the Board of Directors was composed of nine members, six of which were independent*(67%); a proportion that exceeds the 20% recommended by BM&FBOVESPA's Novo Mercado. Additionally, the chairman of the board does not hold an executive position. GRI G4-39, G4-40

1. The concept of independent board member is defined by the regulation provided by BM&FBOVESPA's Novo Mercado and by the criteria set forth by the Sarbanes-Oxley Act.

Board of Directors, Fiscal Committee, Executive Board, and General Shareholders Assembly are the main levels of our governance.

MEMBERS OF THE ADMINISTRATION

BOARD OF DIRECTORS



ABILIO DINIZ
Chairman and independent member

At BRF, competency, reputation and experience of our executives ensure collegiate decision-making that positively affects Company results.



HENRI PHILIPPE REICHSTUL
Independent member

LUIZ FERNANDO FURLAN
Independent member

RENATO PROENÇA LOPES
Member

JOSÉ CARLOS REIS DE MAGALHÃES NETO
Member

VICENTE FALCONI CAMPOS
Member

MANOEL CORDEIRO SILVA FILHO
Independent member

PAULO GUILHERME FARAH CORREA
Independent member

WALTER FONTANA FILHO
Independent member

MEMBERS OF THE ADMINISTRATION

STATUTORY AUDIT COMMITTEE



SÉRGIO RICARDO SILVA ROSA
Independent coordinator

Advisory committees: support the Board of Directors in strategic decision-making, through monthly meetings with the participation of representatives from senior management.

In 2015, there were four committees in activity:

M&A and Market Strategies Committee: responsible for advising the Board of Directors in proposing and discussing planning and in monitoring and overseeing BRF's corporate strategy involving domestic and international investments (mergers/acquisitions, divestitures, expansions/new capacities, new businesses), markets, brands and products (new and existing). GRI G4-34, G4-36, G4-38

People, Organization, and Culture Committee: advise the Board of Directors in the approval of processes associated with people development and the organization, and in defining remuneration and compensation policies for executives and employees. Provide support to the executive area in processes for assessment, selection, and development of core leaders. Advise the Board of Directors in the development and practice of the BRF culture, monitoring and encouraging proper behavior of leaders, in addition to proposing actions that align expectations of shareholders and executives. GRI G4-34, G4-36, G4-38

Finance, Governance and Sustainability Committee: advise the Board of Directors to ensure compliance of mechanisms and controls associated with financial risk management and the application of financial policies, in line with the risk profile of the business, considering an adequate capital structure for the Company. The committee is also responsible for monitoring BRF's results and managing the budget. It is this committee's responsibility to monitor, enhance and recommend to the Board of Directors the principles, guidelines, and best corporate governance practices, and sustainability. The committee is also responsible for monitoring non-financial or accounting risks, including operational risks and others. GRI G4-34, G4-36, G4-38

Statutory Audit Committee: it is an autonomous and independent committee in the conduction of its functions, acting as an auxiliary, advisory and consulting body to the Board of Directors, without decision power or executive functions, and can, among other subjects, escalate grievances and complaints for investigation by the Compliance Department, or independent company, whichever the case. GRI G4-34, G4-36, G4-38

Fiscal Committee: body independent from the administration, mostly composed of independent professionals, and whose function is to investigate the performance of administrators and review BRF's balance sheets and financial statements.

Executive Board: it is responsible for the administration and management of business and operating activities, and for the implementation of the strategic plan defined by the Board of Directors, in addition to the study and development of strategic projects subject for approval by the Board of Directors. At the end of 2015, as part of the governance structure, the Executive Board was formed by the global managing director and six vice presidents: Finance and Investor Relations; Quality; Legal & Corporate Relations; Supply Chain; and People. Until the end of 2014, the Global CEO position was held by Claudio Galeazzi, who assumed the Company in



FERNANDO DALL'ACQUA
Finance specialist and external member



WALTER FONTANA FILHO
Independent member



PAULO GUILHERME FARAH CORREA
Independent member

Through the Finance, Governance and Sustainability Committee, aspects, risks and environmental programs are addressed and communicated to senior management

FISCAL COMMITTEE



ATTILIO GUASPARI
Independent member



REGINALDO FERREIRA ALEXANDRE
Independent member



MARCUS VINICIUS DIAS SEVERINI
Member

STATUTORY EXECUTIVE BOARD

EXECUTIVE BOARD



PEDRO DE ANDRADE FARIA
Global CEO

GILBERTO ANTÔNIO ORSATO
Dir. VP of Quality

AUGUSTO RIBEIRO JR.
Dir. VP of Finance and Investor Relations

HÉLIO RUBENS MENDES DOS SANTOS JUNIOR
Dir. VP of Supply Chain

JOSÉ ROBERTO PERNOMIAN RODRIGUES
Dir. VP of Legal Department and Corporate Relations

RODRIGO REGHINI VIEIRA
Dir. VP of People

The Executive Board is composed of the Global Chief Executive Officer, Director VP of Finance and Investor Relations, and five Vice Presidents.

2013 to promote the restructuring of costs and expenses, achieving improvements in results, being replaced by Pedro Faria, who was the International Managing Director and assumed the Global CEO position on January 1, 2015.

MORE AGILE MANAGEMENT

A new management model was adopted in the beginning of 2015, in line with the growth and globalization process at BRF, grounded on strengthening protagonism and the autonomy of the Company's regional structures in Brazil and abroad. Thus, we established five major global business geographies, defined based on strategic markets and headed by five General Managers (GM) – Brazil, Latin America (Latam), Europe/Eurasia, Asia and the Middle East / Africa (MEA) –, who report to the Global CEO. Until the end of 2014, the Company's administrative structure had a global CEO, a Brazil CEO, and an International CEO.

The GMs rely on support from the corporate sectors of Compliance, Quality and Management, Innovation, Supply Chain, Legal Department and Corporate Relations, Finance and Investor Relations, and People. At the Brasil GM, five regional geographies were created: Northeast (headquarters in Recife), Midwest/North (Brasília), São Paulo (São Paulo), South (Curitiba) and Southeast (Rio de Janeiro). The GMs and regional leaders have a decisive role in defining BRF's priorities in the various markets, always in line with clients and consumers, and based on plans and goals.

Each regional director has an own team in order to decentralize services, strengthen the structures at the business end, and to more quickly respond to the demands of each market. Every region has, in addition to a Sales department, the areas of Logistics, Trade Marketing, Commercial Management, Finance, People, among others.

This strengthens the business model adopted by BRF in its global operations, aiming to adjust its processes and products to the different profiles and habits of consumers, respecting the cultural characteristics of the geographies where the Company operates. Sustainable growth and the relentless search for efficiency are also part of this set of internal actions, which were initiated approximately two years ago, and whose impacts can be seen in our results, and which are based on the pillars of quality, meritocracy, rationalization of costs, sustainable growth, and a relentless search for efficiency.

EXECUTIVE BOARD

GENERAL MANAGERS



FLAVIA MOYSES FAUGERES
Brazil

JOSÉ ALEXANDRE CARNEIRO BORGES
Latin America

ROBERTO BANFI
Europe and Eurasia



PATRÍCIO ROHNER
Middle East and Africa

SIMON CHENG
Ásia


General Manager
LATIN AMERICA
Alex Borges
General Manager
BRAZIL
Flavia Faugeres
General Manager
EUROPE AND EURASIA
Roberto Banfi
Simon Cheng
ASIA
General Manager
General Manager
MIDDLE EAST and AFRICA
Patricio Rohner
Supply Chain
Hélio Rubens
Strategic Intelligence Supply
Export Logistics
Commodities
Operations (BR+Intl)
Integrated Planning
Procurement
CIEX Engineering
CIEX Agropecuária
Quality and Management
Gilberto Orsato
Quality Management
HSE
CSC
TI
People
Rodrigo Vieira
Talent Management
Strategic Remuneration
Corporate Communication
Culture
Leadership
Innovation
Michele Polesel
Innovation
Brand
P&D
Finance and Investor Relations
Augusto Ribeiro
Treasury
Comptroller
IR
M&A
Strategic Planning
Legal Department and Relations
José Roberto Rodrigues
Legal/ Tax/Compliance
Institutional Relations/
Union Relations
Sustainability and IBRF
Public Relations
Institutional Brand
CEO
Pedro Faria

A new management model allows for the implementation of the strategy considering the diversity of scenarios in the markets we serve.

ETHICAL BEHAVIOR

The culture of ethics and integrity is of utmost importance for BRF, permeating the values of our people. In 2015, the Company created the Compliance Department, which assumed and expanded the duties of the former Department of Fraud Prevention. The department reports directly to the Board of Directors, through the Statutory Audit Committee, being responsible for identifying, documenting, assessing, monitoring, and mitigating risks by following a reference model in the market. This area began to act proactively on issues such as corruption, fraud, antitrust/competition, money laundering, and insider trading, providing guidance and monitoring its adherence throughout the Company's value chain. Thus, Compliance is now seen as a trusted business advisor of the business areas, supporting them preventively in measuring the risks before they are assumed by the business areas, which encourages sharing of risks and their consequent mitigation. GRI G4-57

In 2015, our code of conduct was revised and updated, and is now called BRF's Transparency Manual. The Manual, which addresses topics such as behavior, human rights, ethics, among others, is available on the intranet for the internal audience and on the Internet for investors and business partners, in three languages (Portuguese, English and Spanish). This, a new reporting channel was implemented, the BRF's Transparency Channel. GRI G4-56

We also trained and empowered the Compliance team through experiences and relationships with renowned anticorruption professionals. Similarly, a select group of executives from key areas was also trained. In 2016, training will be extended to all other BRF employees. GRI G4-SO4

Planning for next year foresees ample communication of the new Manual and the new Channel, seeking to further stimulate this open dialogue and transparency in relations with the Company, the market, and society.

DIALOGUE AND RELATIONSHIP

GRI G4-57, G4-58

Management of the Reporting Channel and monitoring and investigation of cases are assigned to the Compliance Department. All claims received are documented and addressed through a specific investigation methodology. GRI G4-37, G4-49, G4-50

The new Transparency Channel expanded visibility on claims received, recorded and treated, ensuring integrity of the information and auditable records on claims received and treated. GRI G4-37, G4-49, G4-50

The renovation of the channel was also intended to increase accessibility abroad, in line with BRF's international expansion strategy. The new operating model was launched in Brazil in 2015 and will be introduced to another 19 countries where BRF has operations in the first half of 2016.

Other important relationship channels are the Corporate Communication, responsible for topics associated with media; and the Consumer/Client Service Center, responsible for responding to questions and registering compliments, demands and claims, providing information to the relationship processes and to Company management. *(read more on page 103)*

Creation of the Compliance Department, revision of the code of conduct, and training on anti-corruption are some of the main projects in 2015.

BRF 2015 ANNUAL REPORT

MECHANISMS FOR GRIEVANCES AND CLAIMS IN 2015

	Environmental (GRI G4-EN34)	Labor (GRI G4-LA16)	Human rights (GRI G4-HR12)	Impact upon society (GRI G4-SO11)
2014 Resolved	100%	100%	100%	0%
2015 Ongoing	2%	65%	36%	37.8%
2015 Resolved	92%	35%	64%	62.2%

LEGAL OPERATIONS

The Company maintains routine controls, systems and tools to assess compliance with our operations worldwide, in order to prevent risks and improve environmental, labor, and health and safety conditions of our facilities.

In order to comply with the applicable legislation, as well as to protect employees, the Company seeks to address and continuously improve working conditions in its plants. To this end, in 2014, the Company created the Fábrica Legal program, resulting from an agreement with the Labor Ministry, in order to reinforce the issue of occupational health in the Company's production units. The aim of the program is to have its plants audited by a multidisciplinary team that evaluates working condition of its employees, pace of work, rest breaks, protection of machines, among other aspects associated with the applicable NRs *(read more on page 94)*.

Another initiative involves the Control of Operating Obligations Project, which monitors the expiration of licenses and their conditional terms, concerning both production and agricultural activities.

REPORTING CHANNELS

Operations: 24X7, in several languages, operating through an outsourced company. In order to file a report via website or to consult the telephone number available for your country, visit www.brf-global.ethicspoint.com.


Sadia
O melhor SABOR é com SADIA

OUR STRATEGY



Leading and admired brands, local production, and distribution with global reach: see how we conduct our vision of the future.

BRF's main ambition is to become the most inspiring and relevant food company in the world, through a business model geared toward final consumers, based on strong brands and on an agile, flexible, efficient, and global value chain. In order to materialize this objective, in recent years the Company has invested in the enhancement of management, with a focus on internationalization of the Company, on renovation of portfolio, on increased efficiency, on improvement of distribution capacity, and on the strong presence of our brands and categories, customized to the various markets.

We established mid-and long-term goals and priorities that will give the Company a leading position, with high return on investments, admired for its brands, and an international reference in terms of quality. Meanwhile, the Company improved in the perception that these objectives can only be reached with the help of the Company's greatest asset – its people – which encouraged engagement of employees and the dissemination of a strong and integrated culture via the VIVA BRF movement.

In 2015, we took an important step in maintaining our strategic plan (BRF-17), prepared and validated by the administration in recent years. In the second half of the year, the Executive Board and the General Managers initiated a new cycle of analysis of the strategic pillars, updating them according to advances achieved and the challenges and perspectives of the Company for the coming years and various scenarios. GRI G4-47

The new plan, called BRF-18, stems from our ambition and proposes a vision of the mid-term future based on three pillars – brand and end-customer orientation; leadership position in the fields where the Company is relevant; and an agile and global procurement footprint, in line with the market. To address these pillars, the Company defined an arch of priorities and a global strategy, prioritizing four key food categories – value added poultry & pork cuts; cold cuts; breaded foods; and ready-to-eat meals – and the capture of global opportunities in various markets, especially emerging markets.

The process involved all General Managers and Vice Presidents in the process to develop planning, with debates in various countries that shall guide strategic decisions, such as entering new markets, innovation flow, and operating models by geography. BRF's strategic planning helps define the goals that directly affect the assessment and remuneration of leaders. GRI G4-51

BRF-18

Revised in 2015, our strategy guides the Company toward consumers, leadership in relevant segments, and total efficiency in the chain.

In recent years, we have advanced in internationalization, renewal of portfolio, efficiency, distribution, and the presence of our brands in relevant markets.

Our ambition

To become the most inspiring and relevant food company in the world.

Vision



To become a global food company, focused on brand, and consumer oriented



Leadership position in those fields where we are relevant



Agile and global procurement footprint, with a focus on the market

Arch of Priorities


soul
result
PEOPLE
QUALITY
SALES & LOGISTICS

OUR ACHIEVEMENTS

In 2015 we advanced the Company's internationalization model and maintained investments in productivity, development of the value chain, improvement in the level of services to clients, quality, cultural integration, cost efficiency, and cash flow.

As a result, the Company's financial/operational performance exceeded the results for 2014, with expansion in international markets and increase in Net Operating Revenue (*read more on page 62*). Additionally, BRF improved levels of internal engagement, client satisfaction and efficiency in the chain, especially considering internationalization of distribution operations throughout the various geographies worldwide.

See below the main results for some of the topics prioritized by BRF's strategy in recent years.

FOCUS	OPERATION	ADVANCES
STRONG AND SINGLE BRF CULTURE	Integrate internal audiences and build a culture that offers engagement and well-being, leveraging Company results	• VIVA BRF movement: 89% employee engagement according to survey of BRF employees with 77,260 participants.
TALENTS AS A COMPETITIVE ADVANTAGE	Rely on BRF's multicultural human capital to improve results	• More than 44,000 internal movements recorded in the year (changes between the HR area, departments and job functions) globally
MANAGEMENT THROUGH VALUE AND PERFORMANCE	Encourage the culture of meritocracy and good performance among employees	• More than 400 promotions in 2015 (January through September) • Development of the New Performance Cycle
CONSUMER-, CLIENT-, AND MARKET-ORIENTED	Manage investments, brands and innovation according to the needs of consumer markets	• More than 300 innovations and renovations worldwide • R$ 227 million invested in R&D
PLANNING OF THE CHAIN	Generate opportunities, development and greater efficiency in the production chain	• Partnerships, joint ventures and acquisitions in Latin America, Europe, Middle East, Asia, and Africa: 11 acquisitions and partnerships were established between 2014 and 2015
FOCUS AND DISCIPLINE IN EXECUTION	Monitor key indicators, goals and objectives associated with the business plan, with focus on every market and field of operation	• New executive management structure, with General Managers responsible for each region/market

FOCUS	OPERATION	ADVANCES
DIFFERENTIATED SERVICE LEVEL	Attract and retain clients and expand the presence of BRF brands at the point of sales	• As a result of improvements in logistics and services, in 2014 the consolidated satisfaction level was five percentage points above the level for 2013. The survey is conducted annually covering topics such as logistics/supply, services and product quality, covering the most relevant regions and channels for the Company. The year 2015 was dedicated to advancements in points with greater opportunity for improvement GRI G4-PR5
EFFICIENCY, COST ADVANTAGES AND COMPETITIVENESS	Improve profitability, cash flow and Company net margin, generating consistent results to shareholders and investors	• Increase of 19% of consolidated NOR of international operations • Increase of 4% in NOR Brazil • 13.2% of Return on Invested Capital (ROIC) in the 4Q2015, compared with 11.7% in 4Q2014
OPTIMIZATION IN THE USE OF ASSETS	Invest in businesses that are BRF's area of expertise and focus, supporting brands and businesses with high added value	• Transfer the beef processing plants (to Minerva) and the dairy division (to Lactalis), in order to concentrate focus on the core business • Improvements in the plant footprint project – Lucas do Rio Verde (MT) – increase by 62% in capacity to slaughter broilers – Toledo (PR) – increase by 18% in production of pork and 9% in the production of broilers – Rio Cuarto (Argentina) – 100% increase in the production of broilers, with a focus on exports
BROKEN DOWN VISION OF THE MARKET	Respect and value the differences of each region served, through products, brands, and strategies that satisfy local demands	• Prepare plants in Brazil and abroad (Argentina) to serve key markets • Studies and survey structure and innovation in the various geographies
LEADERSHIP IN PRODUCT QUALITY AND PROCESSES	Maintain BRF's reputation and quality differentiation, especially in markets in which these aspects are valued by clients and consumers	• Nine work groups developed in-house to address the topic of quality in a cross-sectional manner, from a point-of-sales perspective • Selection of key products for the assessment of quality criteria and reduction in variation
SUSTAINABILITY AS CREATION OF VALUE	To grow sustainably and create long-term shared value, ensuring the sustainability of the business, to support global movement, promoting sustainable consumption and valuing human capital	• More than 27,000 suppliers covered by the Chain Monitoring Program • R$ 324.66 million invested in environmental projects in 2015 • Signing of a MoU – Memorandum of Understanding – with the World Animal Protection for the continuous improvement of animal welfare
REVITALIZATION OF CORE BUSINESS VIA INNOVATION	Revitalize core categories, considering macro trends and brand strategies	• Work focused on the key categories of value added poultry & pork cuts; cold cuts; breaded foods; and ready-to-eat meals
STRENGTHENING OF BRANDS	Consider the characteristics of each market in the brand strategies	• More than 150 innovations in international markets • Increase of 4% market share for the Sadia brand in the main BRF markets in Middle East
HSE MANAGEMENT	Preserve the life of our employees and partners and the integrity of our facilities	• HSE highlights for 2015: – Abu Dhabi: zero accidents since inauguration – Brazil: four plants (industry and margarine) with zero accident rate: Vitória de Santo Antão (two plants – industry and margarine); Uberlândia (margarine); and Herval D´Oeste (industry) – Argentina: 40% reduction in the accident rate

OUR INITIATIVES IN 2015

BRAZIL THE RETURN OF PERDIGÃO AND REGIONALIZED MANAGEMENT

Throughout the year, two major highlights stood out in the Company's strategy for the domestic market. The first was Perdigão's return to the market: with the return of the product lines for hams, holiday season products and smoked sausages to supermarket shelves, after the period required by the Administrative Council for Economic Defense (CADE), the Company reinforced its presence in key retail categories.

For this reason, the Company invested in actions, campaigns, and initiatives for Perdigão throughout the year *(read more on page 79)*. Consequently, the number of clients with whom we negotiate the sale of hams in Brazil rose from 45,000 to 53,000, under the positive impact of the brand. Additionally, as part of the synergy in sales between Sadia and Perdigão, the promotional process in the retail segment was integrated, with one sales person representing both brands.

The second highlight was the regionalized management. In order to allow for decentralized decision-making, adjusted to the characteristics of each region in the country, five business units were created in 2015 – São Paulo, Southeast, Northeast, Midwest/North, and South – responsible for the strategies associated with sales, pricing, hiring and negotiations with business partners. Therefore, we believe to have achieved the proposal to consolidate 100% of the operations as market oriented and consumer oriented.

Other important actions during the year were the completion of the disposal of the dairy division (Elegê and Batavo brands), to Parmalat (Lactalis Group), for R$ 2.1 billion, in a transaction that was initiated in 2014; and the implementation of an integrated pricing platform at the Company, managing practices of costs, discounts and pricing using data from each regional unit. GRI G4-13

INTERNATIONAL EXPANDING THE INTERNATIONAL PRESENCE

In line with our ambition, 2015 brought important milestones to consolidate our presence abroad, through the promotion of the Sadia brand, increase of local production, and improvement in distribution and logistics.

Inaugurated in 2014, the Abu Dhabi plant, in the United Arab Emirates, is a strategic operation to ensure our capacity to supply the Middle East – one of the Company's growth markets *(read more on page 63)*.

The production of processed foods from this plant – including marinated products, hamburgers, and breaded foods – initially planned for 70,000 tons, will have its expansion advanced given the good performance of the business, and should reach 100,000 tons.

In 2015, our investment in assets abroad was concentrated in acquisitions, joint ventures, and strategic partnerships, which should increase the reach and efficiency of our logistics processes: GRI G4-13

- **In the Middle East**, we acquired the distribution business of frozen foods from Qatar National Import and Export Co (QNIE), for US$ 140 million, reinforcing our presence in one of the regions where the brand Sadia is Top of Mind.
- **In Southeast Asia**, we carried out two relevant expansion initiatives: (i) In Singapore, with investments of US$ 19 million, we established, in partnership with Singapore Food Indústrias Pte. Ltd., the joint venture SATS BRF Food Pte. Ltd., of which we hold 49% interest. This allows for the Company to produce and distribute processed and semi processed foods more efficiently in the region; and (ii) in Thailand, we acquired 100% of common shares for Golden Foods Siam, for US$ 360 million Golden Foods Siam is one of the market leaders in the production of poultry in Thailand, with integrated operations and present in over 15 global markets.
- **In the United Kingdom**, we established a joint venture with a subsidiary of BRF GmbH and Invicta Food Group Limited ("IFGL" and "Current Shareholders"), for the distribution of processed foods in the United Kingdom, Ireland and Scandinavia. In November, through the affiliated company BRF Invicta Limited, we acquired Universal Meats (UK) Ltd., a distributor of food in the United Kingdom, focusing on the food service sector.
- **In Argentina**, BRF acquired seven brands of franks, hamburgers, and margarine from Molinos Río de la Plata, for a total of US$ 43.5 million: Vieníssima, GoodMark, Manty, Delícia, Hamond, Tres Cruces, and Wilson. The purpose of this acquisition is to reinforce BRF's presence and leadership in key categories for the Argentine market. In November, we signed a memorandum of understanding for the acquisition of all shares of Eclipse Holding Cooperatief UA, a Dutch company that controls Campo Austral, a group of companies with totally integrated commercial operations in the pork market in Argentina, including the market for cold cuts.

Perdigão is back on the market with smoked sausages, hams and holiday season products.



53,000

clients was the number of points of sale that served by the Company in sales of ham in Brazil, under the influence of the return of Perdigão.

100,000 TONS

is the mark the Company will reach in the production of the Abu Dhabi plant.



2015 WAS THE YEAR FOR THE CONSOLIDATION OF BRF'S PRESENCE ABROAD.

ADEQUACY OF PLANTS

In 2015, BRF significantly expanded its access to poultry and pork markets *in natura*, beef-based products and sub products. A total of 46 BRF plants were suited for nine markets, including three markets opened in 2015 (Malaysia, Myanmar, and Mexico).

BUSINESS MODEL


PEOPLE
Strong integrated culture
Personal and professional growth
INNOVATION
Research centers, decentralized development and innovation
Anticipation of consumption trends
SUSTAINABLE CHAIN
Sustainability criteria in the assessment and development of partnerships
Relationships of mutual gain with integrated producers, suppliers, clients, and other business partners
SALES & LOGISTICS
Integrated planning throughout the entire production and supply chain
Synergy in promotion processes in retail and distribution
QUALITY
Assessment of key criteria in products and processes
Consistency and standards
BRAND
Attention to regional market specificities
Expression of functional and emotional values
STRONG BRANDS
Truly global brand (Sadia)
Regional brands as local leaders
Aligned with the specifics and needs of end consumers
PRODUCTION
Global, agile and flexible chain
Closeness with target audiences and strategic suppliers
Manufacturing operations designed for the best allocation of resources
DISTRIBUTION
Global supply and delivery capacity
Retail presence and quality of services provided to clients
Intelligent and ramified logistics network
CUSTOMIZED QUALITY FOOD
CONSUMER
Access to standard and customized products with guarantee of origin and food security

BRF 2015 ANNUAL REPORT

OUR STRATEGY



SUSTAINABILITY MANAGEMENT GRI G4-2

Since 2011, BRF has worked with sustainability pillars, associated with critical business topics. In a natural evolution process, these pillars were fully incorporated to the Company strategy, binding the vision for the future with the main competencies (*see the Arch of Priorities on page 49*). These guidelines allow the Company to reach its ambition and vision to promote human development and mutual gain to all our network of stakeholders.

Year upon year, BRF advances in the incorporation of social and environmental criteria into its business strategy. We work cross-sectionally with four major subject areas in the value chain: eco-efficiency, suppliers/integrated producers, animal welfare, and human development. BRF has also worked to engage its leadership and the various areas around a common sustainability culture that permeates the vision of the future.

Company indicators and social and environmental goals are monitored by the Sustainability area – which relies on the Finance, Governance and Sustainability Committee for decision-making and alignment with the administration. In line with the growth proposition, Company executives are directly responsible for managing impacts and economic, environmental and social topics, which is done through regular meetings to monitor performance and results. GRI G4-35, G4-36, G4-42, G4-45

WE WORK TO ENGAGE OUR LEADERSHIP AND THE VARIOUS AREAS AROUND A SUSTAINABILITY CULTURE THAT PERMEATES THE VISION OF THE FUTURE.

OUR COMMITMENTS

GRI G4-15, G4-56

Global Compact BRF is a signatory of the Global Compact, which promotes among organizations throughout the planet, fundamental values in the areas of environment, human rights, labor and anticorruption. Additionally, since 2013, we have been part of the Global Compact 100 Stock Index, which recognizes companies committed to the incorporation of its principles within their business model.

Pact for Sports In 2016, the Company became signatory of the volunteer initiative, unprecedented in the world, which defines rules and mechanisms for investor relations with sports entities, covering concerns associated with compliance with the provisions of the Brazilian Anticorruption Law (No. 12,846/2013).

Sustainable Development Goals (SDGs) as an advance of the Millennium Development Goals (MDGs), the pact proposes and ample and multisectoral approach for the eradication of poverty and hunger, respect for human rights, and promotion of human well-being, among other subjects.

Corporate Pact for Integrity and Anticorruption commitment in favor of ethics inbusiness, in line with our values and practices concerning our partners and stakeholders.

National Institute for Eradication of Slave Labor (INPACTO) commitment to act on the eradication of slave labor in the Brazilian production chains.

Na Mão Certa Program efficient fight against sexual exploitation of children and adolescents on Brazilian highways.

Brazilian GHG Protocol Program fights for transparency of companies in reporting and managing their carbon footprint. BRF adopts GHG to calculate and report its global inventory of GHG emissions.

CDP Climate Change promotes responsible management of carbon emissions and of aspects such as climate change, strategy, risks and opportunities. CDP is an international organization with headquarters in the United Kingdom that works to promote transparency of corporations in terms of their greenhouse gas emissions.

CDP Water addresses issues of water resources within organizations and their production chains.

Empresas pelo Clima (Companies for Climate) supports the development of a low carbon economy in Brazil, collectively debating practical solutions and contributions to the country's legal framework.

500+

million euros were raised by BRF in the first issuance of green bonds by a Brazilian company; resources will be invested in sustainability projects.

THE VIEW OF THE MARKET: HOW SUSTAINABILITY ADDS VALUE TO BRF

BRF's efforts to incorporate sustainability into its management practices has been recognized by the capital market. For 11 years, we have been a part of the Corporate Sustainability Index (ISE) of BM&FBOVESPA, which is a differentiated portfolio in the Brazilian stock exchange which seeks to create an environment of compatible investments with the demands for sustainable development of society.

Additionally, for the fourth consecutive year, we have been a part of the Dow Jones Sustainability Index (DJSI) for emerging economies, launched in 1999, and which currently is an international reference for investors interested in companies that care for best practices on topics such as human capital, environmental efficiency, governance, and transparency.

Another milestone in 2015 was the first issue of green bonds by a Brazilian company. With this, we attracted European investors, more than €500 million in resources to invest in the next seven years in projects with proven reduction in adverse environmental impacts (*read more on pages 49 and 117*).

ENGAGEMENT AND MATERIALITY

BRF has maintained, since 2009, a continuous cycle of consultations and engagement actions with its main internal and external audiences – employees, senior management, clients, suppliers, specialists, financial institutions, communities, among others. The idea is to combine the Company's internal vision with the point of view of stakeholders affected by the Company concerning aspects that must be prioritized in management and, consequently, must serve as a guide for this report. GRI G4-24, G4-25

In 2015, BRF continued with this movement through a strategic revision of the Company's most relevant topics in order to confer more synergy with the preparation of the business plan. To this end, consultations were made with the vice presidents, executive board and departments at BRF, responsible for evaluating the relevance and the specific impacts within these seven major topics, mapped by the Company in the last review of the materiality matrix: Governance, transparency and sustainability; Supply chain; animal welfare; Local communities; Responsibility for products; Labor practices; and Environmental management. GRI G4-26, G4-48

Within these topics, priority aspects were identified in terms of methodology and the content base defined by the Global Reporting Initiative (GRI), version G4 and its reporting guidelines. This validation allowed for an update of the list of material topics, which in turn resulted in redefining the scope of indicators presented in this report (*see illustration*), in line with GRI aspects.

Compared with the last materiality matrix, there were changes in the coverage of certain aspects associated with the topics; for example, aspects of diversity (LA) and child or bonded labor (HR) were not considered as being of high relevance, while aspects of ethics and integrity gained relevance in the assessment of the administration. GRI G4-27

In 2015, we carried out a strategic review of our most relevant aspects to provide greater synergy with the development of BRF's business plan.

ARCH OF PRIORITIES	MATERIAL TOPICS REVISED GRI G4-19, G4-27	EXTENSION OF IMPACTS* GRI G4-20, G4-21	GRI G4 ASPECTS
1	Governance, transparency and sustainability	Society Public authorities Employees Consumers Grain suppliers Integrated producers Logistics suppliers	• Governance • Ethics and Integrity • Economic Performance • Anticorruption • Public Policies • Unfair Competition • Conformity • Mechanisms for Grievances and Claims associated with the environment, labor practices, human rights, and society.
2	Supply chain	Society Employees Clients Grain suppliers Integrated producers Logistics suppliers	• Organizational profile • Supplier assessment associated with the environment, labor practices, human rights, and society. • Procurement practices + sourcing
3	Quality and food security	Consumers Employees Clients Grain suppliers Integrated producers Logistics suppliers	• Client Health and Safety • Product labeling and services • Healthy and accessible food
4	Animal welfare	Integrated producers Public authorities	• Animal welfare
5	Eco-efficiency in operations	Integrated producers Logistics suppliers Grain suppliers Employees Society	• Energy • Water • Emissions • Effluents and waste • Products and Services • Transports
6	Communities	Employees Integrated producers Logistics suppliers Grain suppliers Clients Society	• Indirect Economic Impacts • Local communities
7	Labor practices	Employees Integrated producers Logistics suppliers Society	• Organizational profile • Job • Occupational Health and Safety • Training and Education

** The extent of impacts indicates the main audiences, inside or out of the organization's operations, in relation to which the material topics are more critical.*

BRF 2015 ANNUAL REPORT

RISKS AND FUTURE OPPORTUNITIES

BRF is aware of risks and opportunities that can influence, positively or adversely, its capacity to generate value. With a structured risk management area and a strategy that considers the many variables that can affect the businesses, BRF is committed to quickly responding to external factors and ensure the perpetuity of the business, constantly communicating with shareholders, investors, and other stakeholders.

Our risk management policy is revised at least once every two years, monitored by the Finance, Governance, and Sustainability Committee and is validated by the Board of Directors. GRI G4-45, G4-46, G4-47

The areas of Risk Management, Internal Controls, and Internal Audit support BRF's teams in identifying, evaluating, communicating, and addressing risks. There is a model in place that allows for shared management by the different company divisions and areas, as well as ensuring compliance with the Sarbanes-Oxley Act (SOx). GRI G4-45, G4-46, G4-47

The risk matrix is analyzed every year, considering the critical topics for the sector, geographies served worldwide, and the economic, regulatory and social scenarios. Company activities are monitored by the Board of Directors, by the Advisory Committees and the Executive Board, which are responsible for a critical analysis and validation of risks identified and addressed by the Company. GRI G4-2, G4-46

For example, the Company develops its strategy for environmental risk assessment, which encompasses specific indicators, such as energy, water and fuel consumption, treatment of effluents, waste and greenhouse gas emissions. In order to reduce dependence and avoid compromising the process because of shortage of water and/or energy, for example, BRF defines goals foe the reduction in consumption of these natural resources.

COMMITMENT TO RAPIDLY RESPOND TO EXTERNAL FACTORS AND ENSURE BUSINESS CONTINUITY.



OUR RISKS

FINANCIAL

What is the risk? impacts arising from transactions, exchange variations and negotiations deleterious to the Company's financial health.

Our response: the Company has a Financial Risk Management Policy in place, revised in 2015, whose application is the responsibility of an executive committee that has the same name. This policy, along with its strategic documents, defines the limits of the Company's exposure to risks, such as exchange and commodities, and allow for the veto of proposals considered inappropriate and the definition of standards for transactions and operations.

ELECTRIC POWER

What is the risk? price and availability, which depend on external factors, such as supply and demand.

Our response: management of risks associated with electric power is done through constant monitoring of political, regulatory and climate conditions that can interfere in the cost and availability of electric power, considering that the Brazilian energy matrix is predominantly based on hydroelectric sources. The risk mitigation strategy involves reduction in consumption, acquisition of electric power in the free market, using mathematical models, taking into account future short- and medium-term climate scenarios. BRF prioritizes renewable sources of energy, and observes its commitments in relation to climate change. GRI G4-EC2

SUPPLY CHAIN

What is the risk? social and environmental noncompliance, failure in procurement process, and problems associated with quality of services and raw materials.

Our response: given the extent and complexity of its production chain, BRF has in place a series of actions and guidelines, among which the Corporate Standard for the Acquisition Process, the assessment of Likelihood of Default (PRINAD) – prepared by Serasa –, and the development and updating of the Strategic Sourcing – a tool used by procurement to analyze the market, the category (analysis geared towards internal environment to understand consumption, and use) and the sourcing strategies and negotiation, as well as the supply risk of each supplier involved in the chain. These practices reflect in the Supply Chain Monitoring Program (*read more on page 112*).

OPERATIONAL

What is the risk? accidents with assets and occurrences that affect productivity and the continuity of the operation – such as scarcity and cost of labor, logistics network, plants, etc.

Our response: the Environmental Health and Safety Program (HSE), in place since 2008, includes the development of a culture that promotes the mitigation of risks and preservation of life, based among other pillars, on the Operational Risk Management Program (PGR) since 2010. The Company also has had in place, since 2014, the Operational Control Center located in Curitiba (PR), which allows for the integrated administration of the logistics operations. Supplementing these actions, the Company has insurance for damages and occurrences involving our main assets, such as facilities and goods. GRI G4-14

SANITARY CONTROL

What is the risk? legal nonconformity or international embargoes associated with failure in production processes.

Our response: this risk is mitigated by adopting quality principles in the plants, in the supply chain and in the distribution processes. In the slaughter units, for example, there are practices to understand and also exceed sanitary legislation of the markets and avoid eventual embargoes.

COMPLIANCE

What is the risk? occurrence of problems associated with noncompliance with regulations, standards and applicable legislation in the sector, or with the industry/private sector as a whole.

Our response: the Company maintains a system of internal controls and a compliance program with the purpose of ensuring conformity with the requirements of the Brazilian and international legislation in order to mitigate risks associated with non-compliance. In 2015, we modernized the

Our risk management model enables the control of externalities of the business, including financial and environmental variables.



reporting channel, which is now called BRF's Transparency Channel, aiming to further promote an open debate and transparency in the Company's relations with the market and society.

FOOD SECURITY
What is the risk? occurrences and problems associated with quality and the impact of our products on the health of consumers.

Our response: our quality system has specific programs in place for the security of foods, in addition to Best Practices in the Production and Analysis of Hazards and Critical Control Points, with preventive measures to eliminate biological, physical and chemical risks. Suppliers have specific quality assurance clauses in their agreements, ensuring a traceable production down to the level of care and agricultural practices (feed and medication, for example). Additionally, BRF invests in cutting-edge equipment such as metal detectors and x-ray equipment for the reduction of physical contaminants; and the certification of production locations; and in purchases aligned with international standards.

COMMODITIES
What is the risk? volatility and seasonality of certain inputs and raw materials are examples of monitored risks, considering that some are central to the business, such as corn, soy meal, soybeans and pork, in addition to domestic and foreign market conditions, diseases, sanctions and embargoes that could affect supply. GRI G4-EC2

Our response: risk of volatility in prices of commodities are also considered by the Financial Risk Management Policy, as described above. Nevertheless, management of commodities is integrated not only to protect the Company from pressure of costs, but also to allow for the proper supply and quality of inputs. To this end, the Company has a dedicated team to track the main variables that affect the commodities market, such as climate, global production, buffer stocks and international trade in order not only to supply its units worldwide, but also to capture opportunities in optimizing freight costs, production efficiency, and intelligent use of resources available.

OUR RISK MANAGEMENT POLICY IS REVISED AT LEAST EVERY TWO YEARS.

IMAGE AND REPUTATION
What is the risk? situations and incidents that could affect the image of the Company and its reputation in aspects such as corporate governance, reliability, ethics, and transparency.

Our response: BRF has in place a risk and reputation policy, and a marketing policy responsible for providing support to all business segments. Additionally, the Company's commercial standards cover market relations in Brazil and abroad.

LEGAL/FISCAL
What is the risk? exposure to sanctions due to nonconformity.

Our response: regulatory and legal aspects are monitored in the various markets in order to reduce the risk and provide greater safety and predictability to the operation.

ENVIRONMENTAL
What is the risk? environmental risks impact the entire chain, from the production of grains to the production units, including environmental accidents that can result in damage to the environment, fines and sanctions, as well as to the Company's image. The main impacts are: (i) shortage of water in the receiving body, resulting in limitation in the use of this resource for industrial purposes; (ii) shortage of water in the region of hydroelectric plants, thereby reducing the volume of reservoirs for the production of energy that can lead to rationing, increased operating costs, and in critical situations, blackouts; (iii) reduction and/or loss in the flow of artesian wells given the shortage of water; (iv) and use of renewable fuels burned in the boilers and not yet been considered in the country's legislation. These topics are being studied and debated with the competent agencies, developers and regulators of policies and regulations (*read more on page 118*).

Our response: project to determine the water risk to Company plants, assessing both internal and external factors that can adversely impact our business. Increasingly more efficient projects to reduce consumption of natural resources in BRF's activities. More rigorous controls and environmental monitoring, in

all aspects that could generate environmental impacts (effluents, waste, water abstraction, air emissions, noise, odor, etc.), proactively working to avoid the occurrence of environmental accidents. If even so an accident were to occur, BRF has in place ways of reporting and immediately addressing the problem in order to reduce the extent and impacts of the accident.

CLIMATE CHANGE

What is the risk? extreme changes in temperature or rainfall pattern that could influence agricultural productivity, animal welfare, and availability of energy – since hydroelectric plants are predominant in the Brazilian energy matrix. These changes can directly affect Company costs due to several factors. A mapping of climate risks took into account the regulatory aspect, monitoring trends for changes in legislation in environmental licensing, incorporating the emissions of GHG in the domestic and international setting; the reputational aspect, given that markets in developed countries are more demanding in terms of environmental aspects of products, especially in terms of emissions.

Our response: among the initiatives to minimize the risks mapped and to ensure competitiveness in terms of costs, we can include monitoring of stock in the purchase of grains and constant monitoring of climate in agricultural regions, to help guide decision-making in purchasing and anticipation of fluctuation of prices of commodities in the market; development of energy efficiency projects; technological innovation in agricultural facilities, in order to improve ambience and climate control to ensure animal welfare. GRI G4-EC2


SALAME TIPO
italiano
Sadia

WITH AN EYE ON THE FUTURE

GRI G4-2

BRF's business vision considers opportunities and specific trends in the food industry – which, in Brazil and worldwide, will prove to be instrumental in facing challenges associated with population growth, in addition to addressing specific risks associated with regulatory and social and environmental factors.

THE RISK: WATER RESOURCES

A study conducted by the United Nations Food and Agriculture Organization FAO) indicates that, in the next two decades, the increase in demand for water on a global scale will be of 50%. With this, it is estimated that by 2025, 1.8 billion people will live in countries or regions with absolute shortage of water, and two thirds of the global population will be in geographies characterized by water stress. By the year 2050, demand for water will jump 55%, according to the United Nations agency – including regions such as North Africa and the Middle East, where key markets for BRF are located.

An essential raw material for our businesses, water is present from the production of grains and inputs, up to the agricultural chain, including our production processes. To this end, we are aware that its use in industry can influence the availability of the resource in the environment; furthermore, shortage or absolute lack of this resource represents a critical risk for the industrial activities of the Company.

In order to mitigate these risks, the development of a methodology to evaluate water risks was initiated in 2015 in those locations where the Company has operations, in order to understand the specific impacts of the Company and other players in the regions and, consequently, reduce exposure to supply risks in each location. In 2015, the methodology was applied as a pilot project in 5 Company units (*read more on page 119*).

THE OPPORTUNITY: DEMAND FOR FOOD

According to data from FAO, in 2030, the global population will reach 8.3 billion. By 2025, demand for food will include an additional 1 billion people. Consequently, by 2050, demand for food should increase by 70%.

This data shows that, since our business involves production and export of beef and processed and frozen foods, it has a strategic importance, with a growing demand and capacity to supply regions lacking animal protein, such as the Middle East and Africa – not surprisingly, markets where we are present and where we have adopted more efficient strategic and distribution strategies. Our internationalization strategies, such as the strengthening of the Sadia brand globally, adjustment to end consumers, and a sustainable operation are consequence of the adjustment of the business to these trends. and adequacy to end consumers are consequence of the adjustment of our business to these trends.

Examples of future trends in consumption and global environmental issues that could influence our strategy.


CAPACIDADE
MÁXIMA
2.000 KG

RESULTS

In 2015, the global expansion strategy yielded good results for the Company, including advances in culture, financial soundness, chain management and innovation.


PATY
LIGHT
PATY
FINITAS

Internationalization
STRATEGY IS SUPPORTED BY BRAND, DISTRIBUTION AND PRODUCTION CAPACITY.

Over the last two years, BRF has intensified its internationalization process, forming joint ventures, opening sales offices, and acquiring factories, brands, and distributers. In all, there were eleven large movements involving joint ventures and acquisitions – five in the Middle East (UAE, Oman, Kuwait, and Qatar), two in Asia (Singapore and Thailand), two in Europe (United Kingdom), and two in Latin America (Argentina). This strategy, supported on three pillars – brand, distribution capacity, and production – , allowed the Company to close 2015 with the positive results reported in this section.

To align accounting with the guidelines of the International Integrated Reporting Council (IIRC), the Company divided the sections following its guidelines for value generating capital. The goal is to connect financial and non-financial information, showing the links between the Company's different results in 2015, with capital as the main character, which creates value and is directed toward end consumers. This section will address five types of capital: Financial and Built, Intellectual, Human, Social, and Natural.



3 PILLARS
supporting our strategy: brand, distribution and production capacity

Financial and Built Capital

Operating results in Brazil and in international markets, with a high level of cash generation and low debt, continue strengthening the financial soundness of BRF, reasons that led three major rating agencies to raise BRF's global corporate credit rating in Brazil (*see box*). This positive evaluation from the agencies reinforces the Company's financial capacity and flexibility to support its international expansion plan.

PUBLIC OFFERING

BRF made a successful offering of Agribusiness Receivables Certificates in September, due to exports contracted with BRF Global GmbH in favor of Octante Securitizadora S.A.. The public offering reached the amount of R$ 1 billion, the largest in the segment, being assigned a brAAA rating by Standard & Poor's. The Agribusiness Receivables Certificates will have remuneration equal to 96.9% of the DI rate over a period of nine months.

SUSTAINABLE FINANCE

BRF has been seeking to increase its transparency and improve its results concerning sustainable development, since this is one of its strategic pillars. With that, in June 2015, the Company was the first in South America to issue 500 million Euros in Senior Notes (green bonds) abroad.

Maturing on June 3, 2022, with 2.75% interest per annum, the Company has seven years to invest in projects with proven reduction of environmental impacts. During this period, BRF's approach to monitoring, auditing, and reporting the use of these resources will also ensure investors that they are being duly managed. The Company will have an annual compliance review to ensure that the project selected for the security complies with the security eligibility criteria. With the operation, the Company had the lowest rates ever obtained by a Brazilian company in the European market, including, under Brazilian Treasury bonds.

The resources obtained with this offer will be used to finance sustainable projects in the areas of energy efficiency, reduction of greenhouse gas emissions, renewable energy, water use management, waste management, use of sustainable and efficient packaging, sustainable management of forest areas, and reduction in the use of raw materials (*read more on page 117*).

This funding will provide visibility to the commitment BRF already had with sustainable development projects, and will allow for improvement in the Company's debt profile.

2016
The Company will continue to expand its operation in line with its ambition to be a global food company that is brand and consumer centered.

MARKETS
BRF's international expansion boosted the Company's results, maintaining a robust and sustainable growth rate. The Abu Dhabi plant, an example of this new phase, has been exceeding all of its goals, consolidating the Company's presence and image in the Middle East (*read more on page 63*).

In Brazil, the economic scenario in 2015 was challenging, with an increased interest rate and high inflation and unemployment rates, adversely affecting the business environment, which, in turn, also caused a downturn in consumption, with more pressure on volumes and prices throughout the year. However, BRF managed to increase its net revenue

by 4% during this period in Brazil (*read more on page 62*).

With the return of the Perdigão brand in relevant categories, the Company now has a more complete portfolio, strengthening and differentiating the positioning strategy of its major brands.

In this context, Sadia gains space to inaugurate a more premium segment in the processed food market, with superior quality and innovative and modern attributes. Perdigão will focus on affordable categories in the protein market, with the characteristics of a "family" brand, that "pleases everyone"; and the possibility of offering the customer a smart choice seeking BRF's standard of quality at an affordable price.

Regarding the dairy division, in June 2015, the Company concluded its sale to Lactalis. The amount of the transaction was approximately R$ 2.1 billion and is in line with the strategy focusing on the Company's core business.

In 2016, the Company will continue to invest in the Go-to-Market strategy, in its brand portfolio and employees, will extend the sustainable growth model, and disseminate its practices abroad to all partners and communities. Other focuses on generating value are the increase in ROIC, the quality of its products, and internal processes, and consumer orientation.

2015 SCENARIO

With the Brazilian economy in recession and the high dollar exchange rate, imports dropped by 24.3% in 2015. With this, the surplus – export less purchases abroad – on the Brazilian trade balance was US$ 19.6 billion, the highest amount in four years. The volume of exports grew 10%, but the reduction of 22% in international prices mitigated the gain obtained by the high volume of exports. Exports of the three categories of products showed a decline in 2015, compared with 2014: basic (-19.5%), including the drop in revenue from chicken and pork meat; manufactured (-8.2%); and semi-manufactured (-7.9%).

Regarding the Gross Domestic Product (GDP), the economy continued its slump in 2015, with expected 3.40% drop, driven by the strong decline in investments, industry, and services. According to the Focus Survey, carried out by the Central Bank with financial institutions and published in January, it is estimated that in 2016, the drop in GDP will be 2.8%. Inflation in 2015 closed at 10.67%, measured by the National Consumer Prices Index, a significant high influenced by the increase in all groups of products and services included in the official inflation, mainly by the raised electricity cost and price of fuel. For 2016, the Focus economists' projections point to an inflation rate of 6.87%.

Agency	Rating 2015	Rating 2015
Fitch	BBB-	BBB
Standard & Poor's	BBB-	BBB
Moody's	Baa3	Baa2

International expansion boosted BRF's results in 2015, maintaining solid and sustainable growth.

OPERAÇÃO

Slaughter of poultry rose 3.7% in 2015, compared with the previous year, while pig slaughter dropped 0.8%, compared with the same period. However, cattle slaughter dropped 56.2% in 2015 due to the transfer of cattle slaughter plants to Minerva in October 2014.

The volume of food produced (considering only poultry and pigs) increased 2% in 2015 compared with 2014, totaling 3,714,000 tons.

1.7 MI

was the total number of head of poultries slaughtered in 2015.

9,500

was the total number of head of swine/cattle slaughtered in 2015.

The production of meat, other processed products and feeds registered little growth in 2015.

SLAUGHTER – CONSOLIDATED

GRI G4-FP9


3.61%
1,664
1,724
-1.1%
9,621
9,511
2014
2015
2014
2015
POULTRY SLAUGHTER (MILLION HEAD)
PIG/CATTLE SLAUGHTER (THOUSAND HEAD)
VARIATION

PRODUCTION (THOUSAND TONS)

GRI G4-FP9


1%
3,825
3,864
2.4%
482
494
0.7%
10,360
10,437
2014
2015
2014
2015
2014
2015
MEATS
OTHER PROCESSED PRODUCTS
FEED AND CONCENTRATES
VARIATION

BRAZIL

The volume of products sold in Brazil totaled 2.4 million tons, 3% lower than that in 2014, a reflection of disposal of the bovine division. In 2015, the volume of processed foods increased 4% compared with the previous year.

Net operating revenue (NOR) in Brazil totaled R$ 16 billion, 4% higher than in 2014, a result mainly due to the increase of 7% in income from processed foods.

EBIT in Brazil totaled R$ 1.6 billion in 2015, with a drop of 19% compared with the previous year, registering a reduction of the EBIT margin of 2.9 p.p. compared with 2014. This result occurred due to higher costs because of the impact of foreign exchange that hindered the expansion of the gross margin, and the increase in operating expenses, reflecting the larger investments in marketing, trade marketing, and the Go-to-Market strategy. In addition, the results from Brazil suffered a negative impact from other operating results and from equity income, which influenced the results in Minerva, a company over which BRF has a 15.1% shareholding interest.

Given this more challenging economic context, the implementation of initiatives emphasizing operational excellence, especially in cost management and in sales, that will be drivers for growth in the market, remain priorities for BRF, aiming toward the recovery of the operating margin in Brazil. Price adjustment and new products will be the major growth drivers for profitability in 2016.

The Company remains confident in its strategy and in its capacity to resume growth in Brazil through more internal effort toward reducing the cost of services, a more robust sales structure that is regionally focused with improved execution, and by strengthening BRF's leadership by repositioning its major brands.

MARKET SHARE (VALUE – %)
2015 – per category


63.9
41.3
63.3
67.3

— READY-TO-EAT MEALS
— SAUSAGES
— COLD CUTS
— MARGARINE

Source: Nielsen.

SALES BY CHANNEL – BRAZIL
(% of net operating revenue)


Retail[1]
43.9
44.7
Food Services[2]
9.4
9.7
Self-service[3]
36.6
34.2
Wholesale[4]
10.1
11.4

— DISTRIBUTION CHANNELS 2015
— DISTRIBUTION CHANNELS 2014

1. *Smaller retail clients, such as supermarkets, butchers, grocery stores, bakeries, etc.*
2. *Restaurants, hotels, pizza shops, industrial kitchens, government agencies, etc.*
3. *Key accounts with one to fifty checkouts, including wholesale branches.*
4. *Distributors, small wholesalers and sales representatives belonging to the Rota Retail Department.*

SALES – BRAZIL

	R$ million			Thousand tons			Average price – R$		
	2015	2014	Var. %	2015	2014	Var. %	2015	2014	Var. %
In natura	3,027	3,086	(1.9)	499	491	1.6	6.06	6.28	(3.5)
Poultry	2,293	2,045	12.2	401	364	10.2	5.72	5.62	1.8
Pork	697	702	(0.8)	96	98	(1.7)	7.23	7.16	0.9
Bovine	34	339	(90.0)	2	29	(93.6)	17.96	11.53	55.8
Other	3	0	–	0	0	175.2	20.06	-1.66	–
Processed	12,228	11,384	7.4	1,713	1,644	4.2	7.14	6.93	3.1
Other sales	783	955	(18.0)	182	339	(46.2)	4.29	2.82	52.4
Total without other sales	15,255	14,470	5.4	2,212	2,135	3.6	6.90	6.78	1.7
Total	16,038	15,424	4.0	2,395	2,474	(3.2)	6.70	6.23	7.4

Food Services

With structural reorganization, the Company began reporting the results of this division with the regional results (Brazil, Middle East/Africa, Asia, Europe/Eurasia, and Latin America).

BRF INTERNATIONAL

BRF's global operations recorded significant economic and financial results in 2015. At the same time, the Company advanced in the value chain in the markets in which it operates, introducing products with more added value, improving the prices with more control over retail. This was boosted by recent acquisitions in the United Kingdom, Argentina, and Thailand (*read more on page 42*).

The result of all regions represented NOR of R$ 16 billion, 19% more than that of 2014. Regional sales in Brazil were responsible for 50% of net operating revenue, an increase of 3%, reflecting the Company's local positioning strategy, through acquisitions or partnerships.

ABU DHABI: SUCCESS CASE

In its first year of operation, the plant in Abu Dhabi, in the UAE, built success stories. Designed using Brazilian know-how, which encourages practices related to work safety and diversity, the plant, in its first year of operation, did not record any accidents and brought together employees from 29 nationalities. Another success factor is having raw materials from a local supplier, which places the Company on another level of knowledge and market orientation. The idea is to use this plant as a model for international expansion, a reference in integrating into the global production chain.

Given the success of this operation, the Company decided to accelerate its expansion, which before was expected to be in 2020, increasing annual production from 70,000 tons to 100,000. The additional production capacity aims to meet both the increased demand in current markets as well as that of potential new markets. The Company will increase the number of lines of products in the plant to meet the demands of each market in a flexible and personalized manner. It is also a way to make the United Arab Emirates an important center for export.

Highlights:
- A year ahead of the business plan
- Serves a global key account
- Over 400 employees from 29 nationalities
- No accidents since its inauguration

INTERNATIONAL IN 2015

LATIN AMERICA

The year 2015 had important achievements in this region. The Company consolidated this market, with a closer relationship with consumers (business to consumer model – B2C), aligned with the Company's global strategy. More than a financial contribution to BRF, the region brings a success story to the Company's internationalization process, with important acquisitions, especially in Argentina. In addition to acquiring seven brands from Molinos Río de la Plata in November, the Company entered strongly in the Argentine pork market when acquiring Campo Austral (*read more on page 42*). When the transaction is complete, BRF will gain relevance in the categories of cooked ham, salami, bologna, and pork, allowing the Company to inaugurate the integrated pork chain.

Another important highlight was the advance in the Company's footprint manufacturing project in Argentina. BRF invested R$ 40 million to expand our chicken, cold cuts (bologna, ham, franks) and hamburger production, especially processed products with higher added value (*read more on page 85*). After two years of restructuring the six plants, its integration was accelerated in 2015, by standardizing production, product quality, and serving clients with specific needs. The Company will advance and grow in this market, which will also serve as a platform for global export and BRF service, an integrated internationalization process.

R$ 40 MILLION

was the amount invested to expand our production capacity of chicken, cold cuts and hamburgers

During the next three years, the Company will focus on B2C in Latin America, on products with brand, innovation, and market leadership. This means that BRF will continue to invest more in expanding to new markets; seeking consolidation in Argentina; growth in Chile, where there are several opportunities for innovation and product launches; begin B2C in Peru (2015 was the first year of direct sales); and strengthen its presence in Mexico.

EUROPE AND EURASIA

Presence in Europe allows access to several markets with already developed protein consumption and is instrumental to follow the main food market trends and an important innovation center. In Eurasia, the most representative country is Russia, where the Company has a strong presence, especially in the pork markets (in 2015, BRF reached over 2,000 points of sale) and lasagna (in six months, the Company has over 8% of the market share).

BRF maintains seven offices in Europe, allowing its staff to stay close to consumers. The Company also transferred its headquarters in Holland to Austria as part of its expansion strategy in the B2C model geared toward Eastern Europe. The Company's potential in these regions is increasing, with two important transactions: establishing a joint venture with Invicta Food for distributing processed foods in markets in the United Kingdom, Ireland, and Scandinavia; and the Company acquired the food distributor Universal Meats, which operates in the food service segment, in the United Kingdom (*read more on page 42*).

The Company decided to work with the proper packaging for food service in Italy, Spain, Greece, and Portugal, with the Sadia brand, in addition to retail. BRF reached over 1,500 tons in 2015.

In Eurasia, the Company entered into three markets in Eastern Europe – Hungary, the Czech Republic, and Romania. To enter in these regions, BRF developed a portfolio of industrialized products for each market based on consumer research and packaging innovation (breaded foods).

In the Middle East, we began to control much of the distribution in the Gulf region, which contributed to further strengthen our presence in the region.

THE MIDDLE EAST

The Company continued the acquisition strategy in this region, acquiring the frozen foods distribution business from Qatar National Import and Export. Thus, the Company began to control distribution in most of the Gulf region, strengthening its presence in the region even more, in addition to implementing an efficient process, installing a local service center.

Investments in brands, development, and in market presence carried out in the last two years gave the Company record results, in line with what the BRF wants to be: a strong brand, controlling distribution and go to market, as well as gain local positioning, which makes a big difference and provides stable and sustainable results. Currently, 50% of the distribution of its products in the region is handled in-house, 25% is outsourced, but under the Company's control (freight price, etc.), and the other 25% is carried out under the traditional model.

The Company managed to launch several products in less development time, between two to three months – before, it took a year and a half. In 2016, BRF intends to place new products in this market, with incorporated innovation, in line with its strategy for the consumption of healthier products.

AFRICA

Although the region has faced a shortage of dollars due to its unstable trade balance affected by the drop in the price of oil, decreasing its ability to import a variety of products, among them animal protein, the Company managed to handle the problem by giving more credit to clients and focusing on products with more affordable prices, such as hot dogs and bologna. Thus, the Company maintained its results, similar to those achieved in 2014 and its market share. In Africa, which does not produce meat, the greatest problem is food security. This is the model with which BRF will work for the short and medium term, offering affordable products in terms of consumption and prices, with its own distribution in the region.

ASIA

The record economic and financial performance in the region is a result of work carried out over 18 months, building distribution partnerships in key markets and progress with the governments and with clients in order to serve the consumer market.

In 2015, the Company pursued the goal of transferring its commodity sales model in order to enter the become closer to consumers. BRF improved, for example, its positioning in the Japanese market, increasing the proximity to other markets.

In China, diversification involved both geographies and channels, covering new regions and channels. In terms of consumers, the Company has consumption building experience in three major regions: Hong Kong, Guangzhou, and Shanghai.

BRF also strengthened its presence in Southeast Asia, reactivating its sales to countries such as Vietnam and the Philippines. In addition, the Company gained access to Myanmar and prepared four plants to export to Malaysia, whose HALAL food certification agency is considered the strictest in the world.

In line with the Company's internationalization strategy, BRF established, in partnership with Singapore Food Industries Pte. Ltd., the joint venture SATS BRF Food Pte. Ltd., of which we hold 49% interest, allowing the Company to increase the offer of processed and semi-processed foods with high added value, beginning in the Singapore market, strengthening our retail presence. In addition, the Company acquired Golden Foods Siam (GFS), the third largest exporter of cooked value-added chicken products in Thailand, as part of our strategy to expand our global footprint (*read more on page 42*).

Strengthening of BRF's presence in these regions, through the introduction of higher value-added products, best prices and more control over retail, reflected positively on the results.


EUROPE AND EURASIA
R$ 3.640 bi
in net income
R$ 572 mi
EBIT (operating income)
+3.54% YoY
353,000
tons in sales volume
ASIA
R$ 3.290 bi
in net income
R$ 703 mi
EBIT (operating income)
+28.67% YoY
464,000
tons in sales volume
LATIN AMERICA
R$ 2.132 bi
in net income
R$ 116 mi
EBIT (operating income)
+86.20% YoY
224,000
tons in sales volume
MIDDLE EAST AND AFRICA
R$ 7.097 bi
in net income
R$ 1.214 mi
EBIT (operating income)
+285.9% YoY
1.080 mi
tons in sales volume

INTERNATIONAL SALES* (NET OPERATING REVENUE – NOR) GRI G4-8

% da ROL



10.7
11.3
19.7
22.0
5.9
6.6
10.6
10.2
2014
2015
2014
2015
2014
2015
2014
2015
EUROPE AND EURASIA
MIDDLE EAST AND AFRICA (MEA)
LATIN AMERICA (LATAM)
ASIA

* *Continued operations*

SALES – INTERNATIONAL

	R$ millions			Thousand tons			Average price– R$		
	2015	2014	Var, %	2015	2014	Var, %	2015	2014	Var, %
In natura	12,225	10,395	17.6	1,717	1,821	(5.7)	7.12	5.71	0
Poultry	10,556	8,544	23.5	1,543	1,613	-4.4	6.84	5.30	29.2
Pork	1,203	1,275	(5.6)	146	158	(7.6)	8.25	8.07	2.2
Bovine	390	528	(26.1)	21	44	(51.3)	18.24	12.01	51.9
Other	76	48	57.5	7	6	18.3	10.27	7.71	33.2
Processed foods	3,883	3,137	23.8	403	430	(6.3)	9.64	7.30	32.0
Other sales	51	50	2.4	0	0	–	722.94	–	–
Total	16,159	13,582	19.0	2,120	2,251	-5.8	7.62	6.03	26.3

R$16mi

was the total international sales

19%

was the sales growth in 2015 compared with the previous year.

GLOBAL MARKET

The following charts show behavior of global prices and production of chicken, swine, corn, and soymeal, as well as exports and exchange rates. This data influences pricing and costs of our products.

GLOBAL OUTLOOK – CHICKEN

Thousand tons

Production



17,966
18,365
13,080
13,480
13,025
13,100
10,600
10,845
3,900
4,200
3,550
3,650
25,823
25,696
United States
Brazil
China
European Union
India
Russia
Other

Exports



3,740
3,880
2,990
3,221
1,150
1,190
580
570
395
375
340
360
1,036
1,092
Brazil
United States
European Union
Thailand
China
Turkey
Other

GLOBAL OUTLOOK – SWINE

Thousand tons – carcass equivalents

Production



56,375
56,500
23,000
22,900
11,158
11,314
3,451
3,510
2,630
2,780
2,450
2,475
12,394
12,483
China
European Union
United States
Brazil
Russia
Vietnam
Other

Exports



2,268
2,370
2,350
2,330
1,210
1,210
565
580
250
250
185
200
317
319
United States
European Union
Canada
Brazil
China
Chile
Other

— 2015[1] — 2016[2]

Source: USDA/Jan. 2016.
1. Preliminary data
2. Projections

The average export price for chicken and pork dropped in 2015, with a variation of 11.86% and 38.18%, respectively.

AVERAGE PRICE EXPORTS – CHICKEN
US$/kg
Variation: (11.86%)
Dec/15 x Dec/14


1.03
0.97
1.08
1.06
0.98
0.96
0.99
1.05
1.13
1.12
1.04
0.89
0.88
0.83
0.76
0.75
0.71
0.79
0.82
0.77
0.73
0.77
0.81
0.78
JAN.
FEB.
MAR.
APR.
MAY.
JUN.
JUL.
AUG.
SEP.
OCT.
NOV.
DEC.

AVERAGE PRICE EXPORT – SWINE
US$/kg
Variation: (38.18%)
Dec/15 x Dec/14


2.28
1.93
1.95
2.12
2.03
2.05
2.26
2.47
2.55
2.65
2.52
2.26
2.13
1.60
1.48
1.36
1.40
1.48
1.37
1.30
1.44
1.45
1.42
1.40
JAN.
FEB.
MAR.
APR.
MAY.
JUN.
JUL.
AUG.
SEP.
OCT.
NOV.
DEC.

— 2015 — 2014

Source: APINCO – Economic Indicators

PRICE OF GRAINS (BRAZIL) – CORN
R$/sack (60 kg)
Variation: 29.08%
Dec/15 x Dec/14


28.43
29.03
30.43
28.58
26.65
26.63
28.05
29.36
32.64
34.49
35.42
37.06
27.69
32.00
34.40
32.72
29.53
27.46
24.56
24.10
23.09
24.98
28.94
28.71
JAN.
FEB.
MAR.
APR.
MAY.
JUN.
JUL.
AUG.
SEP.
OCT.
NOV.
DEC.

Source: APINCO – Economic Indicators

PRICE OF GRAINS (BRAZIL) – SOYMEAL
R$/ton
Variation: 12.65%
Dec/15 x Dec/14


1,145.00
1,146.00
1,162.00
1,126.00
1,119.00
1,121.00
1,083.00
1,084.00
1,082.00
1,038.00
1,150.00
1,146.00
1,118.00
1,040.00
1,091.00
1,064.00
996.00
978.00
1,063.00
1,160.00
1,245.00
1,341.00
1,315.00
1,291.00
JAN.
FEB.
MAR.
APR.
MAY.
JUN.
JUL.
AUG.
SEP.
OCT.
NOV.
DEC.

Source: APINCO – Economic Indicators

FOREIGN EXCHANGE VARIATION
R$/US$
Variation: 49.43%
Dec/15 x Dec/14


2.68
2.84
3.19
3.01
3.17
3.10
3.42
3.62
3.94
3.85
3.86
3.96
2.41
2.34
2.27
2.23
2.24
2.21
2.26
2.23
2.44
2.47
2.56
2.65
JAN.
FEB.
MAR.
APR.
MAY.
JUN.
JUL.
AUG.
SEP.
OCT.
NOV.
DEC.

Source: Bloomberg.

— 2015 — 2014

BREAKDOWN OF NOR – CONSOLIDATED 2015


By product
2.6%
39.9%
50.0%
1.6%
5.9%
By market
10.2%
6.6%
49.8%
22.0%
11.3%
POULTRY
PORK
BOVINE/OTHER
PREPARED/PROCESSED
OTHER SALES
BRAZIL
EUROPE
MEA
ASIA
LATAM

CONSOLIDATED FINANCIAL RESULTS GRI G4-EC1

NET OPERATING REVENUE (NOR)
BRF recorded a NOR of R$ 32 billion in 2015, representing an increase of 11% compared with the previous year, a result driven by the average price in reais 16% higher, despite the drop of 4% in volume in the same period, adversely impacted by the disposal of the dairy products division and of the beef segment.

COST OF GOODS SOLD (COGS)
COGS closed 2015 with a total of R$ 22 billion, 8% higher than 2014, due to the impact of the foreign exchange rate on the price of grains, components of packaging, and imported inputs, as well as freight and higher costs of utilities and energy.

Grains, a main component of the Company's costs, recorded a price increase in reais over the year, with 8% in corn, 3% in soy and 11% is soymeal. Despite the high dollar exchange rate, COGS as a percentage of NOR totaled 68.8%, compared with 70.7% in 2014, an improvement of 2 p.p.

GROSS PROFIT
BRF closed 2015 with a gross profit of R$ 10 billion, representing a growth of 19% compared with the previous year. Gross margin increased 2 p.p., from 29.3% in 2014 to 31.3%, mainly driven by better average prices in reais in all regions, especially for regions abroad (+26% YoY).

OPERATING EXPENSES
Operating expenses increased 15% in 2015, when comparing year-on-year. This is due mainly to the increase in selling expenses (+14%), affected by higher spend on salaries, as a result of

DEBT (R$ MILLION)

	On 12/31/2015			On 12/ 31/2014	
Debt	Current	Noncurrent	Total	Total	Var. %
Local currency	(1,462)	(2,358)	(3,820)	(3,993)	(4.3)
Foreign currency	(1,166)	(10,194)	(11,360)	(7,596)	49.5
Gross debt	(2,628)	(12,551)	(15,179)	(11,589)	31.0
Investments					
Local currency	775	456	1,231	2,105	(41.5)
Foreign currency	5,323	0	5,323	4,551	17.0
Total investments	6,098	456	6,554	6,657	(1.5)
Net debt	3,469	(12,095)	(8,626)	(4,933)	74.9
Foreign exchange exposure – US$ million	–	--	(117)	567	(120.7)

Total gross debt of R$ 11,847 million, as shown above, accounts for total financial Debt, added to other financial liabilities, totaling R$ 257.4 million, described in Explanatory Note 4.1f of the DFP on 12/31/2015.

collective wage agreement and restructuring on the sales teams in Brazil; higher investments in marketing and trade marketing in Brazil; and higher spend on storage. There was a 25% increase in administrative expenses mainly due to the impact of exchange rate variations on personnel from international operations.

OTHER OPERATING RESULTS
The line of other operating results was negative by R$ 445 million, 1.5% more than the expenses recorded in 2014.

RESULTS OF EQUITY INCOME
In 2015, the result of equity income went from a revenue of R$ 25 million in 2014, to a negative result of R$ 104 million, caused primarily by the impact of the proportional result in Minerva's participation. However, as of the last quarter of 2015, BRF discontinued the use of Minerva's equity income method, reclassifying it as a financial asset available for disposal.

OPERATING RESULT (EBIT)
In 2015, EBIT accumulated R$ 4.2 billion, up 22% compared with the previous year. This performance is due mainly to the increased gross profit – which offset the increase in operating expenses and the negative impact of the results of equity income.

NET FINANCIAL
In 2015, BRF presented a net financial result of negative R$ 1.7 billion, compared with R$ 991 million in 2014, impacted mainly by the foreign exchange variation on loans and financing.

INCOME TAX AND SOCIAL CONTRIBUTION
In 2015, tax expenses totaled positive R$ 389 million, compared with tax collection in the amount R$ 353 million 2014.

22%
was the increase of the operating result (EBIT) in 2015 compared with the previous year, totaling R$ 4.2 billion

EVOLUTION OF NET DEBT /EBITDA
R$ million


1.04 p.p
1.26 p.p.
1.12 p.p.
1.24 p.p.
1.28 p.p.
5,032
6,230
5,951
6,949
7,337
4Q14
1Q15
2Q15
3T15
4T15
NET DEBT
NET DEBT/EBITDA

R$ 213 million for the operating gain on the sale of the dairy division was considered in the EBITDA 3Q15.

NET INCOME

In 2015, BRF recorded net income of R$ 2.928 billion, representing a 37% growth compared with 2014. Net margin in 2015 was 9.1%, 1.7 percentage points above the previous year.

EBITDA

The Company's consolidated EBITDA reached R$ 5.525 billion in 2015, an increase of 17% compared with 2014, with EBITDA margin of 17.1%, (+1.0 p.p. year-on-year), positively impacted by a stronger operating result, mainly in international markets.

INVESTMENTS

Investments carried out by BRF in 2015 totaled R$ 2.5 billion, representing an increase of 18% compared with 2014. Of this total, R$ 1.5 billion went to efficiency, growth, and support; R$ 599 million to biological assets, and R$ 398 million to other investments and leasing.

The year's major projects include:

Operational Footprint – production optimization between plants, aiming to minimize the cost of serving each product. Optimization takes into consideration aspects of the cost of production, logistics, taxes, and guiding production. Currently, the review is also intended to improving the Company's product mix, maximizing investments for products with higher value added, in line with BRF's strategy. The reassessment of the footprint also provides more flexibility and agility in the production process.

Automation – aims to provide financial return and contribute to increasing the Company's ROIC,

INVESTMENTS (CAPEX)
R$ million
Capex 2015: R$ 2.482 billion


277
537
672
599
377
21
Growth
Support
Efficiency
Biological assets
Acquisitions/ other
Leasing

as well as reduce turnover at the plants and possible problems with the employees' ergonomics.

These two projects will continue to be a focus and highlight in the Company's Capex for the next two years.

SIMPLIFIED CASH FLOW – LTM*
(EBITDA – CHANGES IN WORKING CAPITAL – CAPEX)
R$ million


115
101
688
1,150
1,531
2,595
3,184
3,125
4,148
4,096
3,776
3,782
3,422
4Q12
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15

** R$ 213 million for the operating gain on the sale of the dairy division was considered in the EBITDA 3Q15.*

SIMPLIFIED CASH FLOW

The simplified cash flow (FCF = EBITDA – Variation in Financial Cycle – Capex) totaled R$ 3.422 billion in 2015, 18% below the previous year. The largest investments throughout 2015, combined with an increase in inventories in transit, as a result of the acquisitions of distributors in the Middle East, put pressure on cash generation during the period.

DEBT

The volume of the Company's net debt closed 2015 at R$ 7.3 billion compared with R$ 5 billion at the end of 2014, which resulted in a net debt over EBITDA of 1.28x, compared with 1.04x in 2014. In the period, net debt was negatively impacted by the foreign exchange variation on the gross debt and by the shares repurchasing program.

ASSETS AND LIABILITIES

BRF's shareholders' equity totaled R$ 14 billion, compared with the R$ 16 billion recorded at the end of 2014. One of the main factors for this result was the higher number of treasury shares, resulting from the Company's strategy to increase remuneration to shareholders via the share repurchasing program.

INTEREST ON CAPITAL AND DIVIDENDS

In 2015, BRF distributed a total of R$ 900 million, as interest on own capital, and R$ 91 million in dividends, totaling a distribution of R$ 991 million.

VALUE ADDED DISTRIBUTION

Value added, which reflects the wealth added by the corporate activity, totaled R$ 16.2 billion in 2015, 27.6% higher than the amount recorded in 2014.

BRF 2015 ANNUAL REPORT

The Company invested R$ 2.5 billion in 2015, a significant growth of 18%, including various projects, with highlights to operational footprint and automation.

R$14 BI

in shareholders' equity recorded by BRF in 2015

27.6%

was the increase in value added compared with 2014, totaling R$ 16.2 billion in 2015

EBITDA (R$ MILLION)

	2015	2014	Var., %
Net profit	2,928	2,135	37.13%
Income tax and social contribution	390	-353	-210.48%
Net financial results	-1,670	-991	68.58%
Depreciation and amortization	1,317	1,230	7.01%
EBITDA	5,735	4,897	17.11%
EBITDA margin (%)	17.20%	15.40%	

DISTRIBUTION OF VALUE ADDED GRI 64-EC1 (R$ MILLION)

DVA	2015	2014	Var., %
Human resources	4,776	4,607	3.67
Taxes	3,239	4,064	-20.30
Interest/rent	5,346	2,857	87.12
Interest on capital	899	738	21.82
Retained	1,839	1,401	31.26
Non-controlling shareholding interest	20	(0)	-
Dividends	91	86	5.81
Total	16,210	13,753	17.87

BRF – CASH FLOW – CONSOLIDATED (R$ MILLION)

	2015	2014	Var., %
Operating activities			
Net profit for the period	2,928	2,135	37.13
Adjustments to the result	3,424	2,314	47.99
Variations in assets and liabilities			
Accounts receivable from clients	(1,112)	459	-342.26
Inventory	(1,066)	369	-388.80
Biological assets	(199)	75	-364.75
Interest on capital received	16	55	-70.94
Suppliers	882	203	334.70
Payment of contingencies	(194)	(259)	-25.09
Payment of interest	(694)	(619)	12.15
Payment of income tax and social contribution	(7)	(6)	24.75
Other rights and obligations	(563)	115	-589.49
Cash originated by continued operational activities	3,415	4,842	-29.47
Cash originated by discontinued operational activities	2	160	-98.49
Cash originated by operational activities	3,417	5,002	-31.68
Investment activities			
Financial investments	71	(0)	–
Investment in restricted cash	(1,711)	(16)	–
Goodwill on the acquisition by non-controlling shareholders	-	(1)	–
Acquisition of companies	(91)	(373)	-75.62
Acquisition of interest in joint ventures	(62)	(54)	15.10
Acquisition of fixed assets / investments	(1,297)	(1,021)	27.01
Acquisition of biological assets	(589)	(517)	13.90
Revenue from disposal of fixed assets	252	171	47.90
Investments in intangible assets	(205)	(50)	307.49
Revenue from disposal of discontinued operation net of cash transferred	1,977	-	
Cash originated (invested) in continued investment activities	(1,654)	(1,862)	-11.19
Cash originated (invested) in discontinued investment activities	(12)	(51)	-75.95
Cash Originated (invested) in investment activities	(1,666)	(1,914)	-12.92
Financing activities			
Loans and financing	259	409	-36.79
Reverse factoring	719	-	
Dividends and interest on capital	(889)	(726)	22.47
Cash generated in financing of discontinued activities	(20)	109	
Acquisition of treasury shares	(3,766)	(351)	973.04
Disposal of treasury shares	82	100	-17.37
Cash originated (invested) in financial activities	(3,614)	(459)	687.22
Cash generated (invested) in financing discontinued activities	20	(109)	
Cash generated (invested) in financing	(3,594)	(568)	532.67
Foreign exchange variation on cash and cash equivalents	1,199	359	234.03
Net increase (decrease) on cash balance	(644)	2,879	-122.37
Cash and cash equivalents at the beginning of the period	6,007	3,128	92.06
Cash and cash equivalents at the end of the period	5,363	6,007	-10.72

PERFORMANCE OF ADRS X DOW JONES
Baseline 100 – Dec/05 – 5 year series


119
129
129
147
89
106
113
143
154
151
Dec./11
Dec./12
Dec./13
Dec./14
Dec./15
BRFS3
DOW JONES

PERFORMANCE OF SHARES X IBOVESPA
Baseline 100 – Dec/10 – 5 year series


136
159
188
246
218
82
88
74
72
63
Dec./11
Dec./12
Dec./13
Dec./14
Dec./15
BRFS3
IBOVESPA

648.6 mi
was the volume shares traded at BM&FBOVESPA in 2015.

BRFS – NYSE

	2015	2014
Prices – US$*	13.82	22.73
Volume of traded ADRs (millions)	398.45	373.7
Performance	(40.6%)	33.1%
Dow Jones index	1.5%	13.5%

*Closing.

BRFS3 – BM&FBOVESPA

	2015	2014
Prices – R$*	54.704	61.641
Volume of traded shares (millions)	648.60	569.45
Performance	(13.3%)	47.9%
Bovespa Index	(7.6%)	5.0%
IGC	(6.0%)	11.1%
ISE	(7.6%)	5.3%

*Closing.



Intellectual Capital

THERE WERE 307 INNOVATIONS AND RENOVATIONS, REPRESENTING A RENEWAL RATE OF 9.5%.

At BRF, intellectual capital is a pillar supporting its ambition to be a global company admired for its brands and a reference in quality. Developing new products, adapting to the needs of more than 120 countries and casting an innovative look over production and agricultural processes are key to ensuring our market share and, in the long term, creating a relationship of trust with our consumers.

In 2015, BRF launched in the global market 307 innovations and renovations, which represents a renewal rate of 9.5%.

Year after year, the Company has increased investments in innovation. The amounts cover research and development both in products and in agricultural studies; thus, BRF anticipated consumer trends, improved its market share in strategic categories, and strengthened the presence of its brands. In agricultural studies, the Company enhanced the genetics of its assets, as well as improved feed conversion and aligned its operations with reference practices in areas such as animal welfare, for instance.

By revising the strategic plan process, BRF chose the profitable portfolio model – which, in practice, translates into investments in the core business, with innovations focused on high added value products that provide convenience, quality and reliability.

In 2015, BRF reinforced its innovation-focused structure with the creation of a global executive board for the topic, supported by five innovation centers and Research, Development and Innovation (RD&I) teams spread through major markets.

This model intensifies the Company's actions in both innovation and marketing in order to realize the Go-to-Market strategy in Brazil and in the world, with independent decision-making and solutions that meet our consumers' local preferences – in a "glocal" business model.

For the global market, in 2015, BRF defined a nutritional strategy and brand positioning, electing, for each region and consumer profile, the key values and attributes the Company wants to emphasize in its products.

With special focus on the Sadia brand, BRF invested in strategies to get closer to consumers in markets such as Asia and the Middle East – where the Company recorded important advances in market share (*see chart*) –, with customized products adapted to local demands.

INNOVATION HIGHLIGHTS IN 2015

BRAZIL

PORTFOLIO OPTIMIZATION
We discontinued 250 SKUs in 2015.

EXECUTION OF THE 2014 INNOVATIONS
(Area, Soltíssimo line, Frango Fácil)

RETURN OF PERDIGÃO
Return of the Perdigão brand in the categories of hams and smoked sausage, and pork for the holiday season

EXPANSION OF CORE PRODUCTS (SNACKS)
Launch of Sadia brand in the snacks segment (Salamitos)

MIDDLE EAST AND AFRICA

PRODUCT RENOVATION
Change in size and packages of products, such as hamburger and nuggets, meeting market demands

LAUNCHES
Launch of products, such as breaded hamburger and smoked sausage, expanding BRF's presence in the market

ASIA

EXPANSION OF CORE PRODUCTS (SNACKS)
Launch of Sadia brand in the snacks segment (Pao Jiao)

EUROPE

FOOD SERVICE
launches focused on practicality and customer loyalty building

SADIA
Strengthening of the brand focused on higher added value through innovations in sizes and packages

RUSSIA
Award as the country's most innovative company, focusing on ready-to-eat meals and lasagna

HEALTHINESS
Innovation in gluten-free products and premium category

LATIN AMERICA

RENOVATION OF PATY PRODUCTS
New package and visual remodeling

IQF CHICKEN
Launch in a new market

COLD CUTS
Launch of baloney and renovation of other products, such as ham, to strengthen the category

VEGETABLES
Renovation, with new packaging and sizes

INNOVATION CENTERS
CURRENTLY, BRF HAS FIVE CENTERS DEDICATED TO RESEARCH AND DEVELOPMENT OF NEW PRODUCTS


HOLLAND
Oosterwolde
UNITED ARAB EMIRATES
Abu Dhabi
BRAZIL
Jundiaí (SP)
SINGAPORE
Singapore
ARGENTINA
Buenos Aires

INVESTMENT IN INNOVATION
R$ million


190
227,280
2014
2015

"GLOCAL": ARE YOU FAMILIAR WITH THIS EXPRESSION?

A widely used term in modern anthropology, "glocal" is a neologism that associates the terms local and global – making reference to the simultaneous movement of culture globalization and return to local traditions.

For BRF, the combination of globally known brands and local production, which meets consumers' expectations, brings the concept of a new business model that values the presence in the most different geographies without putting aside cultural traces and the preferences of those acquiring our products, as well as responding to emotional demands and putting together functionalities aligned with the needs of each market.

SALES GROWTH OF PROCESSED FOODS IN THE MIDDLE EAST (R$ MILLION)
R$ million


19%
2014
2015


PERDIGÃO
PERDIGÃO

RETURN OF PERDIGÃO

The great news in the Brazilian market was the return of Perdigão to retail. In compliance with the norms defined by CADE (Administration Council for Economic Defense), some of the brand's products and categories were suspended from the market, for periods between three and five years – including lasagna, pizza, kibbeh, ham, smoked sausage, and salami.

In 2015, Perdigão was back on the shelves with lines of ham, smoked sausage and pork cuts (cooked ham, seasoned pork shoulder, pork loin and pork rump cover). With this, the brand starts operating again in 83% of market categories of processed foods.

The second most valuable brand in the country in the food sector, Perdigão complements Sadia in the expansion of BRF's businesses. More than a product relaunch, Perdigão received a substantial reinforcement of its presence in the media. To leverage its market presence, the brand got a new slogan in 2015: "*Evite surpresa, vá na certeza*" (in loose translation: "Avoid surprises, go for the sure thing"). The idea is to strengthen the bonds of trust built throughout more than 80 years with consumers, and consolidate Perdigão as a brand for the Brazilian family, with affordable prices and guaranteed quality products.

To advertise the return of the brand, a significant investment in marketing was made. Advertising campaigns with the couple Luciano Huck and Angélica reinforced Perdigão's brand positioning with families. In addition to TV commercials and magazine ads, the brand had product placement activations on the TV show with the highest ratings on Brazilian television, "Domingão do Faustão" (TV Globo); had its product packaging redesigned, becoming more modern; and had specific activations at points of sales.

Back in the market

Next categories of Perdigão to return to retail

2016
Salami

2017
Lasagna, turkey breast, frozen pizza, kibbeh and meatballs

OUR LAUNCHES

Among the more than 300 national and international innovations and renovations in 2015, we innovated with new packages for chicken cuts and holiday season products, margarine, cold cuts and food service items. Of the total, nearly half the innovations were geared toward the Brazilian market, influenced by the return of the Perdigão brand in the year.

Based on market research and direct consumer survey, we invested in products with practicality/convenience attributes – that is, easy handling without compromising flavor – and healthiness. Some of the recent highlights:

KIT FESTA SUÍNOS PERDIGÃO (PERDIGÃO PORK PARTY KIT)
Back in the market for the 2015 holiday season, the new line included seasoned and frozen pork loin, smoked pork leg, bone-in/boneless seasoned pork shoulder, and cooked ham.

FRANGO FÁCIL PEITO SADIA (SADIA EASY CHICKEN BREAST)
Launched in 2014 in certain grocery stores in Brazil to simplify and optimize the time spent preparing chicken, the Easy Chicken line started 2015 with one more option, chicken breast cuts.

In all, there are four versions, adding the new line to that of whole chicken, drumsticks and thighs, all in packages between 800 grams and 1.5 kg (for whole chicken). The main innovation is the Assa Fácil (Easy Bake) package, which allows you to take the food directly from the freezer to the oven, with a preparation time of 1 hour and 15 minutes.

PRESUNTO PERDIGÃO (PERDIGÃO HAM)
2015 was marked by the return of the ham with the highest protein and lowest fat content in the market, compared with the three leading brands in the country.

FRANGO NA MEDIDA SADIA (SADIA PERFECT PORTION CHICKEN)
Available in several versions of cuts and seasoned options, the Na Medida line is produced with a rapid freezing technology, which does not require preservatives and maintains the meat's nutritional quality, especially high quality proteins, complex B vitamins and minerals – among which phosphorus and zinc.

PAO JIAO
Launched exclusively for the Chinese market, marking the strengthening of BRF's presence in the country with the largest population on the planet, Sadia's snacks line offers consumers chicken products in several versions.

SALAMITOS POCKET
A Sadia protein snack produced with 100% salami, the new product was launched in December of 2015 in the Brazilian market in a company's venture in the snacks segment.

300+
innovations and renovations in the domestic and foreign markets in 2015.

We seek to innovate in our products, adding attributes such as easy handling, flavor and healthiness.

INNOVATION IN PROCESSES

Another important front that strengthens our business strategy is innovations in processes and relationships in terms of efficiency of our plants and routines, and the distribution and sales activities.

In the last two years, a task force has involved several areas to seek opportunities to increase productivity and streamline execution at the Company. This revision, called manufacturing footprint, started implementation in the beginning of 2015 and, during the year, brought about positive impacts for BRF, with cost reduction and greater profitability and flexibility in business.

Our priorities were to allocate resources according to market demands and expectations, and select more competitive plants with access to attractive markets to increase their production. To this end, technological modernization measures were adopted focused on industrial automation. In total, more than R$ 40 million were invested in the project, involving units in Brazil an Argentina (*check highlights of this initiative on page 85*).

ACKNOWLEDGEMENTS

In 2015, best practices implemented in its processes, as well as the transparency in disclosing its information, were recognized and granted BRF a series of awards. The main awards are:

Época Negócios 360° – 250 Best Companies in the Country, by *Editora Globo*

The Best Companies for Shareholders, by *Capital Aberto* magazine

Companies that Best Communicate with Journalists, by *Negócios da Comunicação*

The 100 Best Companies in Brazil, by *América Economia* magazine

The Best of Dinheiro Rural, by *Dinheiro Rural* magazine

500 Best in the South, by *Amanhã* magazine

Sul Fort Export – 90 Best Exporters in the South, by *Grupo Amanhã*

Broadcast Companies Award, by Broadcast

Ponto Extra Trophy, by the São Paulo Supermarket Association (Associação Paulista de Supermercados – APAS)

Top of Mind Award 2015, by *Folha de S.Paulo* newspaper, for Sadia, in the categories Top Food and Frozen Meals

Rio de Janeiro Brands, by *O Globo* newspaper, for Sadia, in the category Frozen Foods; and for Perdigão, second place in the same category

Recognition of the popularity of our products and corporate practices reflect BRF's commitment to maintaining a solid reputation.

More investment
in industrial automation, including units in Brazil and Argentina.

Manufacturing footprint
brought positive impacts to BRF, through cost reduction and greater profitability and flexibility to the business.

MANUFACTURING FOOTPRINT
INVESTMENTS & RESULTS


LUCAS DO RIO VERDE (MT)
Produces: processed food and slaughters poultry and pigs
Improvement: 62% increase in production capacity, reaching 420,000 chicken slaughtered/day
Beginning: 2016 (third quarter)
SEROPÉDICA (RJ)
Will produce: processed foods
Improvement: 62% increase in production capacity, reaching 420,000 chicken slaughtered/day
Beginning: 2016 (third quarter)
TOLEDO (PR)
Produces: processed food and slaughters poultry and pigs
Improvement: 18% increase in pork meat production, reaching 7,500 pigs slaughtered/day
Beginning: 2016 (fourth quarter)
BARADERO (ARGENTINA)
Produces: processed food
Improvement: US$ 5.4 million invested to reduce idleness and generate a new production line
Beginning: 2015
RIO CUARTO (ARGENTINA)
Produces: Poultry slaughter
Improvement: US$ 16 million invested in 100% increase in chicken production focused on higher added value products for international markets
Beginning: 2016 (third quarter)


vida
amor
DE
DONO

THE VIVA BRF CONSTRUCTION PROCESS IS A BOTTOM-UP CROSS-SECTIONAL PROCESS

Human Capital

Employee appreciation is one of the cornerstones of BRF's strategy, contributing to integrate its culture with success and adherence. Implemented in 2014, VIVA BRF is the cultural movement of the organization, which gathers actions, values and attributes developed by the core of the company's culture and built, collaboratively, with all employees.

The culture evolution process occurs across the hierarchical structure, and is present at all Company levels – from plants to offices. In this way, BRF allows for the coexistence of cultural, regional and individual diversity, increasing the potential for adherence to the culture and leveraging its expansion.

In 2015, the culture took an important step within the organization by holding the VIVA BRF Week, dedicated to promoting and strengthening the Company culture, including employees, integrated producers, and stakeholders in the changes that have already occurred internally and the projections for the future that BRF has for the coming years.

Our resources are mobilized around the six elements of our Arch of Priorities: Sustainable Chain, Innovation, People, Quality, Brand, and Sales & Logistics. The goal is to produce results in each of these areas of interest.

CULTURE AND COMMUNICATION
BRF's communication channels are also used to disseminate the culture. Through campaigns, bulletin boards and the BRF TV, called Conexão BRF, for example, it is possible to address major topics associated with the culture to all employees

To open new forms of dialog in the Company, in 2016, we will begin a new way to disseminate BRF's values and identity: the construction of culture laboratories in every region in the world, called VIVA Labs, a group of employees who volunteered, starting from a democratic voting project carried out in every unit, to be transformation agents in their locations. Thus, producing a new framework to develop communication and culture, taking advantage of these informal and independent networks of employees to produce content such as videos, graphic pieces and even cultural campaigns.

To support this new way of working, we created VIVA HUB, a group of people who mobilize the VIVA Labs and help the other areas of the Company in the process of cultural dissemination and maturing, thus advancing VIVA BRF in all locations where the Company is present. With this, we reinforce the wealth of being part of a company that speaks over 20 different languages.

In addition, to measure engagement and adherence to the attributes and culture, we conduct engagement surveys. In 2015, a total of 77,260 people participated in the survey, representing 85% of employees, with online application of a questionnaire with 44 items.

Highlights were the advance in identification with the Company and the attributes of VIVA BRF: between August and the end of 2015, for example, all aspects improved. In addition, 87% of the people claimed to be proud of working in the Company and 88% say they would recommend the Company to a friend for work.

PEOPLE MANAGEMENT
BRF is committed to generating opportunities for our employees. Among our actions, we have in place a policy to attract and select people that is focused on valuing competencies and diversity. In addition, the Program *Eu Recomendo*, aiming at the referral of new employees by employees

Multicultural our employees are from aproximately 90 nationalities and speak over **20 languages**

in the Company, demonstrates a relationship of trust and satisfaction for working at BRF, which works as a tool for attracting and recruiting people.

In 2015, the Company adopted as a strategy to decentralize people management, sharing management of their teams with the leaderships.

We closed 2015 with almost 106,000 employees, among direct employees, contractors, interns and apprentices. We are one of the biggest employers in the food industry in the country, with national and international presence and our guideline is to prioritize hiring of local professionals. GRI G4-10

Internal Recruitment Program has been in place since 2013, aiming to strengthen professional recognition and contribute to the promotion of employees to leadership positions. In 2015, we intensified training of leaders, and 52.2% of job openings were filled by our employees.

One of BRF's sensitive spots relates to turnover. In 2015, thanks to the engagement of the VIVA BRF teams, the Company managed to reduce turnover rate, which remained below 16.18% for men and 11.59% for women, below the 20.7% and 14.1% respectively, recorded in 2014 (*see tables of hires, terminations and turnover in the Attachment section, page 143*). To monitor aspects related to employee retention and turnover, there is a specific committee that analyzes the Company's indicators, assessing indices and proposing improvements. GRI G4-LA1

We have in place a series of benefits and professional valuation and recognition programs extended to all employees, which are guaranteed and foreseen in our internal rules. The benefits are: transportation vouchers, meal vouchers or a monthly food basket, meal allowance or company restaurant, health insurance, dental insurance, outpatient care, complementary private pension plan, school tuition aid, life insurance, daycare tuition aid, Mercado BRF (company products store), employee association, maternity/paternity leave, gifts on commemorative dates, and presents for children up to 10 years of age. BRF also provides all employees with a program for valuation for time with the Company. Only the share purchase plan is restricted to and optional for the executive level. Some benefits, such as daily meals, do not apply to all part-time workers. GRI G4-LA2

Salary and social negotiations take place every 12 months (reference date), with regular meetings during the term of the collective bargaining agreement. BRF has a relationship with more than 80 unions, with 66 agreements and 22 collective bargaining agreements. In 2015, the lowest salary paid was 6.60% above the national minimum wage.

In Brazil, 100% of employees are covered by agreements and represented by the workers' union. BRF intermediated the entire transition process, and there were no events that could create an environment of distrust or lack of credibility among the

BRF's communication channels are also used to disseminate the culture.

VIVA BRF TIMELINE

2014

- Beginning of the VIVA movement
- In May, meeting with approximately 400 global leaders for the launch and presentation of the culture's seven attributes: Owner's Passion, Appetite for More, Eager for Performance, Right Way, Doing Together, Inspired by Consumers and Healthy Life
- In November, VIVA Leadership global meeting, with more than 3,000 people from all units, when the seven leadership commitments were launched: serving leader, meritocratic leader, humble leader, challenging leader, educating leader, motivating leader, and accomplishing leader

2015

- Maturing
- 89% of employees claim to be very committed
- VIVA BRF Week – 12 events in the same week in new facilities, with the participation of 2,000 professionals from the leaderships
- High performance leadership training
- Build learning valuation
- A mantra: "People in the center and the center in the edges"

2016

- Strong base to consolidate this culture
- Expansion of VIVA BRF to our communities
- Network operation
- Collaboration

BRF 2015 ANNUAL REPORT

institutions. Abroad, we follow the labor law of each of the countries and, when there is an entity representing the workers, collective bargaining agreements are 100% observed. GRI G4-11

Regarding performance assessments, in 2015 the Company restructured its assessment programs and metrics with constant feedbacks from managers, and other actions, which promoted a more open, transparent dialog, making it possible to build a personal development plan aligned with the Company's values and expectations.

Diversity

The Company's model and culture encourage valuation of diversity of ideas and positive coexistence between people with different backgrounds. BRF makes no distinction of gender, race or religion in hiring or in the daily relationship and remuneration of employees, and salaries are based on market standards, performance and time with the Company.

Concerning inclusion of PwD, BRF signed a legal agreement with the Ministry of Labor, establishing several actions to address the topic, such as conference calls with the units, communication material, terms of technical cooperation for professional rehabilitation, hiring of specialized consulting, benchmarking and training. The result can be seen in the increase in the PwD percentage, which rose to 2.48%, close to the 2.5% determined for July of 2016. In 2015, a total of 2,289 people with different types of deficiencies were part of the Company, an increase of more than 23% in comparison with 2014. Associated with internal inclusion actions, BRF announced the sponsorship of the Rio 2016 Paralympics/Olympics Games, demonstrating its incentive for and valuation of the topic.

Leaves in 2015

In 2015, 100% of employees were entitled to maternity and paternity leave, with 2,262 women on maternity leave. Of this total, 1,811 returned to work and remained employed 12 months after their return, that is, 80% of the total. GRI G4-LA3



23%

was the increase in the number of people with disabilities in the Company's staff in relation to 2014.

HIGH PERFORMANCE CYCLE

BRF's growth is intrinsically connected to performance and development of employees. To mobilize our people around personal and professional growth, BRF has in place the High Performance Cycle, a 360° assessment process based on adherence to VIVA BRF's culture and the individual results and deliveries of each employee.

More than 20,000 people participated in this movement, which covers the workforce of all BRF units. Applying the 9box methodology, we mapped and recognized employees with differentiated performance, strengthening the meritocracy culture.

To measure the improvements in the process, a survey among people who participated in the High Performance Cycle was conducted in 2015.

Of the total 2,023 answers, 82% believe the Cycle has evolved significantly since it was last applied. In addition, 89% positively assess the evaluation experience, and 75% feel encouraged to achieve development from the Cycle.

3,937
people evaluated

7,271
evaluators

82%

of participants believe that the process has evolved significantly

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER GRI G4-10

	2014		2015	
	Male	Female	Male	Female
Indefinite term	59,623	40,718	53,630	36,904
Fixed term	218	159	346	154
Interns and apprentices	813	863	791	725
Employees abroad	3,310	749	4,458	787
Total	63,964	42,489	59,225	38,570
Contractors [1]		8,502		7,938
Total employees (regular and contractors)		114,955		105,733

1. *For contractors, there is no breakdown by gender.*



LEARNING GRI G4-LA10

At BRF, we believe in training and developing our people as one of the main pillars that will make our Company reach other levels. In 2015, one of BRF's priority projects was the creation of VIVA Learning, an initiative to leverage learning at the Company as an initial focus on the development of leadership.

BRF has learning programs in place that are focused on training and qualification of employees, reaching all hierarchical levels and areas. There are collective actions and specific programs, such as courses, congresses and other activities that serve individual needs. In total, the Company invested R$ 16.5 million in 2015, with emphasis on the following actions:

Programa Eu Sou Líder BRF (I am a BRF Leader Program): it is a global program to develop leaders, generating a feeling of belonging and training the BRF leader in our way of leading. We adopted the methodology of developing the content of the programs internally, as well as forming internal multipliers, with the leaders themselves conducting these workshops. In the second half of 2015, 58 groups were trained, with more than 1,000 leaders trained with the support of 23 facilitators. The financial investment in this format was only in expenses for material and transportation of facilitators, generating significant savings for BRF.

VIVA o Tempero BRF (VIVA BRF Spices): the new global integration program was created by identifying the needs of each region. The onboarding model was modified to adapt to the Company's new culture, since we understand the employee's first day at work should create enchantment and identification with the Company. These feelings are created from the beginning of the day, which places employees as protagonist of their careers and of BRF results. In this new format, our people, our culture, our products have a fundamental role, in addition to a digital platform that makes it possible for employees to get a deeper knowledge of our world.

Integration of leaders: an integration model was structured for newly promoted or hired leaders, with deep immersion in the BRF "Network", as well as a strategic vision of the main projects/goals of the companies, streamlining connections with people and processes to allow them to integrate with the Company and deliver results more rapidly.

Facilitators Program: A program that aims at training our leaders as facilitators, valuing and recognizing the role of the leader as a great learning motivator at the Company.

Qualifying and Development Programs (external): reached 11,000 employees with the purpose of developing, qualifying and expanding technical and behavioral competencies.

Training Programs (internal): 472,000 participations, of which 238,000 are in internal training and 234,000 in training at the workplace (TLT).

Educational Incentive: 268 employees were awarded, 75 with specialization courses, 79 with language courses, and 114 with technical courses.

Distance Learning: 11,000 participants developed functional competencies through access to tools, techniques and knowledge in distance learning programs, communities and virtual library.

Sales TV: reaches 12,000 employees. With standardized programming, it quickly shows monthly information on every sales channel, in order to contribute to the training process and expansion of results.

Logistics TV: communicates projects and other news related to the operations of BRF distribution centers and offers training to more than 3,000 direct employees throughout Brazil.

Sales Training (classroom course): 490 leaders taken the "Transformation Journey" course, an initiative that aimed at discussing the role of sales leaders. 6,900 people were also trained, including promoters and salespeople, on sales routines, aiming at enhancing procedures and techniques required in handling products at the point of sales.

1,000+

leaders trained in the I am a BRF Leader Program

R$16,500

was the total investment in training and learning in 2015.



90 tools

form our HSE management system, which covers all organizational levels.

HEALTH AND SAFETY

The Health, Safety and Environment Program (HSE) has been in place since 2006, with actions that foster safe behavior and value life in operations, ensuring the integrity and well-being of employees and communities. This process has been consolidated in Brazil and will be implemented in Argentina by 2016. At the new Abu Dhabi plant, also to be implemented by 2016, we recorded a positive result: there were no lost-time accidents in the first year of the operation.

We are aware of the exposure of certain employees to the inherent risks of the manufacturing and agricultural operations, which represent BRF's highest occupational hazard. Therefore, we have in place continuous mapping, analysis, and monitoring work, in addition to operational and administrative controls to eliminate or minimize risks. GRI G4-LA7

Seeking to eliminate accidents, work-related diseases and deaths is one of the management priorities, whose main impact is related to fatalities. In 2015, the frequency rate for lost-time accidents was 1.54, below the 1.69 rate of the previous year. For accidents without lost-time, the rate was 8.3, below the 9.57 rate for 2014 (*see table on page 95*). Other impacts related to health and safety issues are medical expenses, compensations and claim administration fees, as well as indirect costs of damaged equipment and assets, losses in production and quality, interruption of processes, losses in revenue, workforce replacement, overtime, disputes and damages to customer relationship and public image. GRI G4-LA6

Our HSE Management System covers all organizational levels. Monthly meetings are held, with the participation of more than 8,000 people – 10% of the employees, who represent 100% of the internal audience. The management system is composed of 16 levers (*see the Attachment section, page 145*) and 90 tools that are continuously applied to identify, assess, and manage risks with potential for work-related accidents. Several leaders, among which the Vice President of Supply, Manufacturing Directors, Plant Managers, Process Managers and the HSE Director/Manager/Coordinators have goals tied to health and safety performance. GRI G4-35

Likewise, 1,553 members of 85 Internal Accident Prevention Committees (CIPAS) are present in all of our units, in which the regulatory norm is mandatory. If is not mandatory, there is at least one employee actively working on accident prevention.

Two other important mechanisms are:

Specialized services in occupational health and safety: the HSE governance, composed of Committees and Working Groups and with the participation of 10% of the workforce, representing all levels of the organization, promotes systemic and participatory management. The goal is to monitor the HSE programs, disseminate information and comply with the policy, the principles and legal requirements. Today, approximately 4% of the workforce is trained to act on occurrences and emergencies. GRI G4-LA5

Health, Safety and Environment Dialogues (DSSMA): the program disseminates information to engage employees with the topic. Weekly, tips and guidance personally passed on to employees and contractors foster safe behavior, maintenance of health and preservation of the environment. The DSSMA also has bulletin boards at the plants and a moment of fraternization in the opening of meetings, as well as being on the Corporate TV.

We have monitored, since 2013, the implementation process of Regulatory Norm Nº 36 on Occupational Health and Safety in companies that slaughter and process meat and derivatives. As an initiative to enhance health and safety conditions in the meatpacking sector, observing the applicable legislation – especially norms NR 10, NR 12, NR 13, NR 17, NR 36 and others –, the Fábrica Legal Project was implemented to eliminate or minimize exposure of employees (*see box*).

Currently, we have 66 agreements and 22 conventions, of which approximately 95% include health and safety topics, such as providing uniforms and Personal Protective Equipment (PPEs), OHS committees (CIPA) and training in general health norms. GRI G4-LA8

We signed the protocol of intentions entered into with the Regional Labor Court of the 12th Region in 2014. Based on the signed term of agreement, we created an interinstitutional committee, aiming at implementing programs and regional actions to prevent work-related accidents (*read more on page 47*).

FOCUS ON HEALTH

SOME PROGRAMS DEVELOPED BY BRF TO ENHANCE WORK CONDITIONS:

- Occupational Health Management
- Ergonomics Program and Ergonomics Committees
- Environmental Risk Prevention Program
- Medical Control and Occupational Health Program
- Hearing Preservation Program
- Respiratory Protection Program

FÁBRICA LEGAL PROJECT

Conducted over a year ago by a BRF multidisciplinary group, the Fábrica Legal project is a pioneer in the sector in which we operate. In August of 2015, we signed an agreement with the Ministry of Labor (MPT) reinforcing management of occupational health in our production units.

We mapped improvements in various work fronts and production units. The first agreement covers actions in the Capinzal (SC) unit, which currently employs approximately 5,000 employees. Other agreements are being negotiated. We expect to cover around 30,000 employees in this first phase of the project, which represents approximately one third of BRF's staff.

TYPES AND RATES OF INJURIES GRI G4-LA6

Employee health and safety rates, by gender	2013			2014			2015		
	Male	Female	Total	Male	Female	Total	Male	Female	Total
Lost-time injuries	245	117	362	223	112	335	165	124	289
Rate	1.35	0.65	2	1.8	1.48	1.69	1.43	1.72	1.54
Injuries without lost-time	1,387	476	1,863	1,369	545	1,914	1,108	453	1,561
Rate	7.66	2.63	10.29	11.02	7.2	9.57	9.57	6.27	8.3
Work-related disease rate	0.05	0.09	0.14	0.04	0.16	0.09	0	0.06	0.02
Total lost days	10,846	9,278	20,124	20,388	7,182	27,570	10,585	8,029	18,614
Absenteeism	N/D	N/D	N/D	N/D	N/D	N/D	N/D	N/D	N/D
Total deaths	5	0	5	2	1	3	1	0	1

EMPLOYEE HEALTH AND SAFETY RATES, BY REGION

	North	Northeast	Center-West	Southeast	South
2013					
Lost-time injuries	–	22	98	112	130
Rate	–	13	1.63	3.32	1.52
Injuries without lost-time	–	20	1,089	107	647
Rate	–	11.82	18.11	3.17	7.56
Work-related disease rate	–	0	0.13	0	0.2
Total lost days	–	1,637	4834	4,403	9,250
Absenteeism	–	1.14	4.4	3.25	2.89
Total deaths	–	1	–	1	3
2014					
Lost-time injuries	4	30	57	66	178
Rate	6.23	3.57	1.15	1.88	1.68
Injuries without lost-time	5	32	654	436	787
Rate	7.78	3.81	13.25	12.84	7.43
Work-related disease rate	0	0	0	0.09	0.12
Total lost days	19	1066	3,709	5142	17,634
Absenteeism	–	0.94	4.37	4.11	3.26
Total deaths	1	0	0	0	2
2015					
Lost-time injuries	1	17	72	64	123
Rate	1.56	2.25	1.48	2.2	1.26
Injuries without lost-time	1	24	456	435	616
Rate	1.56	3.18	9.39	14.97	6.29
Work-related disease rate	0	0	0	0	0.04
Total lost days	5	482	3383	3633	9493
Absenteeism					
Total deaths	0	0	1	0	0

1. The data above refers to occurrences with direct employees in all BRF business units in Brazil. It does not include information on hired employees who are not yet registered and are monitored separately.
2. Injuries include work-related accidents, work-related disease and commuting accidents.
3. The work-related disease rate considers only those with lost-time.
4. The rates are calculated by the number of accidents x 1,000,000 divided by man hours worked. Therefore, adding the consolidation of rates between genders is not sufficient, since man hour is varied.


PROGRAMA
VOLUNTÁRIO

100%

of carriers providing services to BRF participated in actions that promote safe behavior.

SAFE TRANSPORTATION

In 2015, we proceeded with the last implementation phase of the HSE Program in Transportation and Distribution, covering all BRF units and distribution centers. In total, 100% (50% involved in phases 1 and 2, and 50% in phase 3, under way) of the carriers providing services to BRF were involved in actions promoting safe behavior, addressing topics such as safety, health, environmental protection and fight against sexual exploitation on highways. These actions developed within the program allowed to reduce the accident severity rate (accidents per million kilometers) by 25% in 2015; consequently, there was a reduction in the costs with insurance premium and other indirect costs.

The methodology of the program has 10 Management Elements, which seek to eliminate transportation accidents and incidents through safe behavior. The drivers of partner carriers are daily involved in the application of vehicle checklist, safety dialogues and the Road Observation and Prevention Program (POP), which observes the driver's behavior, among other actions.

As part of our management, we have in place advanced risk management stations located in the main units, which read the tachographs, checking the drivers' speed and journey. Additionally, we: hold DSSMA meetings with teams; provide guidance lectures regarding speed on highways; signage; and do the HSE checklist of the fleet.

BRF also works with the Quality Circle program (CIQ), which constantly seeks improvements in all transportation processes, as well as projects that aim at optimizing the entire operation, reducing costs, time, and continuously improving safety of employees.

Carriers are also periodically audited through the Suppliers Integrated Management tool (GIF), in which one of the pillars observed is the HSE management of services providers.

25%

was the drop in the frequency rate of accidents in transport, a result of the actions of the HSE Program.

Social Capital

BRF is committed to its audiences, building lasting relationships based on trust, adding their demands, needs, and expectations to its business, as well as creating solutions that improve the quality of life of its employees and society. It is a global company, consumer-oriented, with local presence and production. Therefore, wherever the Company is present, relationships with governments, institutions, clients, global suppliers, and communities are relevant.

An example of the Company's quest to improve its relationships is the change in supplier relations, which we have been promoting since 2014, aiming toward a balance between results and the sustainability of business partnerships. Today, the Company's challenge is to keep the integrated producer profitable, driven, and close to BRF.

The Company also seeks sustainable operations, considering the use of natural resources and relationships with employees and the community. To this end, we build relations that share value with our stakeholders, generating the perception of the positive impact of our activities on their lives.

LOCAL COMMUNITIES

With the global expansion of BRF, local communities gain more complexity and relevance. In addition to offering a support structure, the Company invests in and supports projects that promote development and engage people in the community where it operates in the positive change in its surroundings.

In addition to mitigating the possible negative impacts of its operation, the Company seeks to create a positive and participatory agenda, aimed at building, along with the community, solutions customized for its development.

The viability of community actions is carried out by the BRF Institute (IBRF), created in 2012, which is committed to the corporate coordination of activities promoting local development, ensuring the shared management of the Company's social investment and community relations. It also serves to incubate actions contributing to the systematic progress of regional issues of corporate social responsibility.

The Institute's operational model aims to improve quality of life and strengthen community leadership. Thus, the actions carried out contribute to providing opportunities, promoting the transformation and ownership of collective public areas and generating knowledge (including technical/specialized), seeking positive changes in habits

BRF 2015 ANNUAL REPORT

and focusing on improving services provided. GRI G4-SO2

Stakeholder relations is the center of the relationship strategy with communities and BRF's private social investment, which establishes and fosters intersectoral actions in the communities in which the Company operates. Therefore, respect, transparency, and co-responsibility are a part of all relationships the BRF Institute establishes with its partners.

The Institute maintained its focus on improving the quality of life in the cities where the Company is present. In 2015, this focus was intensified by what BRF does best: food. Therefore, food and its different approaches was one of the key levers driving the process of community change.

Therefore, the IBRF creates value for and by the Company as it establishes transparent, respectful relationships promoting learning and co-responsibility between companies, civil society, and government. This relationship allows for stakeholders' different influences and interests to be channeled, building and uniting forces towards a common goal: development of the regions. The Institute maintains a win-win relationship, strengthening leadership, respecting values and creating new ones, strengthening bonds and activating the citizenship role for everyone involved, creating awareness and putting the society in motion.

In 2015, BRF leaders were present and active in the engagement and mobilization of employees as well as new partners and members of the local community. It was also crucial that the group of about 320 employees in Local Development Committees were sensitive and empathetic to social issues and opportunities emerging in the cities of the locations of 32 production units, administrative headquarters, and distribution centers where the Institute operated in 2015 in Brazil. This work is part of the Company's social investment strategy and directly reflects on relationships with external stakeholders and the Company's reputation. GRI G4-26, G4-SO1

The managers of social projects meet monthly with IBRF through conference, in order to monitor work indicators and make decisions in a participatory manner.

For 2016, IBRF's main opportunity is globally expanding the social strategy. It will also commit to becoming a global reference in social investment, promoting social innovation so that communities become sustainable, and therefore, healthier, fairer, and more integrated, as well as guiding and qualifying BRF's social work.

IMPACT MANAGEMENT GRI G4-EC8, G4-SO1, G4-SO2

In order to enhance social, economic, and environmental impact, as well as the actions developed to address them, the BRF Institute, along with the Local Development Committees, carries out monthly monitoring and yearly assessments of projects implemented in each city. The Institute is also engaged in several multidisciplinary working groups, with corporate departments and business units in order to ensure the Company's social engagement in its most diverse processes.

For example, the Company is part of the corporate working group that guides the advancement of its operating strategy, deepening the relationship with communities and their communication channels, and mitigating negative impacts on the present and future of the corporation. The Company has also participated in the working group that defines strategies for sponsorships involving tax incentives, making BRF's engagement in positive social change a benefit to the society as well as its own business.

The Institute's Board is composed of company leaders, and local management is involved in governance processes and structures. Strategic decisions about investments and projects are influenced by these discussions and include data analysis from platforms and indexes such as ISE (BM&FBOVESPA), the Dow Jones Sustainability Index, and Censo GIFE. Another important tool is Corporate Social Investment Benchmarking (BISC), carried out by Comunitas, which guides practices according to positive market trends and experiences. GRI G4-SO1

In 2015, the BRF Institute restructured its regions of operation, reducing its operations in Brazil due to the disposal of BRF's dairy units, and began to appear internationally, with volunteer actions in Nepal (through BRF's office in Dubai), Argentina, and Singapore. With this, the Company continued to advance in its community leadership projects, investing in intersectoral action to meet local challenges – involving the Company, civil society, and government – contributing to improving service to social organizations and schools in all cities in which the Company operated in Brazil. Like in 2014, the Company adopted the aspects of quality of life and balanced nutrition, promoting two major actions during the year, called BRF Volunteer Actions (8th and 9th editions), to ensure the relevance of the aspect in the communities where it operates.

ReciclAção is a project that works toward environmental education, community mobilization, and waste management, with the goal of eradicating social and environmental risk at Morro dos Prazeres, located in Santa Teresa, RJ, through partnerships with the government, private initiative, and organized civil society.

Among the indirect economic impacts identified by BRF are the development of business with an

In 2015, The BRF Institute extended its presence, supporting volunteer actions in Nepal, Argentina, and Singapore

HIGHLIGHTS OF THE BRF INSTITUTE GRI G4-EC8, G4-SO1

Programs- focus on 2015	Impact
ReciclAção Project (RJ)	Over 5,000 people benefitted by the project's educational and mobilization actions. 20 tons of solid waste removed from the community 86 local educational and mobilization actions. Presented the success of the project to the Environmental Protection Agency (EPA), in Washington (USA) External recognition for its results by receiving social technology certification at the 8th edition of the award Prêmio Fundação Banco do Brasil de Tecnologia Social.
Emergency Assistance Fund – Solidarity campaign, Xanxerê and Ponte Serrada	Because of the tornado that occurred in western Santa Catarina on April 20, 2015, the BRF Institute carried out a campaign to raise money from employees to assist employees and services affected by the event. The campaign collected donations from employees from the entire Company and included a matching fund, where BRF donated R$1.00 for every R$ 1.00 donated by an employee. Campaign result: • 22,560 employees and shareholders participated in the campaign with donations of different amounts. • 128 business units all over Brazil were involved in the campaign. • Total amount raised: R$ 980,430.48 The money raised was used to help people affected by the tornado and build an emergency assistance fund for employees and their families affected by natural disasters: • 71 people benefitted from the donation of materials and cash toward the recovery of their homes affected by rain and tornados ; • two institutions (a social center for children and a hospital) were recovered using campaign donations. • R$ 539,305.52 was the total amount of transfers in 2015 (of which a transfer of the amount of R$30,000 will be carried out at the beginning of 2016). • R$ 441,124.96 are available in the emergency assistance fund for similar situations in coming years. All donations are carried out following prioritization criteria (severity, value of loss, variable income, children, senior citizens, the disabled/chronic illness) and have a cap, and are studied on a case by case basis (R$ 30,000 for employees; R$ 7,000 for family members).
BRF Volunteer Program – International action	Campaign for raising money and volunteer action by the employees of GM MEA to assist the recovery of victims of the earthquake in Nepal on April 25. In partnership with the NGO Flea4Charity (Dubai, United Arab Emirates). Voluntary action in Singapore carried out by the local office with food donations for the NGO Willing Hearts. Volunteer and community mobilization activities at two units in Argentina, in the cities of Baradero and San Jorge.

INVESTMENT IN INFRASTRUCTURE AND DEVELOPMENT GRI G4-EC7

Program	Volunteers BRF	Active community
Location	Campo Verde, Campos Novos, Capinzal, Concórdia, Dourados, Faxinal dos Guedes, Francisco Beltrão, Herval D'Oeste, Itajaí, Jataí, Jundiaí, Lajeado, Nova Mutum, Ponta Grossa, Rio Verde, Serafina Corrêa, Tatuí, Uberlândia, Várzea Grande, Videira, and Vitória de Santo Antão	Campos Novos, Concórdia, Dois Vizinhos, Francisco Beltrão, and Vitória de Santo Antão
Description	Revitalizing squares, sports courts, leisure parks, and ecological trail; remodeling daycares and schools; adapting libraries, playrooms, and video rooms, etc.	Revitalizing sports court; topographic study; build a reservoir; and park, community garden and kitchen.
Investment (R$)	R$ 263,143	R$ 347,609
Current or expected impact on communities and local economies	Improved services offered by NGOs and schools; improved quality of green areas and leisure areas; shared local development projects	Increased participation and engagement of strategic stakeholders in the operation of local BRF units in order to carry out social development projects relevant to the city; decreased economic dependency of local players on BRF units; and shared local development projects
Type of investment	In cash and free	In cash and free

inclusive purpose (such as ReciclAção), increase in production and purchasing, and the development of contractors within the supply chain. Actual negative impacts, with eventual occurrence, were also identified: air pollution (emission of dust, soot, black smoke, odors) near neighboring communities; noise pollution (complaint for high levels of noise, especially in highly populated regions and during the grain harvest/second crop); possible receipt of notice of infraction and consequent legal proceedings involving environmental agencies; embargoes of legal documents (licenses, grants, authorizations); tension with the surrounding community (eventual claims); possible damage to the image of the Company (print media and television); and large financial disbursements on projects to adapt those processes generating eventual environmental impacts. The potential negative impacts identified are: pollution of water resources in eventual breach of levees/dams; problems in abstraction of water downstream from area used for discharging industrial effluents, due to eventual collapse in wastewater treatment stations; and explosion in grain warehouse (similar to the explosion that occurred in the port of São Francisco do Sul – SC). GRI G4-EC8

BRF's businesses generate indirect impacts, such as increase in production, purchase and development of contractors in the supply chain.



OUR PROGRAMS

BRF VOLUNTEERS

Volunteering is the heart of BRF's private social investment. The program aims to facilitate the Company´s employees volunteering in actions improving the quality of life in the cities where BRF is present. In 2015, the BRF Volunteer Program expanded its operations in Brazil, and for the first time, in the world. There were two units in Brazil (administrative headquarters – São Paulo and Curitiba), and launch of the program at seven international units: five in Argentina, one in Singapore, and one in Dubai. Thus, the Company reached over 200,000 people with actions carried out by company employees. The program focused on social action from different approaches where food may promote positive change: nutrition, promoting practices and habits for a healthy life; culture, appreciating different cultures through their culinary traditions; and opportunity, encouraging entrepreneurship and social innovation in the food sector. In 2015, the BRF Institute and BRF had 3,000 active volunteers and over 22,000 employees participating in the donation campaign for victims of the tornado in Xanxerê and Ponte Serrada, both cities in Santa Catarina, which was extended to assisting people in other cities dealing with similar situations by building an emergency fund.

ACTIVE COMMUNITY

Encourages the formation of networks between civil society representatives, the government, and private initiatives in order to build collective development projects for local communities. In 2015, the program was responsible for coordinating operations between sectors in the economy, taking responsibility for and intensifying existing initiatives. As a result of this Intersectoral work, the impact on public policy in the city of Francisco Beltrão, PR, stands out, which, after the creation of the Council Against Drugs, sanctioned three bills by the legislature, aiming toward safety and awareness of alcohol consumption in the city.

OPEN DOORS

Facilitates the visits of families, schools, universities, social organizations, community groups, and other stakeholders to the Company's production units, administrative headquarters, and distribution centers. On these visits, BRF's best practices about Health, Safety, and the Environment (HSE) are disseminated. In 2015, a total of 768 people visited the units in 48 occasions.

ReciclAção

Its actions propose a change in behavior by increasing environmental awareness and engaging community residents through educational and mobilization processes so that they can correctly manage waste and promote recycling. Waste sent for recycling is sold to partner recycling plants and generate resources that the community itself reinvests in local projects, promoting the improvement of living conditions In 2015, during its third year of activity, its operation in Morro dos Prazeres (Rio de Janeiro) doubled the volume of solid waste collected compared with 2014, reaching 20 tons/year. The working group was part of the Brazilian delegation that introduced the initiative at the "Philly-Rio Experience," an international seminar aimed at sustainable community development through reducing environmental risks.

GOVERNMENTS, INSTITUTIONS, AND THE SECTOR

BRF is committed to maintaining a close relationship with entities and associations representing its sector, aiming to ensure the continuity of its business and its contribution to the development of its markets. In industry relations, the Company prioritizes participation in discussions linked to our core business, occupying management positions or acting as a consultant. The Company is a signatory of several pacts and volunteer initiatives proposing the improvement of industrial practices, focusing on corporate sustainability.

Following the strictest legal, ethical and moral standards, and Brazilian and international rules such as the American Foreign Corrupt Practices Act (FCPA), Sarbanes-Oxley (SOx), the Brazilian Anti-corruption law (12,846/2013) and the United Kingdom Bribery Act (UKBA), BRF contributed to the electoral process by donating to political campaigns, aiming to assist Brazilian democracy. BRF only makes donations to political parties in election years; additionally, the Company doesn't make continuous contribution. The Company defined its support for political parties (not individuals) through internally established criteria, which value transparency in relationships, the integrity of candidates, and the support of government projects toward the development of agribusiness. The use of funds always obeys Brazilian electoral law, published on the Superior Electoral Court's website. In 2015, there were no elections, so no donations were made. GRI G4-SO6

The BRF Transparency Manual (our code of ethics and conduct) establishes that all BRF administrators and employees are prohibited from participating in acts of bribery and/or corruption, passively or actively, directly or indirectly. It is also strictly forbidden to antagonize, embezzle, deceive, hinder or disrupt public or private bidding procedures. GRI G4-SO4

At federal government level, an industry achievement in 2015 was keeping tax relief on payrolls in the poultry and pork segments, allowing the Company to maintain jobs in the sector. At state level, the main partnership formed by BRF was with the Rio de Janeiro state government and with that of the city of Seropédica. The Company is building its 36th factory in Brazil, a food project based on meats, whose major focus will be local supply, allowing direct interaction with the local community in which BRF will operate.

BRF takes advantage of tax and financial incentives at federal, state, and city level, for example, the incentive to produce or sell locally is essential for the social and economic development of the regions, having as consideration the creation of jobs directly or indirectly, as well as the promotion of local partnerships with carriers, small producers, and the development of new suppliers.

NETWORK OF INDUSTRY AND CORPORATE GROUPS GRI G4-16

- RedEAmérica
- Associação Brasileira de Indústrias da Alimentação (Abia) – *Brazilian Association of Food Industries*
- Instituto Ethos – *Ethos Institute*
- Sindicato Nacional da Indústria de Alimentação Animal (Sindirações) – *National Union of the Animal Feed Industry*
- Instituto Brasileiro de Governança Corporativa (IBGC) – *Brazilian Institute of Corporate Governance*
- Grupo de Institutos, Fundações e Empresas (GIFE) – *Group of Institutes, Foundations, and Companies*
- Instituto Brasileiro dos Profissionais de Relações com Investidores (Ibri) – *Brazilian Institute of Investor Relations Professionals*
- Comunitas/BISC
- Comitê de Pronunciamento das Melhores Práticas e Comissões Técnicas do Mercado de Capitais (Codim) – *Committee for Pronouncing the Best Practices and Technical Committees in the Capital Market*

CONSUMER: AT THE CENTER OF DECISION-MAKING

As a reflection of its strategy, BRF has sought to become increasingly closer to end consumers. The goal is to establish BRF's position as a market-oriented company, (instead of as an industry player), which is always attentive to the needs, demands, and preferences in the regions where it is present.

BRF has a Corporate Standard of Consumer and Client Services, seeking to ensure a standardized level of service as well as full commitment to the Consumer Protection Code.

Our vocation

is to understand the needs, demands and preferences of the regions in which we operate.

Our main relationship channel is the Customer Service Center (SAC), available for different brands in Brazil and abroad. In this channel, BRF employees who were trained for this service, interact with consumers and clients to answer questions and receive compliments and register complaints. The level of satisfaction with our services in 2015 was 93%. GRI G4-PR5

In addition, BRF keeps a formal complaint channel, to handle contacts about issues such as ethics and integrity (*read more on page 35*).

We have also invested, over recent years, in creating and maintaining digital channels. The Company brand, for example, has a website (www.brf-global.com) and social networks – Twitter (@brf_brasil), Linkedin (www.linkedin.com/company/brf), and Youtube (www.youtube.com/user/brfglobal).

Sadia, Perdigão, Qualy, and Perdix, as well as other brands in Brazil and abroad, also have their own accounts on social networks and institutional websites, with recipes, product information, and instructions for use, directed toward consumers.

INTERACTIONS VIA SAP*

	2013	2014	2015
Positive	75%	52%	74%
Negative	25%	48%	26%

** In 2014, we had a transition of the operating system, which changed the database.*

QUALITY IS IN ALL OF US

GRI G4-PR1

Our commitment to offering quality products that contribute to a healthy life translates into several initiatives, including managing the production cycle, controls in the distribution chain and at points of sale, and improvements in product formulation and development.

Impacts and incidents related to consumer health and safety are critical, because they may directly affect the Company's image and reputation, and may reflect on financial results with reprocessing, product destruction and costs related to recalls, no sale and quality problems. Therefore, strategic planning includes the issue of quality and considers it a basis for opening markets, maintaining exports, and for ensuring BRF's positive image.

In terms of food security, the Company considers the assessment of impact on the health of consumers a basic premise, including manufacturing, packaging, consumption, transport, and conceptualization. Through the Internal Policy on Food Quality and Security, and the standards in the BRF System of Quality, and the Hazard Analysis and Critical Control Point (HACCP) a set of standard procedures are established, as well as measures and criteria covering all BRF products and units, freeing them of health and legal risks. Today, 100% of BRF's products are evaluated in the HACCP program.

The Company also has standard certification BRF, IFS, Global-GAP, AloFree and ISO 17025:2005, and is externally audited by several markets and clients, as well as Brazilian authorities – Ministry of Agriculture, Livestock, and Supply

(MAPA), and the National Health Surveillance Agency (ANVISA).

In 2015, the Company continued its actions toward improving the quality standards of its products, based on a business strategy that aims to consolidate BRF as a leading company, admired by consumers.

Through multidisciplinary working groups, the Company designed a set of products to closely monitor quality aspects, aiming to offer homogenous products to the market, free from variations and inconsistencies. Thus, the goal is to reduce customer complaints and guarantee that the products on sale have the same characteristics globally. Until 2015, monitoring was conducted on the routines of the units, in a structured way, throughout the entire process. Now, monitoring is being structured also considering the POS and the client, focusing on quality. In 2016, the expectation is to increase from nine to twenty products constantly monitored.

BRF identifies a number of social and environmental impacts from each phase of the life cycle of its products. During the research and development phase, for example, the approval of suppliers and safety standards are critical issues; during the certification phase, the transfer of knowledge and best practices to contractors; during production, manufacturing at third-party companies and compliance with standards of hygiene and safety; in marketing and promotion, product destination and forms of preparation and consumption are important, communicated in order to avoid error or questions; and, in storage and distribution, traceability and the cold cuts chain are relevant.

The volume of complaints decreased, but the amount reported increased – data cannot be compared given the change in concept and database. However, there was an increase in customer satisfaction (*read more on page 103*). In the auditing area, our goal was of 95% compliance in audits by clients or Brazilian authorities and markets we serve abroad. In 2015, we reached 97%.

LABELING GRI G4-PR3

In order to encourage conscious purchasing by consumers, BRF adopts Brazilian labeling and brand communication laws, in line with the Consumer Protection Code, and trains employees in areas such as Quality and Customer Service to ensure that accurate information is available to the public. For the Company, continuously meeting labeling standards and adapting to any change in the standards are important requirements for risk management, avoiding fines and sanctions and guaranteeing our reputation before end consumers.

Today, 100% of BRF's products are in line with the labeling standards for products in the different markets in which we operate. In Brazil, the Company meets ANVISA, MAPA, Ministry of Justice, National Institute of Industrial Metrology, Standardization, and Quality (INMETRO) standards. In addition to standards for animal welfare, the Company is inspired by health and labeling controls in regions such as the European Union.

In addition to regulatory data, the Company's product labels contain additional information, such as the seals for recycling and selective packaging collection (in Brazil), indication of ingredients considered allergens, and religious certification required in some markets, such as the Middle East, and Halal certification (food authorized for consumption according to Islamic standards). As examples of adapting to market regulations, the Company had to change its labeling to meet new legislation in the European Union, which took effect in January 2015.

NUTRITIONAL PROFILE

GRI G4-FP6, G4-FP7

The Company is aware of the various challenges related to the sector, especially the need to improve the nutritional profile of industrialized products. By sector or directly, through innovation, debates, and research, the Company responds to advancement in studies associating problems such as obesity, diabetes, and chronic illness with the consumption of foods high in fat, sodium, and sugar, while ensuring production safety and flavor characteristics in search of healthier and more nutritious foods.

In the sector, the Brazilian Association of Food Industries (Abia) discusses means to strengthen healthiness attributes in products and brands of the companies in the sector, with the direct participation of BRF. Since 2008, the Company' has strived to eliminate the use of trans fats in its formulas. To this end, the Company carries out sensorial research and tests, as well as performance and safety tests in all product categories. GRI G4-16

Reducing sodium levels is another important central action: since 2013, the Company has been committed, via ABIA, to reducing the sodium levels in meat products (hams, franks, cold cuts, hamburgers, breaded chicken, and bologna). Goals were established for 2015 and 2017, and the Company expects to update the goal in 2020. BRF works towards adapting its lines of franks, bologna, cured sausages, and ham to comply with the new percentages.

Nutritional improvement of industrial products is a major challenge to the industry and was the major focus of the modification and improvement of the nutritional components of BRF's products in 2014, reducing sodium and fats and enriching with vitamins and minerals. In 2015, the nutritional strategy was completely revised. In this process, the Company redesigned the concept of "healthy products" and defined as a focus the nutritional adequacy given the moment of consumption. Under this new strategy, BRF is reviewing the nutritional criteria of our commitments, making this a solid and strong pillar over the next three years.

Also in 2015, we worked in partnership with Subway in a clean label project, changing the formulation of the network's meat items, such as: Black Forest Ham, Turkey Breast, Chicken Breast, and Diced Chicken Breast. It is important to point out that, as exclusive supplier of salami and pepperoni of the network in Brazil, these items have already been developed under the new concept. Clean label represents formulated products that prioritize natural ingredients, described in a way that is simple and easy to understand by consumers. In addition to this partnership, the preparation of Sadia's packed smoked sausages was reviewed and there was a 30% reduction in sodium in the composition of the items in this category.

WHY SODIUM?

In addition to contributing to defining flavor, sodium is an ingredient important to the final quality of the products because of its preservative properties. Aiming to reduce the level of sodium in the Company's portfolio, the Research, Development, and Innovation department (RD&I) conducts continuous studies on the subject, seeking technological and ingredient alternatives.

BRF revised the nutritional strategy in 2015, aiming to improve and modify the nutritional value of its products.

OUR SUPPLIERS

BRF has a complex global supply chain, which involves the purchasing process, price estimates, and domestic and international negotiations. In this context, the Company seeks to optimize costs and control risks, gains in profitability and efficiency, as well as reduce social and environmental impact and risk. To this end, the Company aims to work increasingly closer with its suppliers in order to learn and work together, seeking to improve its practices.

The Company aims to build connections and works hard on internal and external relationship networks, in order to ensure common growth with competitive costs through innovation and new supply models that optimize tax aspects and leverage synergy and economies on a global scale. Among the Company's suppliers are: integrated producers (agriculture), local partners strategic to the business; procurement, grains, meals, and oils; and logistics (*see box*).

The year 2015, in a nutshell, was the year that placed the suppliers in-house and consolidated Procurement management at BRF Global. Thus, the Company promotes a change in paradigm in the way it relates to its strategic suppliers (electricity, packaging, and international freight), creating stronger, more committed connections, experiencing the concept of "business partners."

The first step occurred in June, when the Company met with over 100 carriers to discuss safety, health, and improvements in the logistics process, a movement called VIVA Community. In September, the Company held the VIVA BRF Week, which brought suppliers to the table to discuss the future of BRF, an unprecedented move demonstrating that BRF is getting closer to its suppliers, in a vision that evolved the role from simple supplier to a real participatory agent in the future of BRF.

Another important relationship meeting with the chain was the VIVA Integração, which gathered 250 participants – including employees and BRF leaders, and approximately 180 integrated producers from Brazil and Argentina – in Curitiba (PR). On that occasion, new work models were discussed in defense of common interests of the Company and its partners, based on mutual trust, belonging and sharing of challenges.

The Company is also concerned with understanding how its suppliers perceive its performance regarding sustainability. In November, BRF conducted a survey with suppliers that included 253 respondents of the total of 534 invitations sent to both internal and external audiences. Generally speaking, Procurement work was highly rated: 78% of small and medium suppliers and 67% of large suppliers assigned a score above 7 on a scale of 1 to 10, for issues assessing the attitude of company professionals (ethics, culture); availability for building relationships; joint search for opportunity; robustness and compliance of processes; performance management; concern with sustainability; and the search for innovation.

The Company realized the opportunity for development. The next step is to understand what motivated this assessment and point for improvement. We have already programmed for 2016 events with suppliers, aiming to better understand these points.

37,000

companies, coooperatives, and business partners form our supply chain in the agriculture, supplies and grains, meal, and oils categories.

SUPPLY CHAIN[1] GRI G4-12, G4-FP1

Type of business	Profile and categories	Number of partners[2]	Supplier regions	Volume bought complying with the purchasing policy
Agriculture	Pork suppliers are considered a partnership, buying and selling, and consignment (VMI and CMI method); while poultry producers and egg suppliers are considered a partnership	16,563	Argentina Canadá Estados Unidos Paraguai BRASIL: DF, GO, MG, MS, MT, PR, RS, SC, SP	
Procurement	Direct Indirect Freight Partnerships Logistics[3]	16,890	Andorra, Argentina, Australia, Austria, Belgium, Bulgaria, Canada, Chile, China, Colombia, Croatia, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Holland, Hungary, Iceland, India, Ireland, Israel, Italy, Japan, Kuwait, Lebanon, Liechtenstein, Lithuania, Malaysia, Morocco, Netherlands Antilles, New Zealand, Oman, Panama, Paraguay, Philippines, Poland, Portugal, Qatar, Saudi Arabia, Serbia, Singapore, Slovakia, South Africa, Spain, Sweden, Switzerland, Thailand, Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uruguay. BRAZIL: AC, AL, AM, AP, BA, CE, DF, ES, GO, MA, MG, MS, MT, PA, PB, PE, PI, PR, RJ, RN, RO, RS, SC, SE, SP, TO	100%
Grains, meals, and oils	Farmers: direct purchase from the farm to BRF (represent 89.4% of the number of partners) Grain dealers: small businesses that are middleman in the commodities market (grains) *Trading: large companies that operate as middleman in the grains market* Cooperatives: civil/commercial nonprofit organizations formed by groups of rural producers	4,515	Argentina United Arab Emirates Paraguay Portugal Brazil: GO, MG, MS, MT, PR, RS, SC, SP	

1. Scope considers global level.
2. Considerable change in data given the inclusion of all Company's active global suppliers, excluding dairy products.
3. In 2015, we included the contracting of logistics in procurement.

Synergy in the purchasing process allows for BRF to maintain a competitive chain and reduce operating costs.

GLOBAL INTEGRATION

In 2015, the Company consolidated management of the purchasing process in Latam, MEA, and Europe, and began in Asia, replicating models, standards, governance, auditability, and procedures that were already consolidated in Brazil. The Company's regional staffs were also consolidated, and started to report their results to the Brazilian Procurement Office (GPO – Global Procurement Office), which established goals for the main indicators and implemented monthly performance verification cycles. Results significantly improved over the year.

In addition, the Company created a structure in Brazil focused on internationalization, responsible for mapping and capturing gains in synergy in categories with a global profile, with which the Company is able to negotiate simultaneously the demands of several regions, having as a main business advantage the concentration of volume, efficiency of scope, and improved management of consumption.

In total, BRF has 28 people in Procurement working outside Brazil, in four offices: Dubai (seven), Argentina (17), Holland (two), and China (two). This staff, along with the Brazilian staff, brought R$ 43 million to BRF, equivalent to an average reduction of 5.5% in the cost of negotiated contracts.

The Company expanded its operations outside of Brazil, but also concentrates on communities close to its units. The Company began working on becoming closer to local suppliers and using sales associations in order to help communicate its interest in learning about the potential of the local network. This approach was first taken in Francisco Beltrão, PR, and the project is being expanded to other locations in Paraná. The idea is to replicate the project in all other Brazilian regions. GRI G4-EC9

A closer relationship with suppliers allowed the Company to work on identifying and mitigating supply risk. The Company strengthened dialogue, seeking alternatives in cost and supply. BRF also reviewed payment deadlines for suppliers, whose negotiations were aligned with the Company's financial strategy. The result was a chain with more competitive costs and shared risk.

For the coming years, the Company's strategy will be to focus on five points: competitive costs; sustainable supply chain; global connection with the community and with the VIVA BRF culture; Procurement in favor of company innovation; and Global Sourcing.

OUR MANAGEMENT

Supplier management is closely tied to BRF's strategy and is essential to ensuring the contracted performance, allowing chain risk management, guiding environmental, social, and economic sustainability practices, as well as sustainable practices in community relations.

The Company's operation is directly impacted, since its partners need to adhere to the sustainability practices adopted by the Company in order to ensure that the supply chain represents its practices and commitments. Financial impacts on the Company may be perceived in the reduced number of suppliers in some categories due to possible non-compliance with sustainability requirements, which reduces the supply; in prevention of losses through a preventive risk assessment; and in the market's recognition of sustainable practices.

Political, cultural, and legal aspects are the main points of impact to which the Company is susceptible, especially with its expansion to new markets and consequently, relationships with new governments, clients, and global suppliers. Thus, in addition to the production of materials in English and Spanish with the main elements of supplier management (Supplier's Code of Conduct, HSE Policy, Code of Ethics and Conduct), the Company is revising its methodology and the support materials for serving the international market.

PROCUREMENT

Due to the expansion of BRF's investments, one of the areas with the highest demand was the purchase of machines and equipment, as well as categories such as electricity, packaging, and international freight. The Company managed to achieve significant improvement in the cost of international freight and in the cost of machines and equipment, as well as take the opportunity to share benefits with partner suppliers, due to the increase in purchase volume. In segments such as electricity and packaging, the Company focused on more efficient consumption and sought to improve specification, respectively, working with suppliers to find solutions to mitigate threats.

In procuring logistics, the Supply Sustainability Index (SSI) is part of the negotiation process, allowing the Company to analyze supplier data. This is one of the tools that make up the methodology that the Company uses for category negotiation strategy. Through the analysis method, suppliers with operations in the area of sustainability have an advantage over their competitors. BRF identified some need for improvement in the tool providing a part of the SSI data. In 2016, the Company intends to make the process

The supply chain receives instructions about environmental, social, and economic sustainability practices and on community relations.

BRF 2015 ANNUAL REPORT

The Health Safety and Environment Program (HSE) seeks to mitigate adverse impacts of the transport operations.

more robust, with a larger number of reports, document verification, and evaluation frequency, through a global business management system.

LOGISTICS GRI G4-EN30
BRF works to mitigate the negative impact of transport operations through the Health, Safety, and Environment Program (HSE), which plans actions to reduce accidents, preserve the environment, and increase awareness about sexual exploitation of children and adolescents on highways in order to comply with law 12,619, among others. For this, the Company uses HSE Criteria Standards for procuring freight carriers, and adopted standards for aspects such as Vehicle Inspection and Drive Evaluation; Transport Emergency Assistance Plan; and Accident and Incident Investigation. The term of commitment for safety management was signed by 95% of the carriers in 2015, including primary and agricultural operations.

The 99 largest freight companies in the refrigerated cargo segment are part of the Integrated Supplier Management Program (GIF), which guides the carrier to increase its business profitability and sustainability, with a self-evaluation tool later validated by BRF, in addition to strengthening the environmental aspect about the emission of contaminant gases. In the program, 34% of participating carriers properly discarded their waste, and 60% of the fleet was evaluated in a smoke test. Currently, 40% of the carriers participating in the GIF program receive a score above 750 points (of a possible 1,000 points). Audit reports indicating the improvements required are provided to all carriers.

Analyses of logistics suppliers include health and safety indicators, as well as data about routes, accidents, and other incidents associated with speeding and excessive driving.

In 2015, a total of 100% of carriers retained for the primary operation continued to be effective according to prior HSE qualifications. In total, over 99% of spend for logistics suppliers signed the Suppliers Code of Conduct.

SUSTAINABILITY IN THE CHAIN
In order to improve management of the chain, the Company seeks to share its Code of Conduct and Health, Safety, and Environment Policy (HSE) with suppliers, which are composed of a set of guidelines and recommendations in the social and environmental fields. In 2015, the Company implemented the acceptance of the Code and the Policy through purchasing requests, which introduced an Internet link containing these documents.

In partnership with the areas of Sustainability, Compliance, Quality, and Risk Management, the Company is revising its Code in order to broaden it to include the international scenario, which will allow the Company to expand its standards to suppliers from outside of the country. The Company needs to be aware of particularities and legislation of the countries with which it has a business relationship. The cultural factor is also something to be considered for improving supplier social and environmental management.

Currently, 100% of the Company's integrated producers and 100% of new candidates for BRF partnership are submitted to a sustainability evaluation. The Agriculture Expansion and Growth Standard serves as the Company's internal regulation of this issue. Among the measures taken, the application of the Compliance Index stands out, which is the analysis of indicators and their respective evolution, the development of internal corporate standards and action plans with company partners.

Another action follows the lines of the concept of connection between different areas of BRF. The Company has already been working hard on developing projects with the areas in need of new contracts. In 2015, the Company intensified this work in waste disposal and recycling. BRF increasingly encourages suppliers to consider alternatives and technologies that are more environmentally effective. In Videira and Campos Novos, both cities in Santa Catarina, for example, the Company implemented composting projects to replace landfills, a result of the partnership between the technical department and each unit.

The more the Company manages to achieve in the supplier chain by implementing sustainability requirements, the more it will be able to select the best partners for the development and improvement in the Company's performance, since the prioritized requirements are essential and are part of BRF's policy.

MIGRATION TO ETHANOL

Through a project developed with the logistics chain, the states of Paraná and São Paulo have used ethanol fuel exclusively since January 2015. In October of the same year, five more states joined the initiative: Bahia, Goiás, Mato Grosso do Sul, Mato Grosso, and Minas Gerais.

The fleet joining the initiative includes 2,323 vehicles. In addition to improvement in the environmental aspect, the project results in reduced cost for BRF. In 2015 alone, savings generated by migration to ethanol was R$ 1,506,039.

ACTUAL AND POTENTIAL NEGATIVE IMPACTS MAPPED IN THE CHAIN AND ADDRESSED BRF[1] GRI G4-EN32, G4-EN33, G4-LA14, G4-LA15, G4-HR10, G4-HR11, G4-SO9, G4-SO10

ENVIRONMENT	• noncompliance with environmental legislation; • environmental licensing; • illegal deforestation by the supplier; • use of biome areas, lack of legal reserve; • lack of preservation of biodiversity; • greenhouse gas emissions; • overlapping protected areas, such as parks; • treatment and disposal of solid waste.
SOCIETY	• Indigenous rights; • release of odors from factories.
LABOR PRACTICES	• legal compliance with labor laws, social welfare laws, and the rights of children and adolescents.
HUMAN RIGHTS	• diversity; • sexual exploitation of children and adolescents; • slave labor, bonded labor, or labor similar to slavery; • child labor.

1. Each department is in a different phase in the implementation and consolidation of the Monitoring Program. A total of 100% of new BRF suppliers follow the criteria in the Code of Conduct for Suppliers, whether for a contract or spot purchase. When noncompliance is identified with a requirement in the Code of Conduct for Suppliers, depending on the severity, improvement plans are executed or the supply contract is cancelled. The main irregularities causing contract termination are the inclusion on the IBAMA black list of Environmental Assessments and Embargoes and the Blacklist of the Ministry of Labor and Employment.

MONITORING THE SUPPLY CHAIN

GRI G4-EN32, G4-EN33, G4-LA14, G4-LA15, G4-SO9, G4-SO10, G4-HR10, G4-HR11

In 2015, the Company continued with the Chain Monitoring Program, in which 27,164 suppliers were involved in the process and which includes quality audits, dissemination of the Code of Conduct for Suppliers and consultation of public lists. The Company also began a project for the development of "sustainable contracts." BRF consults public directories to identify suppliers that are not in compliance with standards recommended by the Company. Every two weeks, BRF consults the lists of the Brazilian Institute of the Environment and Renewable Natural Resources (IBAMA), the Ministry of Labor and Employment, and the Transparency Portal.

The Company elects suppliers in order to further align the partnership and relations. One example is the contract with one poultry harvesting supplier. BRF identified some points that could be critical if they were not well administrated, so it provided guidance and specific training for the supplier in the areas of safety, human resources, and finance. The Company defined indicators and improvement indexes and monitored the supplier on a monthly basis. Together, BRF and the supplier are establishing a standard that may be applied to other suppliers in that category, to be done in 2016.

Poultry transport is a sensitive category in BRF's production process. In 2015, it was the theme of the Discovery Workshop, an event that gathered suppliers, integrated producers, buyers, technical experts, and safety professionals in a discussion forum over the course of two days. The goal was to have an action plan for improvements in the sector. This is one more example of how BRF is working to create connections between its different stakeholders.

Integrated producers are monitored and evaluated in aspects associated with environmental impacts, and human and labor rights.

IN PRACTICE

A total of 100% of integrated producers are monitored and evaluated regarding environmental issues and human and labor rights, according to the Compliance Index criteria. In all, partners are evaluated on 18 topics related to environmental impact (environmental management), and labor + human rights (social management). After this assessment, integrated producers are individually assessed and have a service and evolution plan regarding the topics in the Compliance Index. In addition, the technical field team visits and monitors the portfolio of producers on a monthly basis.

The integrated production contract with producers provides, among other guidance and recommendation measures, notification for compliance under penalty of suspension of lodging; in other words, non-lodging is not immediate, except under very special conditions, such as in the case of serious events. There was no rescission for environmental issues in 2015. BRF also has a system/software that manages environmental licensing, which currently reaches 97% compliance with this criterion; the 3% that is undergoing license renewals are new processes and/or are with the environmental agencies to be filed.

100%

of our producers are submitted to a sustainability assessment.

99

of the largest carriers in the refrigerated sector participate in the Integrated Supplier Management Program (GIF), aiming to reinforce the environmental aspect about emissions.

CRITERIA

The Company purchases according to its Purchasing Policy, which includes how operations may be affected and, therefore, financial results. This policy is aligned with BRF's strategy and perspectives.

BRF encourages its suppliers to follow several guidelines with the Code of Ethics and Conduct, Code of Conduct for Suppliers, and the Health, Safety, and Environment Policy. All contracts have clauses to ensure an ethical commitment in conducting business and taking anticorruption measures, including with possible supplier subcontractors. In addition, clauses on child labor and slave labor or labor similar to slavery are included in supplier contracts.

BRF maintains a team called "Contractor Management" that approves suppliers through document analysis, acceptance of the Code of Conduct for Suppliers, and monthly monitoring of compliance with legal requirements for suppliers that provide services within BRF units. In some categories, on-site audits are also carried out at the partners' locations by BRF employees with the purpose of ensuring that all contractual obligations are being met.

When identified, purchasing and quote requests for that supplier are blocked via the system. In Procurement, to be released, the negotiator needs to provide an action plan, created with the supplier, for new contracts. The suppliers that have contracts must commit to carrying out the plan under penalty of termination of contract. If it is not possible to carry out the plan with the supplier, the negotiator must make a plan for replacing the purchase with a new supplier.

ANIMAL WELFARE

GRI G4-FP10, G4-FP12

It is part of the Company's culture and strategy to carry out actions towards animal welfare in all stages of the production process. Among several initiatives, since 2012 the Company has being using a collective gestation system that is required in all of BRF's production expansion projects – for existing projects, there is a gradual implementation. In 2014, BRF committed to adopting the collective gestation system in swine production, carrying out progressive implementation until reaching 100% of production in 2026, through a partnership with the NGO World Animal Protection in Brazil. Since there is no Brazilian standard for this topic. The company follows standards of the European Union law. Thus, females will remain the minimum period necessary in individual stalls for later release into collective stalls.

Throughout 2015, the partnership between BRF and World Animal Protection was fundamental for developing the projects that include animal welfare in all stages of production, from birth to humane slaughter, as well as company employee awareness through specific training. Schedules were also created to include activities to develop and implement procedures that will improve efficiency of BRF's supply chain production activities in Brazil. One result that may be accounted for is the fact that the Company has adapted 15.5% of cages for swine gestation in its production chain.

As part of the partnership actions with World Animal Protection to promote animal welfare, the Company trained 250 employees on animal welfare and held five awareness events for leaders and operators involved with this topic. Appointment of professionals dedicated to animal welfare and the joint initiatives by the Quality, Agriculture, Sustainability, Operations, and Institutional Relations areas generated great visibility on the topic through the direct and constant report to the Vice President in charge. In addition, BRF supports conferences related to animal welfare at important universities, such as the University of São Paulo (USP), and participates in the ABPA's animal welfare commission, with interaction with the Ministry of Agriculture, Livestock, and Supply, and the Brazilian Agricultural Research Company (EMBRAPA).

In 2015, BRF, in compliance with the most modern standards of animal welfare, built the Granja Modelo de Bisavós de Suínos, in the city of Mineiros (GO). The farm complies with all requirements of the European community legislation, which does not allow gestation cells for pig breeders, providing the animal with a better quality of life and serving as an evaluation of the new Company projects. The farm is still in the lodging phase and should be completed in the first half of 2016.

REARING AND SLAUGHTER

The rearing and slaughter of animals, important links in the Company's value chain, follow national and international principles and standards, for both its own poultry and swine farms, and integrated farms – BRF suppliers that adopt the Company's internal standards and practices. The Company has corporate animal welfare standards based on national and international standards and legislation, on GlobalGAP standards, STS and the five freedoms: animals free of hunger and thirst; free of environmental discomfort; free of pain, injury, and illness; free to behave naturally; and free of fear and stress. These standards are constantly monitored by company professionals and the main indicators are monitored daily, such as mortality, eliminated animals, density, footpad dermatitis, condemned animals, mortality rate in transport, wounds, and fractures. All of these indicators help guide the processes that need to be improved and assist in maintaining compliance in all processes.

Our goal is to improve performance in various indexes, avoiding confinement and intensive systems, routine mutilation and long-distance transport of live animals. We seek improvements in our performance through dedicated projects in order to advance in animal welfare practices on the farm, rewarding and certifying our production chain (in the past two years).

Additionally, we monitor, through reports, the average time of transportation of live animals, the process for pre-slaughter stunning, and the results of these measures upon animal welfare, adopting corrective actions when necessary. At BRF, animals are stunned prior to slaughter.

The Company works with the highest animal production technology, including rigorous animal welfare and quality criteria. Productivity indicators are monitored batch by batch, including weight gain, feed conversion, and batch viability. The Company also monitors daily water consumption and maximum and minimum temperatures. Neither hormones nor cloned animals are used in poultry production, showing the Company's commitment to best practices.

In 2015, in the turkey production chain, a beak trimming process was implemented in 75% of the total production of commercial turkeys, through a procedure using infrared still in the hatchery, an improvement in animal welfare. Only 1/3 of the upper beak is removed, not causing pain or unnecessary suffering to the animal. In 2016, this process will be implemented in 100% of the turkey production chain and implementation in the broiler breeder supply chain will begin. In addition, in 2015, actions were implemented to meet the maximum time of pre-slaughter fasting, according to standards established by the European community.

Swine producers follow guidelines shared by the European community. Among the practices abolished are clipping or grinding of teeth – which only occurs as an exception if there is aggression in the litter. The use of ear tattoos increased, as required by the Official Veterinary Service. For technical reasons (age of the animal, duration and intensity of intervention), neither of these two activities uses anesthesia. Partial tail cutting remains, due to the impact of the procedure being small compared with the potential problem of cannibalism during the pig growth and fattening phase. The size of piglet tail cutting is being gradually reduced.

BRF practices immunocastration in most animals in the swine production chain and surgical castration in animals for slaughter in the integration of pigs for specific products. Cloned animals and growth hormones are not used in the Company's pig farming chain.

All installations for producing piglets are being built within the standards of the European community, without the use of gestation cells after the fourth week of gestation.

MEDICATION GRI G4-FP10, G4-FP12

As a company practice, all medication is administered to animals responsibly, meeting the client's specific requirements and in compliance with the laws of the countries to which the products will be sent as well as those of Brazil.

We maintain an agricultural intelligence department (CIEX), composed of veterinarians with extensive experience in the health field, which organizes and authorizes the use of veterinary medication for each unit, aiming to ensure the correct use of antibiotics and the safety of the food product. The grace period for medication is continuously revised and reinforced by the veterinarians in charge.

All product withdrawal periods are rigorously followed, not leaving any type of residue of the final product.

Over the years, BRF, following world trends and searching for constant improvement in company processes, has been gradually reducing the use of medication, without causing any type of harm to animal welfare or negatively affecting the quality of animals.

15.5%
is the percentage of cages for collective gestation for pigs in our chain.



75%
of the turkey production undergoes a debeaking process that uses infrared still in the hatchery - only 1/3 of the bird's upper beak is removed, not causing any pain or unnecessary suffering to the animal.



Partnership
with the World Animal Protection NGO in Brazil, it is is instrumental for BRF to develop projects that involve animal welfare in all production phases.



Natural Capital

The community, consumers and environmental agencies are becoming increasingly rigorous about environmental issues. Add to this BRF's concerns in protecting and preserving the environment and you get a company that increasingly strives to improve its processes and the processes of its partners. In this way, BRF improves treatment of these aspects and helps its partners to develop in order to meet the expectations of the community, of environmental agencies and legal requirements.

BRF's environmental management is based on ISO 14001 guidelines and guided by a specific Environmental Policy, which addresses the environmental aspects and possible impacts related to our business, providing legal compliance as the minimum performance level, and determining performance levels with guidelines to enhance its processes, products and services, aiming at the continuous improvement of quality and minimizing associated environmental impacts.

To ensure management quality in the operations, there are technical teams specializing in operations, which adopt the following global guidelines of the Company:

- Internal Corporate Norms (NC), whose guidelines, in many cases, surpass the legislation;
- Operating procedures associated with critical environmental processes;
- Organizational Environment Corporate Committee (COC MA);
- Specific Environmental Working Groups (GT);
- Health, Safety and Environment General Committee (HSE);
- Installation Analysis Form (FAI), for environmental assessment of new projects prior to installation;
- Environmental Compliance Index (ICA), which measures performance, quality, goals and compliance.
- In all our operations, we have DSSMA practices (dialogues on health, safety and environment), when repeated awareness actions take place among employees of the plants involving conservation and saving of resources, especially in terms of waste.

Monitoring considers the ICA, composed of the aspects of effluent, waste, air emissions, noise, odor, grants and environmental licenses. In 2015, the Company initiated adoption of the ICA in agricultural activities (animal feed, hatcheries and company-owned poultry farms). We also implemented the ICA in Argentina, where we reached 85% compliance.

Based on the guidelines of our Environmental Liabilities Standard, we annually evaluate the main points that could represent any environmental risk for the Company, as well as the existing liabilities and their treatment and recovery/elimination. We also seek innovations in terms of environment that generate the smallest impact on the environment and the community. Additionally, all our expansion or construction projects need to be aligned with the Construction Management Standard.

Regardless of the area, every project must be evaluated by the environmental department, from conception to execution, including the licensing phase by responsible agencies. Thus, we ensure that every project undergoes a strict evaluation of environmental aspects and impacts, so that all their risks can be detected and treated.

Our challenge for 2016 is to revise all corporate environmental norms under global coverage, since each country has its specific restrictions, making it necessary to apply the Global ICA and environmental management to the other countries where we have head offices (Argentina, England, Holland, United Arab Emirates, and Thailand).

85%

was the percentage of the ICA implementation in the operations in Argentina in 2015.

RESOURCES FROM GREEN BONDS

BRF is not only concerned with producing quality food, but also with producing foods with the smaller environmental impact. To this end, the Company invests in environmental aspects, and this amount has been increasing year after year. In 2015, more than R$ 64 million were invested in our operations in Brazil, Argentina and the Middle East (Abu Dhabi), which demonstrates our commitment to environmental preservation and continuous improvement of our processes.

In 2015, with the purpose of increasing our investment capacity in environmental actions, we issued green bonds to finance green projects in our business divisions and operations (*read more in Financial and Built Capital, page 59*).

These projects will focus on the following categories: energy efficiency, renewable energy, sustainable forests, reduction of greenhouse gas emissions, water management, packaging, reduction in the use of raw material, and waste management. There are more than €500 million in resources to be used in social and environmental investments in the next seven years.

Part of these resources was used in 2015. An example of this was the investment of R$ 8.7 million in three major projects focused on energy efficiency in three BRF units, Uberlândia (MG), Toledo (PR) and Chapecó (SC). The main goal was to reduce energy consumption in refrigeration through automation, installation of more efficient equipment, thermal recycling, and process optimization.

Another important example in the use of these resources occurred in the Nova Mutum (MT) unit, whose project is the separation of effluent pipes by type of organic load to be treated in different stages of the effluent treatment station. Prior to the project, effluents from the various phases of the project were discharged via a single pipeline and underwent the various treatment phases, regardless of the content before being discharged to the environment. The project for the separation of the piping by type of effluent allows for each waste stream to be treated individually. Selective collection results in significant reduction in both process and use of chemicals. For example, the line that originates in washing of broiler transportation cages and of trucks is sent to be sieved and, then, to the biological treatment stage, while the line originating in the poultry slaughtering process is sent to another sieving process and enters the physical-chemical stage prior to the biological treatment stage. In addition to the separation of the pipes, acquisition of new equipment and other modifications gave the process a much higher yield and expected savings of R$ 545,000 a year in energy.

WATER MANAGEMENT

Water management remains a sustainability challenge for BRF. Water shortage can significantly affect BRF's production processes and financial results. One of the impacts regarding our business is scarcity in certain regions, putting at risk expansion of production and/or even causing shutdown of the process. Concurrent use of water also becomes relevant due to abstraction from the same sources used to supply the population, for irrigation and other industries. In addition to its use in industrial production, water is important for the production of animals and agricultural commodities.

Management starts by establishing water consumption goals for each plant. Even without external demands for establishing goals, the Company undertakes to determine a maximum consumption allowed, which cannot be exceeded. Each plant cascades its goal and seeks alternatives to reach this goal.

Management of this topic is also carried out in our operations abroad. As an example, in Argentina, BRF follows the Order of the Ministry of Water Affairs of the Province of Santa Fé (Argentina), No. 395/07, which provides on sources for the use of groundwater.

In Abu Dhabi, for drinking water, the Company follows the Water Quality Regulation (Fourth Edition), of 2014, issued by the Regulation and Supervision Bureau. To reuse water in this unit, there is a specific regulation – Recycled Water and Biosolid. Both regulations are of 2010, issued by the Regulation and Supervision Bureau.

In terms of operations, there are frequent practices to reduce water consumption in equipment, and installation of new plants and/or increase in production is done only after water availability assessments are carried out in the location. We are also working under the Lean philosophy in cleaning the plants, one of the processes with high water consumption, strengthening the concept of value and waste, directly connected to consumption of this resource. We also have reuse/recycling guidelines, avoiding withdrawal of water from surface and ground sources. In 2015, we adopted the new classification of the World Health Organization (WHO), which considers:

- **indirect reuse:** occurs when water previously used one or more times for domestic or industrial use, is discharged in surface or ground water and reused downstream, in a diluted way;
- **direct reuse:** planned and deliberate use of treated sewage for certain applications such as irrigation, industrial use, groundwater recharge, and drinking water;
- **internal recycling:** reuse of water internally in industrial facilities, with the purpose of saving water and controlling pollution.

Starting in this annual report, we have included indirect water reuse, given that we have several plants whose effluents are discharged in the receiving body and abstracted downstream from the point of discharge. We also have cases of direct reuse, in which we use our effluents for fertigation.

In 2015, total indirect and direct water reuse, according to the new classification, was 3,259,361.03 m3, and a 24.98% recirculation rate was recorded (*see complete table in Attachment, page 148*). GRI G4-EN10

To reinforce studies and updates on legal obligations regarding this resource today, the Company has representatives at the Watershed Committees in the regions where it operate. BRF also analyzes the supply chain, within which water is one of the agricultural sustainability indicators, assessed on site and reported to the Board of Directors.

BRF maintains representatives in the Watershed Committees to reinforce studies and legal use of water.

WATER-RELATED RISK

In 2015, BRF initiated work regarding water-related risks, through which the Company can assess internal and external aspects impacting water and generate a score for each unit. The objective is to carry out internal and external actions to reduce consumption and be legally compliant, minimizing the Company's impact on the environment and the community.

In place in four plants in Brazil – Toledo (PR), Rio Verde (GO), Lucas do Rio Verde (MT), and Carambeí (PR) – during the year as a pilot-project, the methodology analyzes the context, and micro and macro watersheds composing the region, as well as the industrial activities and characteristics of the use of water resources, in order to understand the history of growth in local demand, anticipating risks.

In 2016, we expect to consolidate this work, expanding the assessment to the other plants in Brazil.

25% was the approximate rate of water recirculation At BRF.

WATER CONSUMPTION B. SOURCE[1] GRI G4-EN8
(m^3)

T.pe of source	2012	2013	2014	2015	Variation (2014/2015)
Surface	38,732,576	38,828,985	36,544,505.98	38,559,842.23	5.51%
Ground	20,597,104	24,646,055	21,410,123.38	18,379,836.95	-14.15%
Public suppl.	1,868,339	2,024,728	1,592,281	1,315,427.59	-17.39%
Rain	40,563	55,122	92,300	59,400.00	-35.64%
Total	61,238,582	65,554,890	59,639,210.36	58,314,506.77	-2.22%

1. *Considers all manufacturing units in Brazil, Argentina, Holland, England and Abu Dhabi. In July, the dairy units were delivered. Dairy consumption January-May: 1,420,363.82 m^3. If we make a projection of annual consumption of dairy products, BRF's consumption may reach 60,303,016.12 m^3/year, obtaining a variation of 1.1% more compared with 2014.*

EFFLUENTS GRI G4-EN22, G4-EN24

The effluents and waste aspects are inherent to BRF's industrial activities, which, if not correctly managed, could cause significant negative impacts to the environmental condition of the production units. Impacts are directly related to the community and legal compliance requirements, from the quality of discharge of liquid effluents in water bodies supplying cities, to minimizing generation and/or appropriate disposal of solid waste, avoiding contamination of the soil, ground water and bodies of water.

Within the company strategy is the commitment to constant reduction, not only of the volume of waste, but also of the organic load of effluents. Each plant has teams specializing in environmental issues, which, together with other areas of the Company, cascade these goals and manage daily actions for reducing waste and organic load in effluents. To this end, we seek innovations to transform waste into raw material for other processes, such as the study to implement increasingly modern biodigesters to transform effluents into energy, and the study to use pyrolysis to transform waste into fuel.

These two aspects are studied in depth within the Environmental Monitoring Norm, which sets guidelines for their treatment and management. The Company seeks partners that are committed to environmental issues in terms of transportation, treatment and final disposal of solid waste. These partners are only contracted upon submission of environmental license for the said activity, and there are regular audits to check the conditions of facilities and operating process.

Community, consumers, and environmental agencies are becoming increasingly stricter in relation to the environment. This, plus BRF's concern with protecting and preserving the environment results in a company that increasingly seeks to improve its processes as well as those of its partners. Thus, we improve the treatment of these aspects and help our partners develop to also fulfill the expectations of the community, of environmental agencies, and comply with legal requirements.

ENERGY EFFICIENCY

Given its intensive use in industrial processes, the energy aspect directly impacts our operations. The price and availability of energy depend greatly on external factors such as demand and supply. An example of this is what happened in the beginning of 2015: with the drought in the Southeast, the availability of power generation from hydroelectric sources was reduced.

It is part of our management to monitor the use of energy in the various production processes, considering the lines, categories and final manufactured products, using performance indicators. Activities in distribution centers, agriculture and administrative areas improve the use of this resource.

BRF's Energy Excellence Program manages energy efficiency. Our goal is to reach a global reduction in energy consumption through improvements in plants, distribution centers and agricultural operations in the units in Brazil and abroad.

Representatives from areas with intensive consumption of this resource and technical and strategic teams, including the areas of Procurement, Engineering and Comptrollership, form our Energy Committee. They convene once a month to define which strategies will be adopted to purchase energy, approve strategic projects, monitor initiatives, and study ways to reduce consumption. It is the committee's responsibility to develop plans for eventual cases of rationing. There are also commitments signed internally and externally to reduce consumption of this resource. Annually, goals to reduce energy consumption per plant are defined, which are directly tied to the managers' variable remuneration.

25.42%

was the reduction of effluent discharge compared with 2014.

DISPOSAL OF EFFLUENTS GRI G4-EN22
(M³)

	2012	2013	2014	2015	Variation (2014/2015)
Surface source	54,285,284	57,845,094	54,053,549.09	50,911,409.92	-5.81%
Soil	1,402,034	1,063,861	1,207,563.66	3,302,121.00	173.45%
Public network	54,843	510,877	569,848.38	267,355.45	-53.08%
Total	55,742,161	59,419,832	55,830,961.13	54,480,886.37	-2.42%
Quality (kg COD/year)	5,744,631	5,102,859	4,290,685.13	3,199,834.90	-25.42%

REDUCTION OF EMISSIONS

The Company structured the Climate Change Program, aligned with our sustainability strategy, considering adaptation concepts, evaluating aspects related to climate change and management of risks and impacts on operations and supply chain, recognizing the vulnerability in terms of critical resources for the business and addressing mitigation of GHG emissions. Additionally, BRF is a member of the Brazilian Program GHG Protocol and follows the methodology to calculate the inventory of greenhouse gases. GRI G4-EC2

Air and greenhouse gas (GHG) emissions are managed in compliance with the environmental legislation and best practices applicable to the markets where BRF operates. To manage and control air emissions in our manufacturing units, BRF adopts the Corporate Norm. In the case of GHG, the volume of emissions within the Company itself is not considered significant, due to the high rate of renewable energy used, the energy efficiency projects, and the Environmental Management System.

The biggest impact of emissions is on our value chain, especially in the agricultural and logistics sectors. Since BRF has extensive supply and distribution networks, the environmental impacts related to logistics account for a significant part of the environmental footprint. Focused on GHG reduction, the Company adopted initiatives for the use of biomass (renewable energy) of conservation of energy and heat in equipment and processes.

The adoption of different transportation modes, such as railway and coastal shipping; optimization in cargo loading; changes in the fleet's profile with vehicles with greater cargo capacity; the implementation of reverse logistics models, optimizing the return load of the vehicles; as well as privileging vehicles that use less polluting diesel (S-50) are some of the impact management initiatives in logistics. As a consequence, trips in more efficient transportation modes (road-train, train, coastal shipping and *Vanderleia* – a truck with three spaced axles) accounted for 14% of total trips. GRI G4-EN19

With the integrated producers of swine, BRF has in place the 3S Program – Sustainable Pig Farming System, which supports these producers in the alternative treatment of manure through biodigesters with a system to burn gases or use them as a source of energy. GRI G4-EN19

TOTAL ENERGY CONSUMPTION OUTSIDE THE ORGANIZATION* (GJ) GRI G4-EN4



-22.21%
6,835,200.54
5,940,982.41
4,621,360.37
2013
2014
2015

* See complete table in Attachment, page 150

EMISSIONS OF OZONE-DEPLETING SUBSTANCES[1] (Kg CFC11) GRI G4-EN20

		2015
CFC	Quantity (kg)	0
	Result (kg CFC – 11)	0
HCFC	Quantity (kg)	15,940.45
	Result (kg CFC – 11)	883.53

1. The predominant industrial refrigerant fluid is ammonia, which is harmless to the ozone layer and does not cause the greenhouse effect. BRF uses small quantities of HCFC 22 for industrial refrigeration and the rest of this gas is used in air conditioning.

SCOPE 1* – DIRECT GHG EMISSIONS (tCO_2e) GRI G4-EN15

	2012	2013	2014	2015
Greenhouse gas emissions	327,123.85	359,559.21	352,422.69	361,059.61
CO_2 biogenic emissions	2,797,109.23	2,892,186.26	2,304,715.27	2,213,212.72
Gases included in the calculation	All have been mapped, but BRF releases only CO_2, CH_4, N_2O and HFCs			

SCOPE 2* – INDIRECT EMISSIONS (tCO_2e) GRI G4-EN16

	2012	2013	2014	2015
Acquisition of electric energy and steam[1]	185,034.60	265,031.29	350,108.19	322,098.78
Gases included in the calculation	CO_2, CH_4, N_2O			

1. The emission factors of electric energy acquired in countries considered in the Inventory are collected from the websites of the responsible agencies in each country. For example, in Brazil, the emission factor used is the one made available by the Ministry of Science and Technology.

SCOPE 3* – OTHER INDIRECT EMISSIONS[1] (tCO_2e) GRI G4-EN17

	2012	2013	2014	2015
Total sources in the inventory	1.046,91	1.000,44	938.298,26	695.020,80
Gases included in the calculation	CO_2, CH_4, N_2O			
CO_2 biogenic emissions	17.896,93	16.799,80	16.678,57	247.60

1. As of 2012, river transportation logistics and business road trips were included and, in 2014, solid waste treated externally (landfill and composting) were added.

** During the construction of the report, data was being checked by the audit (third party). Consequently, the reported information is subject to future changes.*

WASTE MANAGEMENT

We continue to invest in the reduction, recycling and reuse of materials during the lifecycle of our industrial products and processes, aiming at higher cost efficiency and reduction of impacts, even without a norm for the use of raw materials or recyclable or reusable packaging at the Company, considering the regulatory obstacles for the use of these resources in the food industry.

The search for more intelligent and sustainable ways to use materials is part of the routine of several areas at BRF. An example is the use of sludge, a by-product, as a mixture for boiler fuel, in accordance with legal obligations. The corporate Environment area has been working for over one year, in partnership with environmental teams, to reuse the sludge that used to be considered waste. This allowed for a reduction in consumption of wood chips and, at some units, the reuse of practically 100% of sludge resulting from production. Data is still insufficient to determine the reduction in the purchase of wood chips, but the fact that this by-product can be reused is already a significant gain for the Company.

Given the characteristics of waste generated by BRF, the main final disposal method is composting, which allows for the transformation of waste into organic fertilizer, ensuring its disposal in accordance with legal obligations.

At the administrative units, disposal of organic waste, recyclables and non-recyclables is segregated. Additionally, there are battery dispenser, and some buildings collect cooking oil and electronic waste. All distribution centers have waste sorting procedures.

Waste management involves from adaptation and disposal of materials at suppliers, manufacturing units and offices to the post-consumption phase. Despite being a complex chain, the Company developed initiatives to minimize losses, improve control of integrated producers and find a more appropriate disposal for each type of waste. Management references are plans for Solid Waste Management and Solid Waste Management in the area of Health. For effluents and waste, other Corporate norms are directed – such as Environmental Control, the norm for licensing and legal obligations, the one for Agricultural Environmental Management, and the Sustainable Pig Farming Program.

BRF, and the industry in general, has the challenge to fully adapt its operations to the National Policy for Solid Waste (PNRS), which involves a series of improvements in the operation lines, supply chain and processes for distribution, sales and post-consumption.

The Company participates in the Brazilian Food Industry Association (ABIA), Corporate Coalition, coordinated by the Corporate Commitment for Recycling (CEMPRE), which gathers other associations from the various industry sectors.

In 2015, the industry agreement was approved, proposed by the coalition for the Federal Government, which foresees a 22% reduction in packaging discarded in landfills by 2018. Along the approval process for each industry sector, the need for investments in developing a solid governance system for waste pickers was identified. In this sense, it was decided that the associations participating in the CEMPRE coalition will make investments in 2016 in the National Waste Pickers Association (ANCAT), which represents pickers of recyclable material who are registered in the Reverse Logistics System (*read more about waste management in Effluents, on page 120*).

WASTE BY TYPE AND DISPOSAL METHOD (t) GRI G4-EN23

	2013	2014	2015	Variation (2015 x 2014)	% equivalent
CLASS I WASTE					
Incorporation in the soil	435	0	0	–	–
Industrial landfill and autoclaving	–	599.87	538.89	-10.2%	–
Recycling (return to manufacturer, production of animal feed, recycling and re-refining)	–	289.92	230.78	-20.4%	–
Incineration	–	10.38	2,110.93	20,236.5%	–
Composting	–	0	0	–	–
Total	435	900.17	2,880.6	220.0%	0.8%
CLASS II WASTE					
Incorporation in the soil	451,928	60,828	58,405.38	-4.0%	16.1%
Industrial landfill and autoclaving	–	62,947	79,931.03	27.0%	22.1%
Recycling (return to manufacturer, production of animal feed, recycling and re-refining)	–	81,705	101,300.99	24.0%	28.0%
Incineration	–	258	1,061.9	311.6%	0.3%
Composting	–	211,973	121,672.6	-42.6%	33.6%
Total	451,928	417,711	362,371.9	-13.2%	–
Total for Classes I and II	452,363	418,611.17	365,252.5	-12.7%	–

TRANSPORTED HAZARDOUS WASTE (t) GRI G4-EN25

	2013	2014[2]	2015	Variation (2015/2014)
Transported[1]	435	900.17	483.25	-46%
Treated	435	900.17	2,232.31	148%
Total	870	1,800.34	2,715.56	51%

1. Class I waste transported that does not cross State borders.
2. Significant increase due to the inclusion of data on transportation and destination for waste treatment of animal health waste.

Packaging projects in 2015 GRI G4-EN27	Result
Elimination of shrink wrapping of cardboard boxes	Elimination of plastic: R$23671.43/year
Reduction and standardization of plastic film consumption in BRF products	Reduction in energy consumption and maintenance: R$76,828.00/year; reduction in stock
Implementation of Lean to reduce waste of water at the CNC unit	Reduction of plastic film from 34cm to 28cm. Gain of R$ 102,922.98/year; improvement in appearance of packaging for customers
Reduction in shrink wrapping of cardboard boxes	Consumption of 29 L/bird dropped to 27 L/bird, a reduction of 6.9%. Indicator of 14.87 m^3/ton. dropped to 13.95 m^3/ton., a reduction of 6.2%. Average indicator of 7,800 m^3/day (11,090 ton. produced/month) dropped to 7,500 m^3/day (11,850 ton. produced/month). Thus, there was a reduction of 3.8% (7,500/7,800) = 300 m^3/day, that is, a reduction around 300 m^3/day (300,000 liters of water per day). However, if the average consumption of 11,090 ton. produced were maintained for the 11,850 ton., the final number should be 8,335 m^3. Therefore, the return was higher, of 10% reduction (7,500/8,335), the same as 534 m^3/day. Financial return of R$594.00/day; R$ 12,474.00/month of production days (300 m^3/day). There were no significant financial impacts, only improvement in the aspect for consumers.
Elimination of corner frame/3M tape of pallets and standardize the quantity of stretch used	Corner frames and 3M tape removed from all pallets in lines 3, 5 and 7, totaling 190 pallets/day and quantity of stretch standardized from 800g to 470g/pallet. With these changes, in 2015 the Company had the following gains:
	• Corner frame: R$ 0.41 unit for 190 pallets: R$311.60/day – R$ 74,784.0
	• 3M tape: R$ 0.03m – 1 pallet uses 9m for 190 pallets: R$ 58.9/day – R$ 14,136.0/year;
	• *Stretch: R$ 5.62kg – 800g per pallet: R$ 4.49 – standardized to 470g per pallet: R$ 2.64 – 190 pallets: R$ 351.5/day – R$ 84,360.0*
	• Total gain according to PO volume in 2015: R$173,280.0
Reduction in the volume of material in stock and elimination of the task of attaching corner frames[1]	The PET coextruded film technology is associated with the capacity of a single film to ensure all existing needs in the packaging process, without losses or damages to the final product, when compared with the current version where the film is laminated with PET. There is no need for adjustments in the current process of the plants.
Trimming of this film can be used as a thinner for coextruded adhesive film; as well as for the reduction of the lamination phase in the supplier's process[2]	Maximize loading in containers and reduce the number of pallets and boxes. Each unit went from 480kg to 550kg; and each container went from 19,200kg to 24,200kg. An increase of 26% in loading products per container; a reduction of 1.5% in the packaging tare per ton of product
Simplification of box items[3]	Greater efficiency in the supplier's process by reducing machine set up time
Assessment of the extension of project HD0003 (Board Dimensional Reduction) to 19 UPs	4.5% reduction of the packaging area; reduction of 16.2 ton. of corrugated cardboard per year
Dimensional reduction of the adhesive tab of the DVZ griller lid	2.35% reduction of the packaging area; reduction of 39.5 ton. of corrugated cardboard per year.
Coyote Project– Sliced products	21.1% reduction of the packaging area and 28.6% reduction in the thickness of the bottom film; reduction of approximately 91.375 ton. of PET and EVOH coextruded material consumption
Recycled film	Use of recycled film instead of new film. Use of 1,849 ton. of recycled packages in 2015, with reduction of 2,828.97 ton. in greenhouse gas emissions. Reduction of 2,254,992 liters of crude oil; reduction of 10,086.03MW in energy consumption; reduction of 2,033.9 ton. of plastic waste in landfills.

1. *EMB-0100 – Inovação – Desenvolvimento de Filme Termoformado Tampa Coex PET – Bemis/Eastman.*
2. *ME-0799 – EMB-0199 – (Top 10 "B" Europe) – Legislation Update 1169/2011 – (B2B) SKU 142571 – CPZ.*
3. *SUP-0928 – F4 – IRANI para Caixas Maleta.*

BIODIVERSITY

BRF seeks to control potential or existing impacts from its operations and from the value chain. In potentially polluting activities, such as hatcheries, animal feed plants and company-owned poultry farms, no significant impacts on protected areas or with areas with high rate of biodiversity are identified. However, the biodiversity aspect is critical, since it is associated with climate change, which alters the rate and productivity of global agricultural production and, consequently, the prices of commodities used by the Company both in the formulation of products and in the agricultural chain, such as corn and soy.

To better understand and evaluate our environmental externalities, in 2014, BRF joined the TeSE initiative of the Sustainability Studies Center of Fundação Getúlio Vargas (GVces), which proposes to develop strategies and tools to manage impacts, risks and opportunities related to ecosystemic services. All areas of BRF subject to the New Forestry Code are following the schedule defined by IBAMA to adapt to the georeferencing process and the Rural Environmental Registry (CAR). The Company monitors the impacts and scope of its areas covered by environmental conservation and preservation policies.

In the agricultural chain, integrated producers are evaluated monthly by the percentage indicator of environmental license for properties. Control of suppliers' licensing is carried out through the Agricultural Environmental Management Norm, the integration contract and the Rural Extension checklist (which evaluates the routine of extension workers, responsible for applying the compliance index to the integrated producers, focused on environmental topics).

PSA PROJECT

BRF will initiate the BRF corporate PSA Project in the field in 2016. The project aims to develop a payment system for corporate environmental services in three areas: PSA mechanisms; financial mechanisms, with a competitive and innovative business model; and a strategy for the implementation of business sustainability in the BRF chain. The goal is to expand the pilot model, involving up to 250 producers in an estimated area of 400 hectares. GRI G4-EN26



THE REPORT

In this cycle, we have enhanced our presentation of data and indicators, in line with the GRI and IIRC guidelines.



Comprehensive

Once again, we report all indicators associated with each material aspect identified by the Company.

BRF's 2015 Annual and Sustainability Report adopts, as guidelines, the reporting methodology of the Global Reporting Initiative (GRI), G4 version, and the integrated reporting framework proposed by the International Integrated Reporting Council (IIRC), a group integrated by the Company, through the Brazilian Commission for Monitoring Integrated Reports. GRI G4-29, G4-30

With indicators that cover the period from January 1 to December 31, 2015 and information on management and strategy of the Company, the document follows the Comprehensive version of the GRI guidelines, bringing together the specific contents associated with the material aspects of the business, in addition to indicators of the food industry. The metrics and scope of the indicators are, whenever possible, aligned with the GRI methodology; any variations in data and metrics are presented throughout the report. GRI G4-22, G4-23, G4-28, G4-32

Definition of the contents to be reported took into account the strategic plan of the Company, its most relevant sustainability aspects, commitments of previous reports and the perception of its main executives and leaders about materiality. In 2015, the list of material aspects was reviewed, considering the alignment with the current strategy and the goal of increasing the specificity of reporting issues and indicators, such as evolution of the application of the reporting guidelines adopted by the Company. GRI G4-18

Annually, we seek to obtain and report advances in our adherence to the integrated reporting guidelines proposed by IIRC; in addition to the structure driven by the capital – financial, intellectual, human, social and natural model –, we highlight our commitment to advance in information connectivity and presentation of data that cover not only our present context and our performance, but also risks, opportunities and future outlook for the Company, on the various markets in which we operate.

Data from BRF's financial statements are presented following the Brazilian standards and the International Financial Reporting Standards (IFRS), in line with instructions from the Brazilian Securities Commission (CVM) and from the Security Exchange Commission (SEC), and were audited by Ernst & Young. Environmental indicators have undergone a formal audit process. GRI G4-33

All data for the indicators are global. In the case of specificity in the scope, this difference is being considered throughout the text. The inventory of GHG emissions for BRF operations in Brazil, Europe and Argentina was verified by KPMG. GRI G4-17, G4-33

In this report, we seek to increase our adhesion to the integrated reporting guidelines by IIRC, focusing on aspects such as connectivity, strategic focus, and guidance for the future.

GRI CONTENT INDEX

GENERAL CONTENT

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Strategy and analysis	G4-1 Message from the president	15		
	G4-2 Description of the main impacts, risks, and opportunities	15, 46, 50, 55		
Organizational profile	G4-3 Name of the organization	18		
	G4-4 Main brands, products and/or services	18		
	G4-5 Location of the organization's headquarters	Headquarters: Rua Jorge Tzachel, 475 88301-600 Itajaí – SC – Brazil Corporate Office: Rua Hungria, 1.400 – 5° andar 01455-000 São Paulo – SP – Brazil		
	G4-6 Countries where the organization has its main operating units or those most relevant for the sustainability aspects of the report	18		
	G4-7 Nature of ownership and legal form	18		
	G4-8 Markets served	18, 19, 20, 68		
	G4-9 Scale of the organization	8, 18, 19, 20		
	G4-10 Employee profile	20, 88, 91, 142	6	
	G4-11 Percentage of total employees covered by collective bargaining agreements	90	3	
	G4-12 Description of the organization's supply chain	107		
	G4-13 Significant changes regarding the new organization's size, structure, ownership, and its supply chain	42, 43		
	G4-14 Description of how the precautionary approach is addressed by the organization	At BRF, the Precautionary Principle impacts investments in the development, design, manufacturing, and distribution and sale of products. According to the principle, scientific uncertainties are considered reason enough to avoid certain projects, initiatives and practices of organizations, preventing the threat of serious or irreversible damage to human health and the environment. More information on page 51.	7	
	G4-15 Externally developed social charters, principles or other initiatives	47		
Organizational profile	G4-16 Membership in associations and organizations	102		

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

Aspect	Description	Page/disclosure/omission	Global Com-pact	Millennium Development Goals (MDG)*
Material aspects identified and boundaries	G4-17 Entities included in the organization's consolidated financial statements and entities not covered by this report	128		
	G4-18 Process for defining the report content	128		
	G4-19 List of material aspects	49		
	G4-20 Boundary, outside the organization, of each material aspect	49		
	G4-21 Boundary, within the organization, of each material aspect	49		
	G4-22 Restatement of information provided in previous reports	128		
	G4-23 Significant changes from previous reporting periods in scope and material aspects boundaries	128		
Stakeholder engagement	G4-24 List of stakeholder groups engaged by the organization	48		
	G4-25 Basis for identification and selection of stakeholders with whom the company engages	48		
	G4-26 Approach to stakeholder engagement	48, 98		
	G4-27 Key topics and concerns that have been raised during the engagement, by stakeholder group	48, 49		
Report profile	G4-28 Period covered by the report	128		
	G4-29 Date of most recent previous report	128		
	G4-30 Reporting cycle	128		
	G4-31 Contact point for questions regarding the report or its contents	Questions about this document may be clarified through telephones (55 11) 2322-5052 / 5061 / 5048 or via e-mail acoes@brf-br.com.		
	G4-32 Option for the application of guidelines and location of the GRI table	128		
Governance	G4-33 Policy and current practice associated with external assurance for the report	128		
	G4-34 Governance structure of the organization	25, 28	1 a 10	

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

BRF 2015 ANNUAL REPORT

Aspect	Description	Page/disclosure/omission	Global Com-pact	Millennium Development Goals (MDG)*
Governance	G4-35 Process for delegating authority for economic, environmental and social topics from the highest governance body	46, 93		
	G4-36 Executive level positions with responsibility for economic, environmental, and social topics	28, 46		
	G4-37 Processes for consultation between stakeholders and the highest governance body on economic, environmental and social topics	34		
	G4-38 Composition of the highest governance body and its committees	28		
	G4-39 Chair of the highest governance body	25		
	G4-40 Nomination and selection processes for the highest governance body and its committees	25		3
	G4-41 Processes to avoid and manage conflicts of interest	Situations such as these are dealt with in accordance with the Code of Ethics and Conduct and Company By-laws		
	G4-42 Role of the highest governance body and senior executives to define policies and goals to manage impacts	25, 46		
	G4-43 Measures taken to develop and enhance the highest governance body's collective knowledge of economic, environmental, and social topics	Ample dissemination of the *Annual and Sustainability Report*, communication on the website, and dissemination of social and environmental programs in the regions of operation.		
	G4-44 Processes for the self-assessment of the performance of the highest governance body	25		
	G4-45 Responsibility for the implementation of economic, environmental, and social policies	25, 46, 50		
	G4-46 Role of governance in reviewing the effectiveness of the organization's risk management processes for economic, environmental and social aspects	50		
	G4-47 Frequency of the highest governance body's review of economic, environmental, and social impacts, risks and opportunities	38, 50		
	G4-48 Highest committee or position that formerly reviews and approves the organization's sustainability report and ensures that all material aspects are covered	48		

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Governança	G4-49 Process for communicating critical concerns to the highest governance body	34		
	G4-50 Nature and total number of critical concerns that were communicated to the highest governance body and solutions adopted	34		
	G4-51 Ratio between remuneration and performance of the organization, including social and environmental	Total remuneration paid to Executive Directors and Board Members in 2015 (salaries, payments for profit-sharing and benefits) amounted to R$ 80 million. The breakdown of the remuneration includes fixed amounts and profit-sharing, in addition to benefits; in 2015, a benefit for former Executive Directors (in line with note 24.2.4 of BRF's Financial Statements) was also paid. Since 2006, the methodology adopted has associated the participation in results with a percentage of the Director's monthly salary, considering various financial indicators, such as Value Added, EBITDA, and annual budget, providing a cap to the amount paid to executives.		
	G4-52 Participation of consultants (internal and independent) in determining remuneration	BRF determines the remuneration of all its job positions through an independent international consulting methodology. Compensation consultants support the Committees linked to the Board of Directors and to the HR team.		
	G4-53 How stakeholders' views are sought regarding remuneration and its application on the policies of the organization	25		
	G4-54 Ratio between the highest salary and the general average for the organization, by country	The highest-paid individual receives 44 times more than the average of the salaries of all other employees.		
	G4-55 Ratio between the highest salary increase and the average increase for the organization, by country	In Brazil, the highest paid individual received a 53.85% raise, while the average raise for all other employees was 14.0%.		
Ethics and Integrity	G4-56 Organization's values, principles, standards, and norms of behavior	18, 34, 47	10	
	G4-57 Internal and external mechanisms for seeking advice on ethical and lawful behavior	34	10	
	G4-58 Internal and external mechanisms for reporting concerns about an ethical behavior	34	10	

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

SPECIFIC CONTENT

CATEGORY ECONOMIC

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Outsourcing and procurement	G4-DMA Management approach	109		
	G4-FP1 Percentage of volume purchased from suppliers compliant with company's procurement policy	107		8
	G4-FP2 Percentage of volume purchased which is in accordance with internationally recognized standards and certifications, broken down by certification	145		8
Economic Performance	G4-DMA Management approach	121		
	G4-EC1 Direct economic value generated and distributed	72, 76		8
	G4-EC2 Financial implications and other risks and opportunities due to climate change	51, 52, 54, 121		8
	G4-EC3 Coverage of the organization's defined benefit plan obligations	Income benefits paid by the Plan are funded directly by the reserves already established in the Plans. In 2015, BRF paid a total of R$ 14,265,730.62 in contributions. Participants paid a total of R$ 17,394,513.41. The percentage of contribution defined in Plans I, II and III observes the following criteria: for Plan (I) the contribution defined in the regulation is 0.70% on the portion of the salary corresponding to up to 10 Brazil Foods Reference Units (URBFs), which today amounts to R$ 4,553.90, and 3.70% on the surplus portion of the salary, if any. Contributions of the sponsor are made on the basic contribution of participants and observes the following scale: up to 50 years of age, 100% of the participant's basic contribution; after 51 years of age, 200% of the participant's basic contribution. For Plans II and III, the contribution defined in the regulation is 0.70% on the portion of the salary corresponding to up to 10 URBFs (Brazil Foods Reference Units, which today amounts to R$ 4,553.90), and 3%, 4%, 5%, 6% or 7% (as opted by the participant) on the surplus portion of the salary, if any. In both plans (II and III), the contributions of the sponsor correspond to 100% of the basic contribution made by participants. In the FAF Plan, sponsors contribute with monthly amounts corresponding to 0.10% of the participants' salaries, and participants, with monthly amounts corresponding to 0.22% of their salaries. Yields of the plans in 2015 were: Plan I = 8.75%; Plan II = 9.22%; Plan III = 9.33%; FAF Plan = 10.67% The main reasons for the variation in values between 2014 and 2015 were: reduction in additional contributions from participants; disposal of the dairy products unit; and changes in employee staff at BRF.		8

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Economic Performance	G4-EC4 Significant financial assistance received from government	Tax incentives are confidential information. BRF has fiscal and financial incentives at federal, state and municipal levels, such as incentive to local production or marketing and social and economic development of the regions, usually having as consideration, investments in generation of direct and indirect jobs.		
Indirect Economic Impacts	G4-DMA Management approach	97		
	G4-EC7 Impact of investments on infrastructure offered for public benefit	100		1, 8
	G4-EC8 Description of significant indirect economic impacts	98, 99, 100		1, 9
Procurement Practices	G4-DMA Management approach	109, 110, 112		
	G4-EC9 Policies, practices and the proportion of spending on local suppliers	108, 147		

CATEGORY ENVIRONMENT

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Energy	G4-DMA Management approach	120		
	G4-EN3 Energy consumption within the organization	149	7, 8	7
	G4-EN4 Energy consumption outside the organization	121, 150	8	7
	G4-EN5 Energy intensity	150	8	7
	G4-EN6 Reduction of energy consumption	150	8, 9	7
	G4-EN7 Reductions in energy requirements of products and services	In 2014, BRF initiated the development of tools to evaluate the environmental impact of products, prioritizing the water and carbon aspects and considering energy issues.	8, 9	7
Water	G4-DMA Management approach	118		
	G4-EN8 Total water withdrawal by source	119	7, 8	7
	G4-EN9 Water sources significantly affected by withdrawal of water	148	8	7
	G4-EN10 Percentage and total volume of water recycled and reused	118, 148	8	7
Emissions	G4-DMA Management approach	121		
	G4-EN15 Direct greenhouse gas (GHG) emissions	122	7, 8	7

At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Emissions	G4-EN16 Indirect greenhouse gas (GHG) emissions from the acquisition of energy	122	7, 8	7
	G4-EN17 Other indirect greenhouse gas (GHG) emissions	122	7, 8	7
	G4-EN18 Intensity of greenhouse gas (GHG) emissions	151	8	7
	G4-EN19 Reduction of greenhouse gas (GHG) emissions	121	8, 9	7
	G4-EN20 Emissions of ozone-depleting substances (ODS)	122	7, 8	7
	G4-EN21 NO_x, SO_x and other significant air emissions	151	7, 8	7
Effluents and Waste	G4-DMA Management approach	110, 120, 122		
	G4-EN22 Total water discharge by quality and destination	120	8	7
	G4-EN23 Total weight of waste by type and disposal method	123	8	7
	G4-EN24 Total number and volume of significant spills	No environmental accidents were recorded in 2015. More information on page 120.	8	7
	G4-EN25 Weight of transported waste deemed hazardous	123	8	7
	G4-EN26 Protection and biodiversity value of water bodies and habitats	All receiving bodies where effluents are discharged have self-cleansing conditions that control impacts and occurrences. Data on wastewater emissions are weighted in the Environmental Compliance Index (*Índice de Conformidade Ambiental – ICA*), and analyzed on a monthly basis. In 2015, BRF submitted a project for Payment for Environmental Services (*Pagamentos por Serviços Ambientais – PSA*) to Inova Sustentabilidade.	8	7
Product and Services	G4-DMA Management approach	122		
	G4-EN27 Initiatives to mitigate environmental impacts	124	7, 8, 9	7
	G4-EN28 Percentage of products and packaging materials that are reclaimed by product category	BRF does not have in place a control for the percentage of packaging reclaimed, since the projects on Reverse Logistics of Solid Waste are in the initial stage. Annually, the progress of the initiatives and the possible quantification of data will be reported.	8, 9	7

At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Conformity	G4-DMA Management approach	116		
	G4-EN29 Monetary value of fines and total number of non-monetary sanctions for non-compliance with environmental laws and regulations	Judicial and administrative demands are considered to be significant when the amounts involved are greater than R$ 250,000 or when the matter can expose the image of BRF and/or create relevant precedents. In 2015, among those considered to be significant, we had three environmental demands (one lawsuit and two violation notices) which, together, total approximately R$3,500,000.00. Additionally, regarding the criterion of non-monetary sanctions, only a warning notice was identified. Finally, it should be noted that other violation notices were received with application of simple fine of non-significant value, as well as numerous notifications/official letters, without the application of any sanctions, for submission of documents and provision of information, especially regarding the regularity of the licenses and related to environmental restrictions, as well as observation of effluent discharge standards, which are governed by Brazil and also the release of total suspended solids above the limits set by the Kalifa Industrial Zone (Kizad) in Abu Dhabi.		
Transport	G4-DMA Management approach	96, 109, 110		
	G4-EN30 Significant environmental impacts referring to transport of products and workers	In 2015, a truck hauling offal meal turned over, and a specialized company was immediately involved to clean the area, with no environmental impact.	8	7
Supplier Environmental Assessment	G4-DMA Management approach	109, 112		
	G4-EN32 Percentage of new suppliers that were screened using environmental criteria	111, 112	8	7
	G4-EN33 Significant actual and potential negative environmental impacts in the supply chain	111, 112	8	7
Environmental Grievance Mechanisms Related to Environmental Impacts	G4-DMA Management approach	34		
	G4-EN34 Number of grievances and complaints related to environmental impacts	In 2015, BRF recorded 25 complaints/demands from the community, and, in 2014, there were 13 complaints (an increase of 48%). This increase is probably due to the wide dissemination of BRF's relationship channels.	8	

** At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.*

CATEGORY SOCIAL – LABOR PRACTICES AND DECENT WORK

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Employment	G4-DMA Management approach	87		
	G4-LA1 Total number and rate of new employee hires and employee turnover	89, 143	6	3, 5
	G4-LA2 Comparison between benefits provided to full-time and temporary employees	89		3, 5, 6
	G4-LA3 Return to work and retention rates after parental leave	90	6	3, 5, 7
Occupational Health and Safety	G4-DMA Management approach	93, 94		
	G4-LA5 Percentage of total workforce represented in formal health and safety committees	94		6
	G4-LA6 Rates of injury, occupational diseases, and lost days	93, 95		6
	G4-LA7 Workers with high incidence or high risk of diseases related to their occupation	93		6
	G4-LA8 Health and safety topics covered in formal agreements with trade unions	94		6
Training and Education	G4-DMA Management approach	92		
	G4-LA9 Average number of training hours per year	After review of materiality, the training aspect was considered relevant. BRF will clarify management and monitoring of training hours in 2015. Performance will be reported in 2016.		
	G4-LA10 Program for management of skills and lifelong learning	92		
	G4-LA11 Percentage of employees receiving regular performance reviews	In 2015, BRF doubled the number of people participating in the performance analysis (100% of the Company's senior management). The process is carried out through a 360° evaluation, which includes strengthening of culture and definition and delivery of goals. Assessment is individual and feedback is collective.		
Supplier Assessment for Labor Practices	G4-DMA Management approach	109, 112		
	G4-LA14 Percentage of new suppliers that were screened using labor practices criteria	111, 112	6	3
	G4-LA15 Significant actual and potential negative impacts for labor practices in the supply chain	111, 112	6	3

** At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.*

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Grievance Mechanisms Related to Labor Practices	G4-DMA Management approach	34		
	G4-LA16 Number of grievances related to labor practices filed through formal grievance mechanisms	35		

CATEGORY SOCIAL – HUMAN RIGHTS

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Assessment of suppliers in terms of human rights	G4-DMA Management approach	109, 112		
	G4-HR10 Percentage of new suppliers that were screened using human rights criteria	111, 112	2	
	G4-HR11 Significant actual and potential negative human rights impacts in the supply chain and actions taken	111, 112	2	
Environmental Grievance Mechanisms Related to Human Rights	G4-DMA Management approach	34		
	G4-HR12 Number of grievances about human rights impacts filed, addressed, and resolved	35	1	

CATEGORY SOCIAL – SOCIETY

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Local communities	G4-DMA Management approach	97		
	G4-SO1 Percentage of operations with implemented local community engagement, impact assessments, and development programs	98, 99	1	1, 2, 4, 5, 6, 8
	G4-SO2 Operations with significant adverse impacts, actual and potential, upon local communities	98	1	1, 2, 4, 5, 6, 8, 9

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Anti-corruption	G4-DMA Management approach	34, 47		
	G4-SO3 Units assessed for risks related to corruption	BRF condemns all forms of bribery and corruption. With the creation of the Compliance Department, in 2015, the indicators related to this aspect will be improved for disclosure in subsequent years.	10	
	G4-SO4 Percentage of employees trained in anticorruption policies and procedures	34, 102	10	
	G4-SO5 Confirmed incidents of corruption and actions taken	No cases were reported in 2015.	10	
Public Policies	G4-DMA Management approach	102		
	G4-SO6 Policies on financial contributions to political parties, politicians or institutions	102	10	
Anti-competitive Behavior	G4-DMA Management approach	BRF condemns all forms of anti-competitive behavior, as per its Code of Ethics and Conduct and its Code of Conduct for Suppliers. In 2015, there were no lawsuits filed for anti-competitive behavior, anti-trust, and monopoly practices and their outcomes.		
	G4-SO7 Total number of legal actions for anti-competitive behavior		10	
Conformity	G4-DMA Management approach	In 2015, there was no disbursement of monetary value for significant fines and non-monetary sanctions imposed as a result of non-compliance with laws and regulations.		
	G4-SO8 Monetary value of significant fines and total number of non-monetary sanctions			
Supplier Assessment for Impacts on Society	G4-DMA Management approach	109, 112		
	G4-SO9 Percentage of new suppliers that were screened using criteria for impacts on society	111, 112		
	G4-SO10 Significant actual and potential negative impacts on society in the supply chain and actions taken	111, 112		
Environmental Grievance Mechanisms Related to Impacts on Society	G4-DMA Management approach	34		
	G4-SO11 Number of grievances related to impacts on society filed, addressed, and resolved through formal grievance mechanisms	There were no human rights-related complaints reported to the IBRF in the reporting period.		

*At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.

CATEGORY SOCIAL – PRODUCT RESPONSIBILITY

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Customer Health and Safety	G4-DMA Management approach	103, 104		
	G4-PR1 Assessment of impacts on health and safety during the life cycle of products and services	103		1, 4, 5
	G4-PR2 Non-compliance related to impacts caused by products and services	In 2015, a total of 770 (seven hundred seventy) legal proceedings/administrative assessments involving the topic of impacts caused by products and services on health and safety during their life cycle, broken down by type of outcome, of which 319 (three hundred nineteen) were dismissed and 452 (four hundred fifty-two) are ongoing. There were no payments of legal proceedings/administrative assessments with relevant amounts, i.e. greater than R$ 150,000.00 during the year.		
	G4-FP5 Percentage of the production volume manufactured at sites certified by third parties in accordance with internationally recognized standards	146		
	G4-FP6 Percentage of the total sales volume of consumer goods, by product category, that have reduced saturated fat, trans fats, sodium and added sugars	105		
	G4-FP7 Percentage of the total sales volume of consumer goods, by product category, containing increased nutritional ingredients and food additives such as fiber, vitamins, minerals, phytochemicals and functional additives	105		
Product labeling and services	G4-DMA Management approach	103, 104		
	G4-PR3 Type of information about the products and services required by labeling procedures	104	8	
	G4-PR4 Non-compliance related to labeling of products and services	In 2015, there were 11 (eleven) legal proceedings/administrative assessments, involving labeling of products and services, broken down by type of result, of which 3 (three) were dismissed and 8 (eight) are ongoing. There were no payments of legal proceedings/administrative assessments with relevant amounts, i.e. greater than R$ 150,000.00 during the year.		
	G4-PR5 Results of client satisfaction survey	41, 103		

* *At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.*

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Conformity	G4-DMA Management approach	In 2015, BRF was not assessed with fines of significant monetary value, which are considered those above R$ 150,000.00, applied on the grounds of non-compliance with laws and regulations relating to the provision and use of products and services.		
	G4-PR9 Fines for non-compliance in the provision and use of products and services			

ANIMAL WELFARE – SECTOR SUPPLEMENT

Aspect	Description	Page/disclosure/omission	Global Compact	Millennium Development Goals (MDG)*
Animal welfare	G4-DMA Management approach	114		
Breeding and Genetics	G4-FP9 Percentage and total number of animals reared and/or processed, by species and type of breed	61		
Animal husbandrya	G4-FP10 Policies and practices, by species and breed type, related to physical alterations and the use of anesthetics	115		
	G4-FP11 Percentage and total number of animals reared and/or processed, by species and breed type and by housing type	147		
	G4-FP12 Policies and practices regarding the use of antibiotics, anti-inflammatory, hormones and/or treatments for growth, by species and breed	114, 115		
Handling, Transport and Slaughter	G4-FP13 Total number of incidents of significant noncompliance with laws and regulations and adherence to voluntary standards related to transport, handling and slaughter practices of terrestrial and aquatic animals	In 2015, there were 23 (twenty three) legal proceedings/administrative assessments involving transport practices, handling and slaughter of terrestrial and aquatic animals, 6 (six) of which were dismissed and 17 (seventeen) are ongoing. There were no payments of legal proceedings/administrative assessments with relevant amounts, i.e. greater than R$ 150,000.00 during the year.		

* *At the end of 2015, the Sustainable Development Goals (SDG) have been disclosed, as an evolution of the Millennium Development Goals (MDG). From 2016, BRF will monitor the SDG.*

ATTACHMENTS

PEOPLE – EMPLOYEE PROFILE G4-10

EMPLOYEES, BY TYPE OF EMPLOYMENT AND BRAZILIAN REGION

	North	Northeast	Midwest	Southeast	South
Indefinite term	316	4,087	23,581	16,850	55,507
Definite term	4	45	12	247	69
Trainees and apprentices	58	39	484	141	954
Outsourced	4	248	2,148	1,105	4,997
Total	382	4,419	26,225	18,343	61,527
Total in Brazil	110,896				

EMPLOYEES, BY TYPE OF EMPLOYMENT AND BRAZILIAN REGION

	North	Northeast	Midwest	Southeast	South
Indefinite term	285	3,312	23,307	14,578	49,052
Definite term	0	57	15	370	58
Trainees and apprentices	18	135	407	399	557
Outsourced	4	184	2,241	1,043	4,466
Total	307	3,688	25,970	16,390	54,133
Total in Brazil	100,488				

EMPLOYEES OUTSIDE OF BRAZIL, BY REGION – 2014

	Latin America	Asia	Africa	Europe	Middle East
Employees	2,639	27	10	465	918
Total number outside of Brazil	4,059				

EMPLOYEES OUTSIDE OF BRAZIL, BY REGION – 2015

	Latin America	Asia	Africa	Europe	Middle East
Employees	2,607	62	14	482	2,080
Total number outside of Brazil	5,245				

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER – 2015

	Latin America[2]		Asia		Africa		Europe		Middle East	
	M	W	M	W	M	W	M	W	M	W
Indefinite term	53,630	36,904	0	0	0	0	0	0	0	0
Definite term	346	154	0	0	0	0	0	0	0	0
Trainees and apprentices	791	725	0	0	0	0	0	0	0	0
Employees outside of Brazil	2,144	468	29	32	9	5	300	180	1,976	102
Total	56,911	38,251	29	32	9	5	300	180	1,976	102
Outsourced[1]	7,938									
Total number of employees (own and outsourced)	105,733									

1. For outsourced employees, there is no breakdown by gender.
2. Latin America - compilation covers employees in Brazil Data is not broken down for Argentina, Uruguay and Chile.

PEOPLE – HIRES AND TERMINATIONS* GRI G4-LA1

NUMBER OF HIRES BY GENDER

	2013[1]	2014	2015
Male	19,314	19,808	14,173
Female	13,267	14,355	8,792

NUMBER OF HIRES BY AGE GROUP

	2013[1]	2014	2015
Under 30	22,738	25,177	15,781
Between 30 and 50	9,532	8,723	7,040
Over 51	311	263	144

NUMBER OF HIRES BY REGION

	2013[1]	2014	2015
South	12,471	15,563	10,925
Southeast	5,506	5,269	3,922
Midwest	13,390	11,365	6,273
Northeast	1,140	1,042	754
North	74	96	74
Abroad	N/A	828	1,017

RATE OF NEW HIRES BY GENDER (%)

	2013[1]	2014	2015
Male	18.20%	18.90%	14.49%
Female	12.50%	13.70%	8.99%

RATE OF NEW HIRES BY AGE GROUP (%)

	2013[1]	2014	2015
Under 30	21.40%	24.03%	16.14%
Between 30 and 50	9.00%	8.33%	7.20%
Over 51	0.30%	0.25%	0.15%

RATE OF NEW HIRES BY REGION (%)

	2013[1]	2014	2015
South	11.32%	14.85%	11.17%
Southeast	5.00%	5.03%	4.01%
Midwest	12.16%	10.85%	6.41%
Northeast	1.04%	0.99%	0.77%
North	0.07%	0.09%	0.08%

**The difference between the workforce in 2014 and 2015 may be justified due to the non integralization of the total headcount related to the FM (Federal Foods), which results in approximately 460 employees. The structuring process of the FM activities also impacts on the indicators, since there are still many flows/procedures that are not structured/standardized, resulting in information not fully correct and registered in the system. Another point refers to personnel transferred between companies, where we can mention the movement of BRF employees to Elebat, (approximately 5,000) who were not recorded as terminated, but rather transferred at closing of the respective month (6/2015).*
1. For 2013, information from abroad was not recorded.

NUMBER OF TERMINATIONS BY GENDER

	2013[1]	2014	2015
Male	21,840	22,040	15,827
Female	14,934	15,011	11,334

NUMBER OF TERMINATIONS BY AGE GROUP

	2013[1]	2014	2015
Under 30	21,747	22,747	15,327
Between 31 and 50	13,993	13,257	11,030
Over 51	1,034	1,047	804

NUMBER OF TERMINATIONS BY REGION

	2013[1]	2014	2015
South	15,065	16,488	13,855
Southeast	7,095	6,194	4,700
Midwest	13,689	12,220	6,742
Northeast	840	966	1,070
North	85	77	121
Abroad	N/A	1,106	673

TURNOVER RATE BY GENDER (%)

	2013[1]	2014	2015
Male	19.75%	20.70%	16.18%
Female	12.70%	14.10%	11.59%

TURNOVER RATE BY AGE GROUP (%)

	2013[1]	2014	2015
Under 30	19.75%	21.71%	15.67%
Between 31 and 50	12.70%	12.65%	11.28%
Over 51	0.94%	1.00%	0.82%

TURNOVER RATE BY REGION (%)

	2013[1]	2014	2015
South	13.68%	15.74%	14.17%
Southeast	6.44%	5.91%	4.81%
Midwest	12.43%	11.66%	6.89%
Northeast	0.76%	0.92%	1.09%
North	0.08%	0.07%	0.12%

1. For 2013, information from abroad was not recorded.

RELATIONSHIP WITH THE COMMUNITY

ENGAGEMENT PROGRAMS, IMPACT MANAGEMENT AND DEVELOPMENT GRI G4-SO1

	Coverage of the operation			Implementation in the operation committees of the BRF Institute		
	2013	2014	2015	2013	2014	2015
Inspira[1]	48%	37%	–	54%	54%	–
ReciclAção	0%	0%	0%	0%	0%	0%
Voluntários BRF	65%	65%	88.5%	100%	100%	100%
Portas Abertas	–	65%	22.8%	–	100%	25%

1. Program terminated at the end of 2014.

PEOPLE – HSE MANAGEMENT SYSTEM

HSE – 16 LEVERS

Cultural	Operacional	Instalações	Processos
1. HSE policies, principles and goals	7. Training and communication	11. Integrity of facilities and quality assurance	14. Technology change management
2. Senior management commitment	8. Investigation of accidents	12. Pre-departure review	15. Risk assessment and hazard analysis
3. Integrated organizational structure	9. Audit and observations	13. Management of change of facilities	16. Emergency response and contingency plan
4. Roles and responsibilities of the organizational line	10. HSE management of third parties	–	–
5. Internal HSE consultants	–	–	–
6. HSE standards	–	–	–

FOOD SECURITY

PURCHASES ACCORDING TO INTERNATIONAL STANDARDS AND CERTIFICATIONS[1] GRI G4-FP2

2014

Supplier areas	Types of certified products purchased	Name of internationally recognized certification	% of volume purchased that is in compliance with this internationally recognized certification	Geographic origin
Procurement	PPE, safety systems, maintenance materials, electrical equipment, etc.	–	From 80% to 100%[2]	Nationalized and imported

1. The total volume of purchases is considered strategic information, since it involves the trading methodology of purchasing departments.
2. Variation of 80% to 100%, depending on the category mapped by the purchasing department of supplies.

2015				
Procurement	PPE, safety systems, maintenance materials, electrical equipment, A4 paper, etc.	Forest Stewardship Council (FSC)	From 80% to 100%[2]	Nationalized and imported
		Forest Certification (Cerflor)		
		National Sanitation Foundation (NSF)		
		NR6 – Personal Protective Equipment		
		NR36 – Occupational Health and Safety in Companies with activities involving Slaughtering and Processing of Meat and Derivatives.		
		NR12 – Protection of Machines and Equipment		
Grains, meals and oils	Soybean meal	European Biofuels Directive (EU-RED), International Sustainability and Carbon Certification (ISCC), HAACCP, ISO 14001, ISO 18001, RTRS	74.10%	MG, GO, MT, PR, MS, PI, BA, SC
	Soybean oil	GMP+	73.40%	MG, GO, MT, PR, MS, PI, BA, SC
	Palm oil	RSPO	100.00%	Singapore and SP

1. *The total volume of purchases is considered strategic information, since it involves the trading methodology of purchasing departments.*
2. *Variation of 80% to 100%, depending on the category mapped by the supplies purchasing department.*

THIRD-PARTY CERTIFICATIONS IN ACCORDANCE WITH INTERNATIONALLY RECOGNIZED STANDARDS IN THE FOOD SECURITY MANAGEMENT SYSTEM G4-FP5

Certifications		Units (Brazil)
Final product	BRC	Chapecó, Toledo, Concórdia, Serafina Corrêa, Lajeado, Uberlândia, Várzea, Capinzal, Francisco Beltrão, Mineiros, Marau, Rio Verde and Dourados
Final product	IFS	Chapecó, Toledo, Concórdia, Serafina Corrêa, Lajeado, Uberlândia, Várzea, Capinzal, Francisco Beltrão, Mineiros, Marau, Rio Verde and Dourados
Raw material	GlobalGAP	Chapecó e Marau
Raw material	AloFree[1]	Capinzal, Marau, Mineiros, Serafina Corrêa
Raw material	ISO 17025-2005[2]	Lab. Jundiaí, Uberlândia, Marau and Videira

1. *In 2015, the Toledo and Uberlândia units did not conduct audit pursuant to the Alo Free standard. Therefore, these units no longer have a license for this market. The Faxinal dos Guedes and Francisco Beltrão units have broiler breeding farms and hatchery certified with the GlobalGAP standard. The hatchery of the Francisco Beltrão unit is certified according to the GlobalGAP standard. In 2016, the number of farms certified with the GlobalGAP standard will be expanded in the Marau (RS) unit. The Dourados unit was certified with the BRC and IFS standards in 2015. The Marau unit was certified with the STS standard for the Swiss market. In 2015, the laboratories of the Marau, Videira, and Uberlândia units were certified with the ISO 17025 standard. The Carambeí, Capinzal and Concórdia units are in the process to complete certification by INMETRO. The laboratories of the Lucas do Rio Verde, Rio Verde, Toledo, and Chapecó units are awaiting audit for the standard.*
2. *In addition to food security-related certifications, some units have the ISO 9001, ISO 14001, OHSAS 18001, Halal certifications, in addition to the accreditation and customer audits.*

SUPPLIERS – ANIMAL HUSBANDRY

PERCENTAGE AND TOTAL NUMBER OF ANIMALS REARED AND/OR PROCESSED, BY SPECIES AND BREED TYPE AND BY HOUSING TYPE GRI G4-FP11

State	Turkeys		Broilers		Pigs	
	2015	2014	2015	2014	2015	2014
Negative pressure	23.07%	65%	38%	30%	-	-
Positive pressure	76.93%	35%	48%	61%	-	-
Dark house	-	-	14%	9%	-	-
Collective management	-	-	-	-	15.50%	19%
Individual management	-	-	-	-	84.50%	81%

SUPPLIERS – PROCUREMENT PRACTICES

PROPORTION OF SPENDING ON LOCAL SUPPLIERS AT SIGNIFICANT OPERATING UNITS GRI G4-EC9

State	Procurement	Agriculture[2]		Meal, oil and grains	
	2015	2014	2015	2014	2015
AL	0%	0%	0%	0%	0%
AM	0%	0%	0%	0%	0%
BA	0%	0%	0%	0%	0%
CE	0%	0%	0%	0%	0%
DF	0%	0%	0%	0%	0%
ES	0%	14.90%	0%	0%	0%
GO	0%	0%	20.80%	22%	19.40%
MA	0%	8.60%	0%	0%	0%
MG	0%	1.40%	6.40%	8%	11.90%
MS	0%	17.10%	2.20%	3%	3.20%
MT	0%	0%	16.10%	26%	18.20%
PA	0%	0%	0%	0%	0%
PE	0%	0%	0%	0%	0%
PI	0%	20.9%	0%	0%	0%
PR	0%	0%	21.4%	29%	28.5%
RJ	0%	0%	0%	0%	0%
RN	0%	15.4%	0%	0%	0%
RS	0%	21.8%	13.2%	8%	14.3%
SC	0%	0%	19.9%	4%	4.5%
SP	0%	0%	0%	0%	0%

1. *The information for procurement became available because it does not reflect the new reality of this procurement practice. Purchases are made from suppliers through their headquarters, and supply is carried out by the subsidiaries. Therefore, the information on purchase/billing address vs. delivery does not reflect the relationship with local/regional suppliers.*
2. *All units are considered as having the same importance, as well as units with large volume of slaughter and/or that serve significant markets. BRF buys products from local suppliers in regions with agricultural production. The practice is to buy the most from local suppliers during the crops, according to the operation capacity of each unit.*

WATER SOURCES AFFECTED BY WITHDRAWAL OF WATER[1] GRI G4-EN9

Municipality	Source size (m³)	Presence in protected areas	Value of biodiversity	Value for local communities and Indigenous peoples
Capinzal (SC)	13,140,000	Yes	N/D	N/D
Marau Alves (RS)	23,652,000	Yes	N/D	N/D
Chapecó (SC)	14,941,756,8	Yes	N/D	N/D
Dois Vizinhos (PR)	13,400,000	Yes	N/D	N/D
Carambeí (PR)	17,250,192	Yes	N/D	N/D
Várzea Grande (MT)[2]	29,802,150,720	Yes	N/D	N/D
Concórdia (SC)	14,065,056	Yes	N/D	N/D
Dourados (MS)[2]	não capta de fonte superficial	–	–	–

1. *The criterion to define this list as sources affected was withdrawal of more than 5% of the total flow of the source (river).*
2. *The Várzea Grande unit does not withdraw more than 5% of the river flow. Dourados withdraws from underground source. They were mentioned because they are on the RAMSAR list.*

WATER RECYCLED AND REUSED[1] (m³/year) GRI G4-EN10

Source type	2013	2014	2015	Variation (2015/ 2014)
Total volume of water recycled	9,725,337.00	7,705,400.04	8,416,355.28	9.23%
Total volume of water reused	6,508,584.00	7,789,513.78	7,740,455.35	-0.63%
Total volume of water recycled/ reused	16,233,921.00	15,494,913.82	16,156,810.63	4.27%
Recirculation rate (%)	19.85%	20.62%	21.70%	–
Total indirect/direct reuse water (WHO)	–	–	3,259,361.03	–
Recirculation rate (%)	19.85%	20.62%	24.98%	–

1. *As of 2015, BRF started to consider the new classification of the World Health Organization (WHO) - indirect reuse (occurs when water already used, one or more times for domestic or industrial use, is discharged into surface waters or groundwater and reused downstream in a diluted form), direct reuse (planned and deliberate use of sewage treated for certain purposes, such as irrigation , industrial use, groundwater recharge, and drinking water), and internal recycling (reuse of water internally in industrial facilities, with the purpose of saving water and controlling pollution). Thus, indirect reuse is applied in the Francisco Beltrão, (PR) units; and direct reuse, in units in Uberlândia (MG) - margarine - Campos Novos, (SC) and Carambeí (PR), which conducts, for example, fertigation.*

ENERGY CONSUMPTION WITHIN THE ORGANIZATION (GJ) GRI G4-EN3

Type of use	2013		2014		2015	
	Factories, DCs, agriculture, grains, and administrative buildings	Fleet management (light vehicles at BRF)	Factories, DCs, agriculture, grains, and administrative buildings	Fleet management (light vehicles at BRF)[1]	Factories, DCs, agriculture, grains, and administrative buildings	Fleet management (light vehicles at BRF)[1]
FUELS – RENEWABLE ENERGY SOURCES						
Sugar cane ethanol	14.23	157,700.60	9.01	257,523.96	23.71	193,121.27
Biodiesel	–	17.06	–	26.72	–	39.43
Wood briquette	51,420.80	–	22,713.51	–	7,133.28	–
Wood chips	11,401,069.11	–	12,084,151.41	–	12,510,507.12	–
Fire wood	15,306,728.31	–	12,944,686.00	–	11,019,877.29	–
Cooking oil or animal fat	308,289.23	–	295,919.34	–	288,555.51	–
Wood strip	265,412.21	–	121,410.61	–	345,408.52	–
Sawdust	2,923.36	–	1,028.15	–	6,205.13	–
Total	**27,335,857.25**	**157,717.66**	**25,469,918.03**	**257,550.67**	**24,177,710.57**	**193,160.70**
ELECTRICITY – RENEWABLE SOURCES OF ENERGY						
Hydroelectric	7,576,638.15	–	7,336,128.20	–	6,662,464.13	–
Biomass	208,341.80	–	203,073.05	–	445,551.82	–
Wind power	38,278.81	–	49,266.65	–	173,868.77	–
Solar	14.40	–	22.06	–	3,452.76	–
Total		**7,823,273.16**		**7,588,489.96**		**7,285,337.47**
Total consumption of renewable energy		**35,316,848.07**		**33,315,958.66**		**31,656,208.74**
FUELS – NONRENEWABLE ENERGY SOURCES						
Fuel oil	138,026.54	–	155,068.11	–	166,017.18	–
Diesel	166,513.99	484.61	86,229.20	2,629.71	109,030.87	561.13
Natural gas	353,736.92	–	80,407.00	–	266,331.36	–
Gasoline	891.01	210,251.52	841.43	764,990.88	1,501.97	146,404.66
LPG	385,226.14	–	396,674.69	–	595,626.97	–
Kerosene	1.58	–	3.50	–	–	–
Shale	98,537.36	–	94,743.17	–	106,181.00	–
Total	**1,142,933.54**	**210,736.13**	**813,967.10**	**767,620.59**	**1,244,689.36**	**207,593.90**
ELECTRICITY – NONRENEWABLE SOURCES OF ENERGY						
Gas	404,697.99	–	412,786.15	–	460,899.45	–
Oil	160,114.34	–	180,679.30	–	340,219.93	–
Nuclear	95,981.75	–	98,855.96	–	74,991.73	–
Coal	86,705.29	–	102,664.88	–	126,980.61	–
Total	747,499.37	–	794,986.29	–	1,003,091.72	–
Total consumption of nonrenewable energy		**2,101,169.04**		**2,376,573.98**		**2,394,746.86**
Energy consumption by areas (renewable and nonrenewable)	**37,049,563.32**	**368,453.79**	**34,667,361.38**	**1,025,171.26**	**33,710,829.12**	**340,126.49**
Total energy consumption (renewable and nonrenewable)		**37,418,017.11**	**35,692,532.64**		**34,050,955.60**	

ENERGY CONSUMPTION OUTSIDE THE ORGANIZATION (GJ) GRI G4-EN4

Type of use[1]	Source	2013	2014	2015	Variation (2015/ 2014)
Nonrenewable source	Diesel	6,602,747.80	5,711,348.79	5,529,820.20	-3.18%
Renewable source	Biodiesel	232,452.74	229,633.62	388,553.32	69.21%
Total		6,835,200.54	5,940,982.41	5,918,373.52	-0.38%

1. *The data presented correspond to category 3 (transport and distribution, relating to the transport of grains, livestock, milk, transfer between factories, finished products to distribution centers and finished products to customers).*

ENERGY INTENSITY [1] (GJ) GRI G4-EN5

	2014	2015
Total energy consumption	35,014,928,68	33,710,829,12
Production of the segments (t)	14,667,000,00	14,795,000,00
Energy intensity	2,39	2,28

1. *A retroactive adjustment was carried out to include rations for 2014 and 2015.*

REDUCTION OF ENERGY CONSUMPTION GRI G4-EN6

	2013		2014		2015[1]	
	Within the organization	Outside the organization – logistics (inland)	Within the organization[1]	Outside the organization – logistics (inland)	Within the organization	Outside the organization – logistics (inland)
Reduction in energy consumption as a result of improvements in conservation and efficiency (GJ)	262,670.00	446,275.56	–	619,388.73	712,114.84	6,570.76
Types of energy included in the reductions	Consumption of electricity	Fuel	Electricity and steam – plants	Fuel		
Baseline used for calculation	The baseline used to calculate savings in electricity was the consumption in 2013, compared with consumption in 2012, considering changes in volume and mix, as well as the installation and retirement of new consumers in the industrial park, since, as a result of the TCD, BRF began to share facilities with other companies.	In order to analyze the reduction in energy, data from 2012 and 2013 were considered.	The baseline used to calculate savings in electricity was the consumption in 2014, compared with consumption in 2013, considering changes in volume and mix, as well as the installation and free tire meant of new consumers in the industrial park, since, as a result of the TCD, BRF began to share facilities with other companies.	In order to analyze the reduction in energy, data from 2013 and 2014 were considered.	In order to analyze the reduction in energy, data from 2014 and 2015 were considered.	

1. *In 2015, major energy efficiency projects were implemented at the plants, considerably reducing consumption. The projects mainly targeted improvements in refrigeration systems and the reuse of previously wasted sources of heat. In order to train employees, two corporate workshops were held on the topic of energy efficiency, in addition to regional meetings about the subject. In 2015, a team of corporate specialists on this topic was divided by units in order to intensify visits and leverage savings. These professionals built task forces in each of the units in order to determine opportunities.*

SIGNIFICANT AIR EMISSIONS (t) GRI G4-EN21

Category	2013	2014	2015	Variation (2015/ 2014)
NO_x	1,421.00	1,999.09	2,065.37	3.3%
SO_x[1]	135.57	81.59	208.68	155.8%
Particulate Matter (PM)	1,735.58	2,309.01	2,344.87	1.6%
CO	5,226.08	7,461.40	6,500.02	-12.9%
HC	N/A	N/A	N/A	N/A
Total	8,518.23	11,851.09	11,118.94	-6.2%

1 *SO_x emissions increased significantly due to the expansion in the number of units that started to measure the indicator. Currently, BRF conducts more analysis than required by state and federal agencies, according to the energy source used.*

GHG EMISSIONS INTENSITY[1] GRI G4-EN18

Emissions	Measurement unit	2013	2014	2015
Absolute emissions – scope 1	tCO_2e	359,559.21	352,422.69	361,059.01
Relative emissions intensity – scope 1	$kgCO_2e$/t prod.	66.62	68.76	76.98
Absolute emissions – scope 2	tCO_2e	265,031.29	350,108.19	322,098.78
Relative emissions intensity – scope 2	$kgCO_2e$/t prod.	49.10	68.31	68.68
Absolute emissions – scope 1 + 2	tCO_2e	624,590.50	702,530.88	683,157.78
Relative emissions intensity – scope 1 + 2	$kgCO_2e$/t prod.	115.72	137.07	145.66
Metrics		Emissions are related to the Company´s total production		

1. *During the construction of the report, data was being checked by the audit (third party). Consequently, the reported information is subject to future changes.*

ENVIRONMENTAL MANAGEMENT – BIODIVERSITY[1]

POSITION OF PROTECTED AREAS[2] GRI G4-EN11; G4-EN13; G4-EN14

State	Activity	Total area of the lot (m²)	Size of the protected area (m²)	Permanent Preservation Area (APP) within the area of the organization (m²)	Permanent Preservation Areas (APP) adjacent to the area of the organization (m²)	Highly preserved area within the area of the organization (m²)
Minas Gerais	Dairy products, hatchery, multiplier of pork, SPL, turkey rearing, broiler breeders (rearing and production), quarantine area, rearing and production of broilers (grandparents), production of turkeys, feed mill, margarine, pig slaughter, and milk cooling station	76,229,178.00	10,389,550.52	10,005,752.00	251,152.00	–
Goiás	Poultry processing plant, feed mill, reforestation, industrialized food, hatchery, dairy products, and poultry farms	44,424,160.00	7,920,705.00	2,889,970.00	–	7,914,152.00
	Montevidiu (grain storage)	126,000.00	Industrial	–	–	–
	Planalto Verde (grain storage)	328,200.00	Industrial	–	–	–
Mato Grosso	Rearing and Production of Eggs, Broiler Rearing Cattle / Industrialized Products, Chicken Processing Plant	24,996,862.00	7,004,773.00	6,977,240.00	–	6,495,140.00
Paraná	Poultry farms, pig farm, pig slaughter/ Poultry/Ind. Meat and Non-meat, Breeding Farm and Broiler breeder, poultry hatchery, Recreation, Meat Plant/Dairy Products, Turkey Hatchery, Broiler Breeder farm, Turkey breeder farm, Slaughter of Broiler and Turkey, and Broiler Hatchery, Industrialized products, reforestation, Fatty Products Plant (margarine), Slaughter of poultry, and hatchery, Internal Poultry Farms	59,635,286.70	9,571,121.20	3,591,535.20	40,250.00	5,038,248.20
Pernambuco	Dairy and Industrialized Products	1,563,962.17	102,700.00	102,700.00	–	–
Rio Grande do Sul	Industrialization of dairy products, milk processing, milk cooling station, dairy industry, feed production poultry/ swine, slaughter-house and premix production	1,543,224.40	180,615.12	164,618.00	–	–
São Paulo	Industrialized Products	159,650.85	N/A	N/A	N/A	N/A
Santa Catarina	Slaughter poultry/ swine/ind., forest, feed mill, poultry and swine farm, and hatchery	47,944,648.80	12,237,243.38	12,237,243.38	–	–
Total		257,712,169.44	47,477,708.22	36,039,058.58	292,402.00	19,447,540.20

1. Although it is no longer identified as a material aspect, in the revision carried out in 2015, BRF chose to report the performance indicators for management of biodiversity (G4-EN11, G4-EN13 and G4-EN14).
2. BRF is conducting a study on the impact on biodiversity, which underwent change of schedule and scope. The 2014 answers remain the same In 2015, georeferencing of the farms to regularize registration with the Rural Area Registry (Cadastro de Área Rural – CAR) was completed.

1. Although it is no longer identified as a material aspect, in the revision carried out in 2015, BRF chose to report the performance indicators for management of biodiversity (G4-EN11, G4-EN13 and G4-EN14).
2. BRF is conducting a study on the impact on biodiversity, which underwent change of schedule and scope. The 2014 answers remain the same. In 2015, georeferencing of the farms to regularize registration with the Rural Area Registry (Cadastro de Área Rural - CAR) was completed.

CORPORATE INFORMATIONS GRI G4-31

HEADQUARTERS
Rua Jorge Tzachel, 475 – 88301-600 – Itajaí-SC – Brasil

CORPORATE OFFICE
Rua Hungria, 1.400 – 5º andar
01455-000 – São Paulo – SP – Brazil
Phone.: (55 11) 2322-5000
Fax: (55 11) 2322-5747

INVESTOR RELATIONS
Augusto Ribeiro Jr.
Vice President of Finance and Investor Relations
André Mota
Investor Relations Manager

Rua Hungria, 1.400 – 5.º andar – 01455-000 – São Paulo-SP – Brasil
Phone.: (55 11)
2322-5048/5037/5049/5051/5052
Fax: (55 11) 2322-5747
E-mail: acoes@brf-br.com

DEPOSITORY BANKS IN BRAZIL
Banco Itaú S/A
Av. Engenheiro Armando de Arruda Pereira, 707 – 9.º andar
04344-902 – São Paulo-SP – Brasil
Phone.: (55 11) 2797-4209
Fax: (55 11) 5029-1917

IN THE UNITED STATES
The Bank of New York Mellon – Investor Services
P.O. Box 11258 – Church Street Station
New York NY 10286-1258 USA
Phone.: 1-888-269-2377
E-mail: shareowners@bankofny.com

TICKER IN STOCK EXCHANGES
BM&FBOVESPA
BRFS3 – common – Novo Mercado

NEW YORK STOCK EXCHANGE – NYSE
BRFS – ADR Level III

OFFICIAL GAZETTES
Diário Oficial do Estado de Santa Catarina, Diário Catarinense, Valor Econômico

INDEPENDENT AUDITORS
Ernst & Young Auditores Independentes

CREDITS

GENERAL COORDINATION OF THE PROJECT – BRF
Vice Presidency of Finance and Investor Relations
Legal Vice Presidency and Corporate Relations

GRI CONSULTING, EDITORIAL COORDINATION AND DESIGN
REPORT SUSTENTABILIDADE
Report Sustentabilidade

TRANSLATION
Gotcha Idiomas

PHOTOGRAPHY
Deco Cury

INFOGRAPHIC
Cássio Bittencourt

FONT FAMILY
FS Truman (Jason Smith, Fernando Mello), 2012

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